Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
dated as of
April 13, 2025
by and among
STONEX GROUP INC.,
RTS MERGER SUB INC.,
RTS INVESTOR CORP.
and
WESTMOOR TRAIL PARTNERS LLC,
in its capacity as the Equityholders’ Representative

TABLE OF CONTENTS
Page
Section 1.01    Definitions    2
Section 1.02    Other Definitional and Interpretative Provisions    26
ARTICLE II THE MERGER
Section 2.01    The Merger    27
Section 2.02    Governing Documents of the Surviving Corporation    28
Section 2.03    Directors and Officers of the Surviving Corporation.    28
Section 2.04    Conversion of Shares    28
Section 2.05    Dissenters’ Rights.    29
Section 2.06    Surrender and Payment    30
Section 2.07    Company Stock Options and Company SARs    33
Section 2.08    Deposit of the Escrow Amounts and Expense Fund.    33
Section 2.09    Pre-Closing Estimates; Updated Allocation Schedule    34
Section 2.10    Post-Closing Statement    34
Section 2.11    Adjustment of Consideration    36
Section 2.12    Equityholder Distributions; Form of Consideration    37
Section 2.13    Withholding Rights    39
Section 2.14    Lost Certificates    39
Section 2.15    Expense Fund    39
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 3.01    Existence and Power    40
Section 3.02    Authorization    40
Section 3.03    Governmental Authorization and Third-Party Authorizations    41
Section 3.04    Noncontravention    42
Section 3.05    Capitalization    42
Section 3.06    Financial Statements    44
Section 3.07    Absence of Certain Changes    45
Section 3.08    No Undisclosed Material Liabilities    45
Section 3.09    Material Contracts    45
Section 3.10    Tax Matters    49
Section 3.11    Litigation    51
Section 3.12    Compliance with Laws and Court Orders    52
Section 3.13    Properties    52
Section 3.14    Intellectual Property    53
Section 3.15    Data Privacy and Security.    55
Section 3.16    Insurance Coverage    56
Section 3.17    Licenses and Permits    56
Section 3.18    Environmental Matters    57
Section 3.19    Employees and Labor Matters    58
Section 3.20    Employee Benefits.    60
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Section 3.21    Affiliate Transactions    62
Section 3.22    Finders’ Fees    62
Section 3.23    Foreign Corrupt Payments; Sanctions; Export Control; Anti-Money Laundering    63
Section 3.24    General Regulatory Compliance.    64
Section 3.25    FCM Matters.    65
Section 3.26    No Other Representations and Warranties    67
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Section 4.01    Existence and Power    68
Section 4.02    Authorization    68
Section 4.03    Governmental Authorization and Third-Party Authorization    69
Section 4.04    Noncontravention    69
Section 4.05    Parent Common Stock; Financing    70
Section 4.06    Litigation    72
Section 4.07    Finders’ Fees    72
Section 4.08    Investment Purpose    72
Section 4.09    Independent Investigation    72
ARTICLE V COVENANTS OF THE COMPANY
Section 5.01    Conduct of the Acquired Companies    73
Section 5.02    Access to Information    76
Section 5.03    Written Consent; Information Statement; Drag-Along Rights    77
Section 5.04    Takeover Statutes    77
Section 5.05    Termination of Affiliate Contracts and Accounts    77
Section 5.06    Resignations    78
Section 5.07    Payoff Letters    78
Section 5.08    280G Matters    78
Section 5.09    Exclusivity    79
Section 5.10    Financing Cooperation.    80
Section 5.11    Representation and Warranty Insurance.    84
Section 5.12    Subordinated Debt.    84
ARTICLE VI TAX MATTERS
Section 6.01    Tax Matters    84
ARTICLE VII EMPLOYEE MATTERS
Section 7.01    Employee Matters    88
ARTICLE VIII ADDITIONAL COVENANTS
Section 8.01    Efforts; Further Assurances    89
Section 8.02    Public Announcements; Confidentiality    92
Section 8.03    Third-Party Notices and Consents    93

Section 8.04    Notices of Certain Events    93
Section 8.05    Books and Records    94
Section 8.06    Escrow Agreement    94
Section 8.07    Indemnification; D&O Insurance    94
Section 8.08    Conflict and Privilege    95
Section 8.09    Mutual Release    96
Section 8.10    Financing.    97
Section 8.11    Resale Registration and Related Procedures    99
Section 8.12    Obligations of Parent, Merger Sub    104
ARTICLE IX CONDITIONS TO CLOSING
Section 9.01    Conditions to Obligations of Parent, Merger Sub and the Company    104
Section 9.02    Conditions to Obligation of Parent and Merger Sub    105
Section 9.03    Conditions to Obligation of the Company    106
ARTICLE X SURVIVAL; INDEMNIFICATION
Section 10.01    Survival    107
Section 10.02    Indemnification    107
Section 10.03    Limitations    109
Section 10.04    Third-Party Claim Procedures    110
Section 10.05    Direct Claims for Indemnification; Resolution of Conflicts    112
Section 10.06    Resolution of Conflicts    112
Section 10.07    Calculation of Damages    112
Section 10.08    Characterization of Indemnification Payments    113
Section 10.09    Mitigation    113
Section 10.10    Exclusive Remedy    113
Section 10.11    Distribution of Escrow Release Amounts.    113
ARTICLE XI EQUITYHOLDERS’ REPRESENTATIVE
Section 11.01    Equityholders’ Representative    114
ARTICLE XII TERMINATION
Section 12.01    Grounds for Termination    117
Section 12.02    Effect of Termination    118
ARTICLE XIII MISCELLANEOUS
Section 13.01    Notices    118
Section 13.02    Amendments and Waivers    120
Section 13.03    Disclosure Schedule References    120
Section 13.04    Expenses    121
Section 13.05    Successors and Assigns    121
Section 13.06    Governing Law    121

Section 13.07    Jurisdiction    121
Section 13.08    WAIVER OF JURY TRIAL    121
Section 13.09    Counterparts; Effectiveness; No Third-Party Beneficiaries    121
Section 13.10    Entire Agreement    122
Section 13.11    Severability    122
Section 13.12    Specific Performance    122
Section 13.13    Debt Financing Sources    122

Exhibits
Exhibit A    –     Form of Written Consent
Exhibit B     –    Form of Resignation
Exhibit C    –     Form of Certificate of Merger

Schedules
Company Disclosure Schedule

Schedule I    –    Support Agreement Equityholders

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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 13, 2025 is made by and among StoneX Group Inc., a Delaware corporation (“Parent”), RTS Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), RTS Investor Corp., a Delaware corporation (the “Company”), and Westmoor Trail Partners LLC, a Delaware limited liability company, in its capacity as the representative of the Equityholders as set forth herein (the “Equityholders’ Representative”).
RECITALS:
WHEREAS, Parent, Merger Sub and the Company desire to enter into a transaction pursuant to which Parent will acquire all of the issued and outstanding shares of capital stock of the Company pursuant to a merger of Merger Sub with and into the Company (the “Merger”) whereupon the separate existence of Merger Sub shall cease and the Company will become a direct, wholly owned subsidiary of Parent, upon the terms and subject to the conditions set forth in this Agreement and in accordance with Delaware Law;
WHEREAS, the board of directors of each of the Company, Parent and Merger Sub has unanimously (i) declared that the Merger and the other transactions contemplated by this Agreement are fair, advisable and in the best interests of their respective companies and stockholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein;
WHEREAS, the board of directors of each of the Company and Merger Sub has recommended to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement and condition to Parent’s willingness to enter into this Agreement, certain Equityholders set forth on Schedule I have entered into Support Agreements (each, a “Support Agreement”); and
WHEREAS, the parties hereto expect that immediately following the execution and delivery of this Agreement, the Company will deliver to Parent the written consent of the Equityholders set forth on Schedule I irrevocably adopting this Agreement and approving the Merger and the transactions contemplated by this Agreement and the other Transaction Documents (the “Written Consent”) in the form of Exhibit A hereto.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
Article I
Definitions
Section 1.01Definitions. The following terms, as used herein, have the following meanings:

“280G Stockholder Approval Requirements” has the meaning set forth in Section 5.08(a)(i).
“Accounting Referee” has the meaning set forth in Section 2.10(d).
“Accredited Investor” means an “accredited investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.
“Accrued Taxes” shall mean the accrued and unpaid Taxes of any of the Acquired Companies relating or attributable to the Pre-Closing Tax Period for which (1) Tax Returns for such period have not been filed as of the Closing Date, or (2) Tax Returns have been filed but the parties hereto agree that the Taxes reflected on such Tax Returns were lower than what was required to be paid to the applicable Taxing Authority, determined in accordance with the past practices of such Acquired Companies unless such past practice is not in accordance with Applicable Law at a “more likely than not” level of comfort, and calculated as of the Closing Date, which amount shall not be less than zero in any jurisdiction and time period or with respect to any type of Tax.
“Acquired Companies” means the Company and its Subsidiaries.
“Acquired Company Securities” has the meaning set forth in Section 3.05(b).
“Action” means any action, suit, investigation, audit (including Tax audit), litigation, arbitration, claim (including any crossclaim or counterclaim) or proceeding (including any civil, criminal, administrative, investigative or appellate proceeding).
“Adjustment Amount” means an amount, which may be positive or negative, equal to (i) the Adjustment Book Value, minus (ii) the Closing Book Value.
“Adjustment Book Value” means the Tangible Book Value as of the Adjustment Calculation Date.
“Adjustment Calculation Date” means the close of business on the Closing Date.
“Adjustment Escrow Account” has the meaning set forth in Section 2.08(a).
“Adjustment Escrow Amount” means $10,000,000.
“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of Parent, after consultation with counsel, (i) would be required to be made in the Registration Statement or any prospectus in order for the Registration Statement or such prospectus not to contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Adviser Subsidiary” means OASIS Investment Strategies, LLC.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
“Affiliate Contract” has the meaning set forth in Section 3.21.
“Agreement” has the meaning set forth in the Preamble.
“Allocation Schedule” means the Allocation Schedule in a form to be agreed by Parent and the Company promptly following the date hereof (as updated and revised in accordance with this Agreement) setting forth the following information:
(i)    each Equityholder’s name, address and email address;
(ii)    the number of shares of Company Common Stock (specifying the number of shares of each class and series of Company Common Stock) held as of immediately prior to the Effective Time by such Equityholder;
(iii)    the number of shares of Company Preferred Stock (specifying the number of shares of each class and series of Company Preferred Stock) held as of immediately prior to the Effective Time by such Equityholder and the number of shares of Company Common Stock into which such shares of Company Preferred Stock are convertible;
(iv)    the liquidation preference(s) (as calculated in accordance with the Company’s Governing Documents, including the Charter) of such shares of Company Preferred Stock as of immediately prior to the Effective Time;
(v)    the number of shares of Company Common Stock subject to Vested Stock Options held as of immediately prior to the Effective Time by such Equityholder and the exercise price(s) of such Vested Stock Options;
(vi)     the number of shares of Company Common Stock subject to Vested SARs held as of immediately prior to the Effective Time by such Equityholder and the grant value(s) of such Vested SARs;
(vii)    with respect to each Equityholder Distribution, (w) the amount of such Equityholder Distribution, (x) the portion of such Equityholder Distribution to which each Equityholder is entitled (as calculated in accordance with this Agreement), (y) the aggregate amount of such Equityholder Distribution together with all prior Equityholder Distributions and (z) the aggregate portion of such Equityholder Distributions to which such Equityholder is entitled (as calculated in accordance with this Agreement); and

(viii)    with respect to each Equityholder at any time, the aggregate portions of the Equityholder Distributions received by such Equityholder at such time less any prior indemnification obligations of such Equityholder pursuant to Article X as of such time (the “Indemnification Share”).
An illustrative example of the Allocation Schedule is attached as Annex 1 to Schedule I hereto and is included in this Agreement solely to provide guidance with respect to the mathematical calculations for the preparation of the Allocation Schedule.
“Alternative Financing” has the meaning set forth in Section 8.10(c).
“Alternative Financing Commitment Letter” has the meaning set forth in Section 8.10(c).
“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) any Applicable Law promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997, (iii) the U.K. Bribery Act or (iv) any similar Applicable Law of any jurisdiction.
“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.
“Appraisal Demand” has the meaning set forth in Section 2.05(c).
“Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date.
“Balance Sheet Date” means December 31, 2024.
“Bank of Hope Subordinated Debt” means any Liability of any Acquired Company pursuant to that certain Third Amended and Restated Senior Unsecured Loan Agreement and Addendum among R.J. O’Brien & Associates, LLC and Bank of Hope, dated as of February 28, 2025.
“Bank of Hope Waiver” has the meaning set forth in Section 5.12(a).
“Basket” has the meaning set forth in Section 10.03(a).
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Chicago, Illinois are authorized or required by Applicable Law to close.
“Cap” has the meaning set forth in Section 10.03(c).

“CapEx Budget” means the capital expenditure budget of the Acquired Companies set forth in Section 5.01(a) of the Company Disclosure Schedule.
“CARES Act” means the Coronavirus, Aid, Relief and Economic Security Act or any similar applicable federal, state or local law.
“CEA” means the Commodity Exchange Act.
“Certificate of Merger” has the meaning set forth in Section 2.01(d).
“Certificates” has the meaning set forth in Section 2.06(a).
“CFTC” means the U.S. Commodity Futures Trading Commission.
“Charter” means that Certificate of Incorporation of the Company, as amended through the date hereof.
“Claim” has the meaning set forth in Section 10.04(a).
“Claim Certificate” has the meaning set forth in Section 10.05.
“Claim Date” has the meaning set forth in Section 10.05.
“Closing” has the meaning set forth in Section 2.01(c).
“Closing Book Value” means $425,000,000.
“Closing Cash Consideration” means an amount in cash equal to $625,000,000 plus or minus (i) the Adjustment Amount, minus (ii) the Adjustment Escrow Amount, minus (iii) the Indemnity Escrow Amount, and minus (iv) the Expense Fund.
“Closing Date” has the meaning set forth in Section 2.01(c).
“Closing Date Conditions” has the meaning set forth in Section 2.01(c).
“Closing Equity Consideration” means a number of shares of Parent Common Stock equal to $275,000,000 divided by the Parent Stock Price (rounded up to the next whole number).
“Closing Statement” has the meaning set forth in Section 2.09(a).
“Closing VWAP” means the numerical average of the volume-weighted average trading price for one share of Parent Common Stock on Nasdaq (as reported by Bloomberg Financial Markets) for the trading days occurring during the ten (10) trading days ending on (and including) the last trading day prior to the Closing Date.
“CMA” has the meaning set forth in Section 9.01(c).
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” means any written agreement, memorandum of understanding or other contractual obligation between any of the Acquired Companies and any labor organization or other authorized employee representative representing Company Service Providers.
“Company” has the meaning set forth in the Preamble.
“Company 401(k) Plan” has the meaning set forth in Section 7.01(c).
“Company Common Stock” means the Class 1 Common Stock and Class 2 Common Stock (each as defined in the Charter) of the Company.
“Company Continuing Employee” has the meaning set forth in Section 7.01(a).
“Company Disclosure Schedule” means the disclosure schedules dated the date of this Agreement and delivered by the Company to Merger Sub and Parent in connection with the execution of this Agreement.
“Company Employee” means any employee of the Acquired Companies.
“Company Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not covered by ERISA), (ii) compensation, employment, consulting, severance or other termination-related payments, stay or retention, change in control, transaction bonus or similar plan, contract, practice, agreement, arrangement, program or policy, or (iii) other plan, contract, practice, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, profits interest, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability, sick and bereavement leave benefits, maternity and paternity leave benefits, dependent care benefits, military leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written and (x) that is sponsored, maintained, administered, contributed to or entered into by any of the Acquired Companies or any of their respective ERISA Affiliates for the current or future benefit of any current or former Company Service Provider or (y) for which any of the Acquired Companies could reasonably have or actually has any direct or indirect Liability.
“Company Incentive Plan” means the RTS Investor Corp. 2010 Equity Incentive Plan, effective as of December 10, 2010, as may be amended from time to time in accordance with its terms.
“Company Insurance Policies” has the meaning set forth in Section 3.16.

“Company Key Employee” means a Company Employee with a title of Executive Director or more senior.
“Company Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of the Acquired Companies, taken as a whole, or (ii) the ability of any Acquired Company to perform its obligations under, or to consummate the transactions contemplated by, this Agreement and the other Transaction Documents, excluding, in the case of clause (i), any event, change, circumstance, effect, occurrence, condition, state of facts or development to the extent arising or resulting from (A) changes, developments or conditions generally in financial or securities markets in the United States or in the general economic, public health or political conditions in the United States, (B) changes in Applicable Law generally affecting the industry in which the Acquired Companies operate, (C) acts of war, hostilities or terrorism in the United States, (D) the public announcement or pendency of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby (it being understood that this clause (D) shall not apply to a breach of any representation or warranty related to the announcement or consummation of the transactions contemplated hereby or by the other Transaction Documents) or (E) any failure of any of the Acquired Companies to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues or business plans (but not the underlying facts or basis for such failure to meet projections, forecasts, estimates of earnings or revenues or business plans, which may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect); provided, however, that if any event, change, circumstance, effect, occurrence, condition, state of facts or development described in any of clauses (A) through (C) has a disproportionate effect on the Acquired Companies, taken as a whole, relative to other participants in the industry in which the Acquired Companies operate, the disproportionate impact thereof shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.
“Company Preferred Stock” means the Redeemable Preferred Stock of the Company.
“Company SAR” means each compensatory stock appreciation right to receive payment in respect of Company Common Stock, whether vested or unvested.
“Company Service Provider” means as of any relevant time, any director, officer, employee, intern or individual independent contractor of any of the Acquired Companies, including any Company Employee.
“Company Stock Option” means each compensatory option to purchase shares of Company Common Stock granted or otherwise issued pursuant to the Company Incentive Plan or otherwise, whether vested or unvested.
“Company Transaction Expenses” means (i) all costs, fees and expenses incurred by any of the Acquired Companies at or prior to the Effective Time, or in respect of any Contract or other arrangement entered into at or prior to the Effective Time, related to the transactions contemplated by this Agreement or any of the other Transaction Documents (or any other sale process conducted or pursued by any of the Acquired Companies), whether payable prior to, at or after the Closing, including (A) costs, fees and expenses of investment bankers (including the brokers referred to in Section 3.22), attorneys, accountants and other consultants and advisors, (B) all stay or retention, change in control, transaction or similar bonuses, compensation, incentive and/or severance or other termination-related payments, equity or equity-based compensation arrangement or other similar payment or benefits to be made to any Company Service Provider arising as a result of, or in connection with, the execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, plus, with respect to any Company Employee, the employer portion of any payroll, employment or similar Taxes related to (x) the payments described in this clause (i)(B) and (y) the treatment of Vested SARs and Vested Stock Options pursuant to this Agreement but excluding any “double trigger” severance or other payments that would not be payable absent affirmative actions taken by Parent, the Surviving Corporation or any of its Subsidiaries after the Closing (including the termination of the employment of any employee of the Company) (but excluding any severance or other payments resulting from a resignation for “good reason” (or term of similar meaning) arising solely as a result of the Closing), (C) all costs, fees and expenses incurred as a result of (or that would be incurred as a result of) the termination of any Affiliate Contract as contemplated hereby and (D) any assignment, change in control or similar fees expressly payable as a result of the execution of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, (ii) fifty percent (50%) of all Transfer Taxes, (iii) fifty percent (50%) of the filing fees in connection with the HSR Act, (iv) one hundred percent (100%) of the D&O Tail premium and, under the circumstances set forth on Section 5.11(a) of the Company Disclosure Schedule, one hundred percent (100%) of the premiums for the additional insurance and tail policies specified therein, (v) fifty percent (50%) of all fees, costs and expenses of the Escrow Agent and the Exchange Agent, (vi) an amount equal to $3,177,364, representing one hundred percent (100%) of the R&W Insurance Costs as specified in Section 5.11(a), (vii) one hundred percent (100%) of the fees, costs and expenses of the Equityholders’ Representative and (viii) fifty percent (50%) of the NOL Study Fees.
“Compliant” shall mean, with respect to any Required Information, that (i) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact regarding the Company necessary in order to make such Required Information not misleading under the circumstances, (ii) no independent auditor has withdrawn, or have not advised the Company or its Subsidiaries in writing that they intend to withdraw, its audit opinion with respect to any financial statements contained in the Required Information, (iii) the Company has not stated its intent to, or determined that it must, restate any historical financial information included in the Required Information or that any such restatement is under consideration or may be a possibility, (iv) is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-X under the Securities Act with respect to the financial statements of the Acquired Company as an acquired business under Rule 3-05 of Regulation S-X, and such financials have been reviewed by the Company’s independent auditors and in a form customarily included in private placements under Rule 144A of the Securities Act, in each case, assuming such Required Information is intended to be the information to be used for an offering of securities by Parent in connection with the Debt Financing and (v) contains financial information on the first day of the Marketing Period that would not be required to be updated under Rule 3-12 of Regulation S-X in order to be current on any day of the Marketing Period to permit a registration statement on Form S-1 by a non-reporting issuer using such financial statements to be declared effective by the SEC and is sufficient to permit the Company and its Subsidiaries’ applicable independent accountants to issue comfort letters to the Debt Financing Sources Related Parties (including underwriters, placement agents or initial purchasers), including as to customary negative assurances and change period, in order to consummate any offering of debt securities on the last day of the Marketing Period.
“Confidential Information” has the meaning set forth in Section 8.02(c).
“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of November 19, 2024, by and between Parent and FCM Subsidiary.
“Contract” means any written or oral agreement, lease, sublease, license, contract, obligation, Permit, sale or purchase order, service order, indenture, note, bond, loan, mortgage, deed of trust, instrument, commitment or undertaking, including any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extension or renewals thereto.
“Counsel” has the meaning set forth in Section 8.08.
“D&O Indemnified Party” has the meaning set forth in Section 8.07(a).
“D&O Tail” has the meaning set forth in Section 8.07(a).
“Damages” has the meaning set forth in Section 10.02(a).
“Data Privacy Obligations” has the meaning set forth in Section 3.15(a).
“Debt Commitment Letter” has the meaning set forth in Section 4.05(b).
“Debt Financing” has the meaning set forth in Section 4.05(b).
“Debt Financing Sources” means the entities (including lenders, arrangers, other additional arrangers, bookrunners, managers, agents, co-agents financial institutions, underwriters, commitment partiers or any similar debt financing sources) that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, including the parties to the Debt Commitment Letters (including any Alternative Financing Commitment Letter) and any joinder agreements, credit agreements or indentures (or similar definitive financing documents) relating thereto.
“Debt Financing Sources Related Parties” means the Debt Financing Sources, the respective Affiliates of each of the foregoing and the respective former, current and future officers, directors, employees, partners, shareholders, controlling Persons, agents, advisors and the other Representatives and successors and assigns of each of the foregoing.
“Delaware Law” means the General Corporation Law of the State of Delaware.
“Disputed Items” has the meaning set forth in Section 2.10(d).
“Disqualified Individual” has the meaning set forth in Section 5.08(a).
“Disregarded Shares” has the meaning set forth in Section 2.04(b).
“Dissenting Shares” has the meaning set forth in Section 2.05(a).
“e-mail” has the meaning set forth in Section 13.01.
“EC” has the meaning set forth in Section 9.01(c).
“Effective Time” has the meaning set forth in Section 2.01(d).
“Effectiveness Period” has the meaning set forth in Section 8.11(a)(ii).
“End Date” has the meaning set forth in Section 12.01(b).
“Environmental Laws” means any Applicable Law relating to human health or safety, the environment or any pollutants, contaminants, wastes, chemicals, or any other toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials, including the terms of any Environmental Permit.
“Environmental Permits” means all Permits required by Environmental Laws for the business of the Acquired Companies as currently conducted and as currently contemplated to be conducted.
“Environmental Release” means any release, spill, leak, pumping, pouring, emitting, emptying, discharge, injection, escape, leaching, dumping, placing, discarding, abandonment, disposal, deposit, dispersing or migration into or through the environment.
“Equityholder” means any Person who holds shares of Company Common Stock, shares of Company Preferred Stock, Vested Stock Options or Vested SARs (in each case, other than Disregarded Shares) as of the Measurement Time.
“Equityholder Distributions” has the meaning set forth in Section 2.12(a).
“Equityholder Indemnified Parties” has the meaning set forth in Section 10.02(b).
“Equityholder Indemnitee” has the meaning set forth in Section 8.11(e)(i).
“Equityholder Proceeds” has the meaning set forth in Section 10.03(c).

“Equityholder Released Claims” has the meaning set forth in Section 8.09(a).
“Equityholder Released Parties” has the meaning set forth in Section 8.09(b).
“Equityholder Releasing Parties” has the meaning set forth in Section 8.09(a).
“Equityholder Selling Expenses” means all discounts, selling commissions, fees of selling brokers, dealer managers, underwriters and similar securities industry professionals and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Equityholder (excluding, for the avoidance of doubt, any fees and disbursements of counsel for Parent included in Registration Expenses).
“Equityholders’ Representative” has the meaning set forth in the Preamble.
“Equityholders’ Representative Engagement Agreement” means an engagement agreement to be entered among the Equityholders’ Representative and certain Equityholders to provide direction to the Equityholders’ Representative with respect to its services under this Agreement, the Escrow Agreement, the Equityholders’ Representative Engagement Agreement and any agreement entered into with the Exchange Agent.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” with respect to an entity means any other entity, trade or business, whether or not incorporated, that, together with such first entity, would be treated as a single employer under Section 414 of the Code.
“Escrow Accounts” has the meaning set forth in Section 2.08(a).
“Escrow Agent” means Bank of New York.
“Escrow Agreement” has the meaning set forth in Section 8.06.
“Escrow Amount” means the Adjustment Escrow Amount, plus the Indemnity Escrow Amount.
“Escrow Release Amount” has the meaning set forth in Section 10.11(c).
“Excess Parachute Payments” has the meaning set forth in Section 5.08(a)(i).
“Excess Parachute Waiver” has the meaning set forth in Section 5.08(a)(i).
“Exchange Act” means the U.S. Securities Exchange Act of 1934.
“Exchange Agent” has the meaning set forth in Section 2.06(a).
“Exchange Agent Agreement” has the meaning set forth in Section 2.06(a).
“Excluded Arrangements” has the meaning set forth in Section 5.05.

“Excluded Information” shall mean (1) pro forma financial statements and projections; (2) description of all or any portion of the Debt Financing, including any “description of notes”, and other information customarily provided by financing sources or their counsel; (3) risk factors relating to all or any component of the Debt Financing; (4) “segment” financial information or (5) other information required by Rules 3-05, 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act, any Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act or any other information customarily excluded from an offering memorandum for private placements of nonconvertible high-yield debt securities under Rule 144A promulgated under the Securities Act.
“Expense Account” has the meaning set forth in Section 2.08(b).
“Expense Fund” means $1,000,000.
“Expiration Date” has the meaning set forth in Section 10.01.
“Export Control Laws” has the meaning set forth in Section 3.23(e).
“False Claims Act” means the False Claims Act of 1863.
“FCA” means the UK Financial Conduct Authority.
“FCA Approval” means approval by the FCA of a Section 178 Notice pursuant to Section 185(1) of FSMA, and such approval has not been suspended, withdrawn, or subject to conditions.
“FCM” means a “futures commission merchant” (as defined in Section 1a(28) of the CEA).
“FCM Compliance Policies” has the meaning set forth in Section 3.25(f).
“FCM Subsidiary” means R.J. O’Brien & Associates, LLC.
“Final Adjustment Book Value” has the meaning set forth in Section 2.11(c).
“Financial Statements” has the meaning set forth in Section 3.06(a).
“FINRA” means the Financial Industry Regulatory Authority.
“FINRA Application” has the meaning set forth in Section 3.03.
“FINRA Approval” has the meaning set forth in Section 3.03.
“Fraud” means a party’s intentional fraud with respect to the making of the representations and warranties set forth in Article III (in the case of the Company) or Article IV (in the case of Parent and Merger Sub), as applicable, or in any certificate delivered pursuant to this Agreement, in a manner that constitutes common law fraud under the Laws of the State of

Delaware. For the avoidance of doubt, “Fraud” does not include equitable fraud, promissory fraud, unfair dealings fraud, constructive fraud or any claim based on constructive knowledge, negligent or reckless misrepresentation or any similar theory.
“FSMA” means the UK Financial Services and Markets Act 2000, as amended.
“GAAP” means generally accepted accounting principles in the United States in effect from time to time, applied on a consistent basis.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including the articles or certificate of incorporation or formation, bylaws, operating agreement, limited liability company agreement, partnership agreement, shareholders’ agreement, voting agreement, voting trust agreement, joint venture agreement, registration rights agreement and any similar agreement and any amendments or supplements to any of the foregoing.
“Government Contract” means (i) any Contract between any Acquired Company and any Governmental Authority, including any agency of the United States or any agency of any of its respective states or local governments, including any bid, quote, or offer for such Government Contract, and all service orders, purchase orders, delivery orders or task orders under such Government Contracts, each of which is a separate Government Contract and (ii) any Contract or subcontract (at any tier) of any Acquired Company with any other Person that arises under or pursuant to, or relates to such other Person’s prime contract or subcontract under, a Government Contract.
“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority (including any applicable Self-Regulatory Organization), department, court, agency or official, including any political subdivision thereof.
“Grace Period” has the meaning set forth in Section 8.11(b)(vii).
“Hazardous Substance” means any pollutant or contaminant or any toxic, radioactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any hazardous, toxic or radioactive characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos-containing materials and any substance, waste or material regulated under any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indebtedness” means, without duplication, with respect to any Person, all obligations and other Liabilities (including all obligations in respect of principal, accrued interest, penalties, fees and premiums (including make-whole premiums) and all prepayment premiums, penalties, breakage costs and other amounts that may become due as a result of the transactions contemplated hereby) of such Person (i) for borrowed money (including overdraft facilities), (ii) evidenced by notes, bonds, debentures or similar Contracts or securities, (iii) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, (v) for the deferred purchase price of assets, property, goods or services, including all seller notes and “earn-out” payments and purchase price adjustment payments, (vi) for capitalized liabilities under GAAP of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (vii) in respect of letters of credit, bankers’ acceptances, surety bonds and similar instruments (to the extent drawn), (viii) for Contracts relating to interest rate, currency rate or commodity price protection, swap agreements, collar agreements and other hedging agreements, (ix) all deferred revenue, deferred rent, asset retirement obligations and payables related thereto, (x) obligations in respect of (A) underfunded or unfunded defined benefit pension plans or retiree health or retiree welfare benefit plans, calculated on a termination liability basis, plus the costs associated with terminating the plans, (B) nonqualified deferred compensation plans or arrangements, (C) accrued but unpaid bonuses, (D) bonuses, severance or other termination-related payments, benefits or other obligations that are due or accrued but unpaid, and (E) accrued but unpaid employer contributions to qualified retirement plans, or (F) Liabilities similar to clauses (A) to (E) (including, in each case, the employer portion of any payroll, employment or similar Taxes related thereto), (xi) any Liability for any payroll Tax, the payment of which has been delayed pursuant to Section 2302 of the CARES Act, the American Rescue Plan Act of 2021 or any similar legislation enacted after the date of this Agreement and prior to the Closing, (xii) Accrued Taxes and (xiii) any indebtedness or other obligations of any other Person of the type described in the preceding clauses (i) through (x) guaranteed by, or secured by any of the assets of, any of the Acquired Companies. For purposes of this Agreement, “Indebtedness” does not include any obligations to the extent owing from the Company or any of its wholly owned Subsidiaries solely to the Company or any of its other wholly owned Subsidiaries.
“Indemnification Share” has the meaning set forth in Section 1.01.
“Indemnified Party” has the meaning set forth in Section 10.04(a).
“Indemnified Tax” means any and all Taxes (i) for which any Acquired Company is liable attributable to any Pre-Closing Tax Period (as determined in accordance with Section 6.01(e) for any Straddle Period), (ii) of any member of an affiliated, consolidated, combined, unitary, or similar group of which any Acquired Company (or any predecessor thereof) is or was a member on or prior to the Closing pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign Applicable Law), (iii) of any Person for which an Acquired Company is liable as a transferee or successor, by Contract or pursuant to any Applicable Law, in each case, relating to an event or transaction occurring before the Closing Date, and (iv) arising out of or resulting from the transactions contemplated by this Agreement, including, (A) an Acquired Company’s portion of applicable payroll Taxes resulting from the payment of any compensatory payments under this Agreement, (B) the portion of any Transfer Taxes allocated to the Equityholders pursuant to Section 6.01(a) and (C) any withholding Taxes on any payment to any Equityholders contemplated by this

Agreement, provided that, in each case, Indemnified Tax shall not include (x) any Taxes to the extent taken into account in the computation of the Merger Consideration or Indebtedness, (y) any Taxes reflected on Tax Returns not provided to the Equityholders pursuant to Section 6.01(b), or (z) any Taxes included in Specified Matters.
“Indemnifying Party” has the meaning set forth in Section 10.04(a).
“Indemnity Escrow Account” has the meaning set forth in Section 2.08(a).
“Indemnity Escrow Amount” means $15,000,000.
“Information Statement” has the meaning set forth in Section 5.03(a).
“Insurance or Other Proceeds” has the meaning set forth in Section 10.07.
“Intellectual Property Rights” means any and all intellectual property and similar proprietary rights of every kind and nature throughout the world, including (i) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other jurisdictions throughout the world, and all improvements to the inventions disclosed in each such registration, patent or patent application, (ii) trademarks, service marks, trade dress, logos, rights in domain names, rights in social media identifiers or accounts, trade names and corporate names (whether or not registered) in the United States and all other jurisdictions throughout the world, including all registrations and applications for registration of the foregoing and all goodwill associated therewith, (iii) rights of publicity, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other jurisdictions throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) Software, (vi) trade secrets, and confidential know-how and business information (including financial and marketing plans, customer and supplier lists and pricing and cost information), (vii) databases and data collections, and (viii) all rights to sue or recover and retain, in each case at law or in equity, damages, costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.
“IRS” means the U.S. Internal Revenue Service.
“IT Assets” means any and all computers, hardware, tools, networks, technology, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment (including laptops and mobile devices) and systems, owned by or purported to be owned by, or licensed or leased to, and managed and controlled by, any of the Acquired Companies.
“knowledge” means (i) in the case of the Acquired Companies, the knowledge, after having made reasonable inquiry of those employees of the Acquired Companies primarily responsible for the relevant matters; and (ii) in the case of Parent or Merger Sub, the knowledge, after reasonable inquiry, of the officer of Parent set forth on Section 1.01(a) of the Company Disclosure Schedule.
“Leased Real Property” has the meaning set forth in Section 3.13(b).
“Leases” has the meaning set forth in Section 3.13(b).
“Letter of Transmittal” has the meaning set forth in Section 2.06(a).
“Liability” means any debt, liability or obligation of any kind, whether due or to become due, absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, secured or unsecured, determined or determinable, or otherwise, and includes all costs and expenses relating thereto.
“Licensed Intellectual Property Rights” means any and all Intellectual Property Rights owned by a third party and licensed or sublicensed, or purported to be licensed or sublicensed, to any of the Acquired Companies or for which any of the Acquired Companies has obtained, or has purported to have obtained, a covenant not to be sued.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, deed of trust, lease or sublease, license, encumbrance or other adverse claim of any kind in respect of such property or asset, including any restriction on the right to vote, sell or otherwise dispose of any capital stock or other voting or equity interest or any restriction on the exercise of any attributes of ownership. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
“Lock-Up Agreement” means a lock-up agreement by and between Parent and each Equityholder that becomes a party thereto, in form and substance reasonably satisfactory to Parent.
“Marketing Period” shall mean a period of fifteen (15) consecutive Business Days (i) commencing on or after the date of this Agreement on the date of which Parent has received the Required Information and throughout and at the end of which such Required Information is Compliant and (ii) during which (A) no event has occurred and no conditions exist that would cause any of the conditions set forth in Section 9.02 to fail to be satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing), assuming the Closing were to be scheduled for any time during such fifteen (15) consecutive Business Day period and (B) the conditions set forth in Section 9.01 have been satisfied (other than conditions that by their terms are to be satisfied by actions taken at the Closing but which conditions are then capable of being satisfied); provided that (a) (x) if the Marketing Period has not ended on or prior to August 18, 2025, the Marketing Period shall not commence earlier than September 2, 2025, and (y) July 3, 2025 shall not count as Business Days for such fifteen (15) consecutive Business Day period and (b) the Marketing Period shall not be required to be consecutive to the extent it would include July 3, 2025 (any such day to be excluded for purposes of, but shall not reset, the Marketing Period); provided further that the Marketing Period shall be deemed not to have commenced if, prior to the completion of the Marketing Period the Required Information ceases to be Compliant for any reason, in which case the Marketing Period shall not be deemed to commence until such later date as Parent shall have received all of the Required Information and all of such Required Information is Compliant; provided further that the Marketing Period shall be deemed to end on any earlier date that is the date on which the Debt Financing is fully consummated.
“MAS” means the Monetary Authority of Singapore.
“MAS Approvals” means the MAS Licence Approval and the MAS Section 97A Approval.
“MAS Licence Approval” has the meaning set forth in Section 3.03(e).
“MAS Section 97A Approval” has the meaning set forth in Section 4.03(f).
“Material Contract” has the meaning set forth in Section 3.09(b).
“Measurement Time” means immediately prior to the Effective Time.
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” has the meaning set forth in Section 2.04(a).
“Merger Sub” has the meaning set forth in the Preamble.
“NFA” means the National Futures Association.
“NOL Study” has the meaning set forth in Section 6.01(i).
“NOL Study Fees” has the meaning set forth in Section 6.01(i).
“Non-Qualified Investor” has the meaning set forth in Section 2.12(b).
“Non-U.S. Plan” means any Company Employee Plan that is not a U.S. Plan.
“Order” means any judgment, decree, injunction, ruling, award, subpoena, determination, verdict or order of any Governmental Authority or arbitrator.
“Overpayment Amount” has the meaning set forth in Section 2.11(b)(i).
“Owned Intellectual Property Rights” means any and all Intellectual Property Rights owned, or purported to be owned, by any of the Acquired Companies.
“Owned Real Property” has the meaning set forth in Section 3.13.
“Parent” has the meaning set forth in the Preamble.

“Parent Arrangements” has the meaning set forth in Section 5.08(b).
“Parent Common Stock” means the Common Stock, par value $0.01 per share, of Parent.
“Parent Indemnified Parties” has the meaning set forth in Section 10.02(a).
“Parent Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under, or to consummate the transactions contemplated by, this Agreement or the other Transaction Documents.
“Parent Plan” has the meaning set forth in Section 7.01(b).
“Parent Released Claims” has the meaning set forth in Section 8.09(b).
“Parent Released Parties” has the meaning set forth in Section 8.09(a).
“Parent Releasing Parties” has the meaning set forth in Section 8.09(b).
“Parent SEC Reports” has the meaning set forth in Section 4.05(a).
“Parent Stock Price” shall mean the Closing VWAP; provided that (a) if the Closing VWAP is greater than 115% of the Signing Stock Price, then Parent Stock Price shall be equal to 115% of the Signing Stock Price, and (b) if the Closing VWAP is less than 85% of the Signing Stock Price, then Parent Stock Price shall be equal to 85% of the Signing Stock Price.
“Payoff Letters” has the meaning set forth in Section 5.07.
“Pending Claims” has the meaning set forth in Section 10.11(b).
“Per Share Adjustment Consideration” means, with respect to an Equityholder, the ratable portion of the Underpayment Amount, if any, less any applicable fees, costs or expenses (including any fees of the Escrow Agent or the Exchange Agent related to the distribution thereof) that is payable to such Equityholder pursuant to Section 2.11(b)(ii), calculated in accordance with the Allocation Schedule.
“Per Share Adjustment Escrow Release Amount” means, with respect to an Equityholder, the ratable portion of the Adjustment Escrow Amount remaining in the Adjustment Escrow Account after giving effect to Section 2.11(b)(i) and Section 2.11(b)(ii), if any, less any applicable fees, costs or expenses (including any fees of the Escrow Agent or the Exchange Agent related to the distribution thereof) that is payable to such Equityholder, calculated in accordance with the Allocation Schedule.

“Per Share Cash Consideration” means, with respect to an Equityholder, the ratable portion of the Closing Cash Consideration that is payable to such Equityholder, calculated in accordance with the Allocation Schedule.
“Per Share Consideration” means, with respect to an Equityholder, such Equityholder’s Per Share Cash Consideration, plus such Equityholder’s Per Share Equity Consideration.
“Per Share Equity Consideration” means, with respect to an Equityholder, the number of shares of Parent Common Stock equal to the Closing Equity Consideration that is payable to such Equityholder, calculated in accordance with the Allocation Schedule.
“Per Share Expense Fund Release Amount” means, with respect to an Equityholder, the ratable portion of the Expense Fund less any applicable fees, costs or expenses (including any fees of the Escrow Agent or the Exchange Agent related to the distribution thereof) that is payable to such Equityholder, calculated in accordance with the Allocation Schedule.
“Per Share Indemnity Escrow Release Amount” means, with respect to an Equityholder, the ratable portion of all Escrow Release Amounts if any, less any applicable fees, costs or expenses (including any fees of the Escrow Agent or the Exchange Agent related to the distribution thereof) that is payable to such Equityholder, calculated in accordance with the Allocation Schedule.
“Permits” means each license, franchise, permit, certificate, approval or other similar authorization issued by a Governmental Authority affecting, or relating to, the assets or business of the Acquired Companies.
“Permitted Liens” means (i) Liens for Taxes not yet due or, if due, being contested in good faith and for which adequate accruals or reserves have been established on the Balance Sheet in accordance with GAAP; (ii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business and not yet due and payable or, if due and payable, are being contested in good faith and for which adequate accruals or reserves have been established on the Balance Sheet; (iii) in respect of Intellectual Property Rights, non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business; or (iv) Liens to the extent specifically disclosed in the most recent Financial Statements.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Personally Identifiable Information” means any and all (i) information that relates to an individual that either contains data elements that identify the individual or with respect to which there is a reasonable basis to believe the information can be used to identify the individual, (ii) “personal data” as that term is defined in, and when within the scope of, General Data Protection Regulation, EU Reg. 2016/469, (iii) “personal information” as that term is defined in, and when within the scope of, the California Consumer Privacy Act of 2018 and (iv) other information, the collection, use, sharing, transfer or other processing of which is regulated by an

Applicable Law, binding industry standard or contractual obligation in relation to data protection or data privacy. Personally Identifiable Information may include under Applicable Law, for any identified or identifiable individual, (A) personal identifiers, such as name, address, telephone number, email address, Social Security Number, date of birth, driver’s license number, identification number issued by a Governmental Authority, Taxpayer Identification Number and passport number, (B) financial information, including credit or debit card numbers, account numbers, access codes, consumer report information and insurance policy numbers, (C) demographic information, (D) unique biometric data, such as fingerprint, retina or iris image, voice print or other unique physical representation and (E) individual medical or health information, including protected health information if subject to the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder.
“Post-Closing Statement” has the meaning set forth in Section 2.10(a).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.
“Pre-Closing Tax Return” has the meaning set forth in Section 6.01(b).
“Prospectus Supplement” has the meaning set forth in Section 8.11(a)(i).
“Qualified Investor” has the meaning set forth in Section 2.12(b).
“R&W Cap” shall have the meaning set forth in Section 10.03(a).
“R&W Insurance Costs” shall have the meaning set forth in Section 5.11(a).
“R&W Insurance Policy” shall mean that certain buyer-side representation and warranty insurance policy issued by or on behalf of the R&W Insurer as of the date hereof, Policy # ET111-008-908, naming Parent as a named insured.
“R&W Insurer” shall mean Euclid Transactional, LLC and any successor thereof under the R&W Insurance Policy.
“Registrable Securities” means the shares of Parent Common Stock issued or issuable to Equityholders pursuant to this Agreement and any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to such shares; provided, however, that Registrable Securities shall cease to be Registrable Securities with respect to a particular Equityholder when: (a) such securities have been disposed of in accordance with the Registration Statement or pursuant to Rule 144; (b) such securities may be sold pursuant to Rule 144 without any manner of sale or volume limitations; or (c) such securities cease to be outstanding.
“Registration Expenses” means all expenses incurred by Parent in effecting the registration contemplated by Section 8.11 of this Agreement, including all registration and filing fees, printing expenses, fees and disbursements of counsel for Parent, “blue sky” fees and expenses, and expenses of Parent’s independent registered public accounting firm in connection with any regular or special reviews or audits incident to or required by any such registration; provided, however, that such expenses shall not include Equityholder Selling Expenses.
“Registration Statement” has the meaning set forth in Section 8.11(a)(i).
“Regulatory Costs” has the meaning set forth in Section 8.01(f).
“Related Party” means, with respect to an Acquired Company, (i) any Affiliate of such specified Person, (ii) any Person who serves as a director, officer, general partner, managing member or in a similar capacity of such specified Person or any of its Affiliates, (iii) any immediate family member of any Person described in clause (i) or (ii), and (iv) any other Person who holds, individually or together with such other Person’s Affiliates and any members of such other Person’s immediate family, directly or indirectly, more than ten percent (10%) of the outstanding equity or ownership interests of such specified Person.
“Released Claims” has the meaning set forth in Section 8.09(b).
“Released Parties” has the meaning set forth in Section 8.09(b).
“Releasing Parties” has the meaning set forth in Section 8.09(b).
“Representatives” has the meaning set forth in Section 5.02.
“Required Equityholder Vote” means the affirmative vote or consent of the holders of a majority of the issued and outstanding shares of the Class 1 Common Stock of the Company.
“Required Information” shall mean all financial and operating data, audit reports, business and other pertinent information regarding the Company and its Subsidiaries, including (i) financial statements, financial data, and audit reports (including all consolidated audited financial statements and the three, six or nine month, as applicable, subsequent consolidated unaudited interim financial statements for the most recent quarterly period ended at least 45 days (or such longer period permitted by Rule 3-12(b)) prior to the date on which the information is required by this definition, including the applicable comparison period, which will have been reviewed by the Company’s independent public accountants as provided in AS Section 4105, Reviews of Interim Financial Information, in each case, to the extent such consolidated financial statements of the Company would be required under Rules 3-05 and 3-12 of Regulation S-X in an offering of securities of Parent, assuming for this purpose that such offering was being made pursuant to a registration statement on Form S-1 in order for such registration statement to be declared effective by the SEC), (ii) other information of the type customarily included (A) in a bank information memorandum (including information regarding the Acquired Companies as would be customarily included in pro forma financial information of Parent) and (B) in an offering memorandum for a private placement of debt securities by Parent involving an acquisition of a target (i.e., the Acquired Companies) that is “significant” for purposes of Rule 3-05 of Regulation S-X pursuant to Rule 144A promulgated under the Securities Act and including, in any event, all information and data necessary to satisfy the conditions set forth in clauses (c) and (d) of paragraph 5 of Exhibit C of the Debt Commitment Letter and (iii) drafts of customary comfort letters (including as to customary “negative assurance” comfort and change period) from the Company’s independent accountants with respect to any of the foregoing information, subject to the completion by such accountants of customary procedures relating thereto. Notwithstanding anything to the contrary in this definition, nothing in this Agreement will require the Company to provide (or be deemed to require the Company to prepare) and the Required Information shall not include, any Excluded Information.
“Required Shareholder Deliveries” has the meaning set forth in Section 2.06(a).
“Required Statutory Approvals” has the meaning set forth in Section 3.03.
“Sanctioned Jurisdiction” means, at any time, a country or territory that is itself the subject or target of applicable Sanctions (at the time of this Agreement, Iran, Cuba, Syria, North Korea, the Crimea region of Ukraine, the so-called Donetsk and Luhansk People’s Republics, and the non-government controlled areas of the Kherson, and Zaporizhzhia regions of Ukraine).
“Sanctioned Person” means any Person that is (a) designated on any applicable Sanctions-related list of sanctioned Persons maintained by any applicable Sanctions Authority, (b) located, organized, or ordinarily resident in a Sanctioned Jurisdiction, (c) directly or indirectly owned or controlled by (including in accordance with the relevant definitions under Sanctions) any Person or Persons described in the foregoing clauses (a) or (b), or (d) otherwise the subject or target of Sanctions.
“Sanctions” means the applicable economic, trade or financial sanctions laws administered, enacted or enforced by any applicable Sanctions Authority.
“Sanctions Authority” means the United States government (including the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State), the United Nations Security Council, the European Union and any of its member states, and the U.K. Government (including His Majesty’s Treasury) and any other relevant sanctions authority.
“SEC” means the United States Securities and Exchange Commission.
“Section 178 Notice” means a notice required to be filed with the FCA by a person acquiring control of an FCA authorized firm pursuant to Section 178 of FSMA, submitted in the form and manner provided for by the FCA.
“Securities Act” means the Securities Act of 1933.
“Self-Regulatory Organization” means a self-regulatory organization, including any “self-regulatory organization” as such term is defined in Section 3(a)(26) of the Exchange Act, any “self-regulatory organization” as such term is defined in Commodity Futures Commission

Rule 1.3, and any other U.S. or non-U.S. securities exchange, futures exchange, futures association (i.e., NFA), commodities exchange, clearinghouse or clearing organization.
“Signing Stock Price” means $77.50.
“Singapore Licensee” has the meaning set forth in Section 3.03.
“Software” means any (i) computer programs, software systems (excluding hardware and equipment), software applications and code, including any and all software implementations of algorithms, models and methodologies and any source code, or object code for the foregoing, including software development and design tools, applets, compilers and assemblers, and software implementations of artificial intelligence models, including all machine learning models, reinforcement learning models and all related software tools or technology including generative artificial intelligence tools implemented in software, (ii) database software applications and compilations, including any and all libraries, of software code, whether machine readable or in other form, and (iii) software technology supporting any internet site(s).
“Specified Matters” means the matters set forth on Section 1.01(b) of the Company Disclosure Schedule.
“Stockholders” means those Persons who hold shares of Company Common Stock and/or shares of Company Preferred Stock, in each case immediately prior to the Effective Time.
“Stockholders Agreement” means that certain Stockholders Agreement between the Company and its Stockholders party thereto, dated as of December 10, 2010.
“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subordinated Debt” means any Liability of any Acquired Company that is subordinated to the claims of all general creditors pursuant to a satisfactory subordination agreement pursuant to CFTC Regulation 1.17, including those listed in Section 3.09(a)(vii) of the Company Disclosure Schedule or other subordinated loan agreements in substantially the same form as the Subordinated Loan Agreements and Addenda listed therein.
“Subordinated Debt Limit” means the greater of (a) $143,000,000.00 or (b) that amount of Subordinated Debt necessary to maintain required capital of 130% of the capital requirements applicable to the Acquired Companies under Applicable Law or the rules of clearinghouses or exchanges, up to a maximum amount under this clause (b) not to exceed $180,000,000.
“Subsidiary” means, with respect to any Person, any entity (i) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors, managers, trustees or other Persons performing similar functions are owned, directly or indirectly, by such Person (or such Person otherwise has the right, whether by ownership of securities, Contract or otherwise, to do so), (ii) for which such Person or one of its other Subsidiaries is the general partner, manager or managing member or (iii) in which such Person owns, directly or indirectly, a majority of the equity, partnership or other similar interests thereof.
“Support Agreement” has the meaning set forth in the Recitals.
“Surviving Corporation” has the meaning set forth in Section 2.01.
“Tangible Book Value” means, as of a specified date, (a) the amount required to be reported as “stockholder’s equity” in Company’s consolidated balance sheet as of such date of determination minus (b) the amount required to be reported as “goodwill” or as another intangible asset in such consolidated balance sheet of Company, in each case, in accordance with GAAP as consistently applied. For the avoidance of doubt, Tangible Book Value shall include, as liabilities, all unpaid Company Transaction Expenses as of the Adjustment Calculation Date and, without duplication, Indebtedness as of the Adjustment Calculation Date; provided, however, that (1) Tax Assets shall not be included in the calculation of Tangible Book Value and (2) unrealized gains with respect to the duration portfolio in an amount of $7,000,000 will be included in Tangible Book Value as of the Adjustment Calculation Date and any other unrealized gains (or losses) with respect to the duration portfolio will be ignored for purposes of determining Tangible Book Value as of the Adjustment Calculation Date.
“Tax” means any tax, levy, governmental fee, charge, customs, duty or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty or addition to tax.
“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits related to alternative minimum Taxes) and losses or deductions deferred by the Code or other Applicable Law.
“Tax Proceeding” has the meaning set forth in Section 6.01(f).
“Tax Return” means any Tax return, statement, report, election, declaration or, disclosure, (including any estimated tax or information return or report) filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto and any amendment thereof.
“Tax Sharing Agreement” means any Tax sharing, allocation, indemnification, reimbursement, receivables or similar agreement entered into prior to the Closing binding any of the Acquired Companies that provides for the allocation, apportionment, sharing or assignment of any Tax Liability or Tax benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax Liability; provided that a Tax Sharing Agreement shall not include any customary commercial contract entered into in the ordinary course of business the principal subject matter of which is not Taxes.
“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Third-Party Claim” has the meaning set forth in Section 10.04(b).
“Top Customers” has the meaning set forth in Section 3.09(a)(ii).
“Top Vendors” has the meaning set forth in Section 3.09(a)(iii).
“Transaction Documents” means this Agreement, the Support Agreements, the Lock-Up Agreements, the Written Consent, the Letters of Transmittal, the Escrow Agreement, the Exchange Agent Agreement, and any other written agreements, documents and certificates to be executed and delivered by or on behalf of any of Parent, any Equityholder, the Equityholders’ Representative or the Company pursuant hereto or in connection herewith.
“Transfer Tax” means any transfer, documentary, sales, use, stamp, registration, value added, recording, stock transfer Taxes or other similar Taxes (including any penalties, interest and the cost of preparing and filing Tax Returns with respect thereto) arising in connection with the transactions contemplated by this Agreement.
“Transferred Broker-Dealer” means R.J. O’Brien Securities, LLC.
“Treasury Regulations” means all proposed, temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time.
“U.S. Plan” means any Company Employee Plan that covers Company Service Providers located primarily within the United States.
“Uncertificated Shares” has the meaning set forth in Section 2.06(a).
“Underpayment Amount” has the meaning set forth in Section 2.11(b)(ii).
“Vested SAR” means any Company SAR that is fully vested (or will be fully vested immediately prior to the Effective Time).
“Vested Stock Option” means any Company Stock Option that is fully vested (or will be fully vested immediately prior to the Effective Time).
“Violation” has the meaning set forth in Section 8.11(e)(i).
“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law.
“Written Consent” has the meaning set forth in the Recitals.
Section 1.02Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and

Schedules annexed hereto or referred to herein, including the Company Disclosure Schedule, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” when used in this Agreement is not exclusive. References to any statute, rule, regulation, law or Applicable Law shall be deemed to refer to all Applicable Laws as amended or supplemented from time to time and to any rules, regulations and interpretations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed (or required to be listed) on any schedules hereto, or any Contract required to be disclosed by any Transaction Document, all amendments, modifications, supplements, extensions and renewals thereto must also be listed on the appropriate schedule and copies thereof disclosed to the extent available. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. For purposes of this Agreement, any document which is described as being “provided,” “delivered,” “furnished,” “made available” or other similar reference to Parent shall only be treated as such if true and complete copies of such document have been made available to Parent and its Representatives in the virtual data room prepared by the Company at least one (1) Business Day prior to the execution and delivery of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.
Article II
The Merger
Section 2.01The Merger.
(a)At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”).
(b)From and after the Effective Time, the Surviving Corporation shall possess all of the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, in each case as provided under Delaware Law.
(c)Subject to the provisions of Article IX, the closing of the Merger (the “Closing”) shall take place (i) in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017, or remotely by the exchange of documents and signatures (or their electronic counterparts), on the last Business Day of the month in which all of the conditions set forth in Article IX have been satisfied or, to the extent permissible, waived by the party or parties hereto entitled to the benefit of such conditions (other than those conditions that by their nature are to be satisfied at the Closing (the “Closing Date Conditions”), but subject to the satisfaction of, or, to the extent permissible, waiver by the party or parties hereto entitled to the benefit of, the Closing Date Conditions) unless the conditions set forth in Article IX (other than the Closing Date Conditions) are satisﬁed on a date that is less than three Business Days prior to the last Business Day of such month, in which case the Closing shall take place on the last Business Day of the immediately following month or (ii) at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing; provided that, (I) the Closing shall not occur before June 30, 2025, unless otherwise agreed in writing by the parties, and (II) if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing), the Closing shall take place on, and, notwithstanding anything in this Agreement to the contrary, Parent and Merger Sub shall not have any obligation whatsoever to consummate the Closing until (A) the earlier to occur of (x) a date before or during the Marketing Period specified by Parent on no fewer than three Business Days’ written notice to the Company and (y) the third Business Day immediately following the final day of the Marketing Period (subject, in each case, to the satisfaction or, to the extent permissible, waiver of all of the conditions set forth in Article IX as of the date determined pursuant to this proviso) or (B) such other date as Parent and the Company may mutually agree in writing prior to the End Date. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”
(d)Prior to the Closing, the Company and Merger Sub shall prepare, and at the Closing, the Company shall file, or cause to be filed, with the Secretary of State of the State of Delaware, a certificate of merger relating to the Merger in substantially the form of Exhibit C (the “Certificate of Merger”) and any other appropriate documents, in each case as approved by Parent and the Company, in accordance with the relevant provisions of Delaware Law. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the Certificate of Merger).
Section 2.02Governing Documents of the Surviving Corporation. At the Effective Time, (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety as set forth in Exhibit A to the Certificate of Merger, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance therewith and with Applicable Law; and (b) the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that the name of the Surviving Corporation and all references thereto shall be replaced with references to RTS Investor Corp., until amended in accordance therewith and with the certificate of incorporation of the Surviving Corporation and Applicable Law.
Section 2.03Directors and Officers of the Surviving Corporation.
(a)At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the Governing Documents of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Governing Documents of the Surviving Corporation and Applicable Law.
(b)At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the Governing Documents of the Surviving Corporation until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the Governing Documents of the Surviving Corporation and Applicable Law.
Section 2.04Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:
(a)except for Disregarded Shares and Dissenting Shares, each share of Company Common Stock and each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall become the right to receive: (i) the Per Share Consideration, (ii) the Per Share Adjustment Consideration (if any), (iii) the Per Share Adjustment Escrow Release Amount (if any), (iv) the Per Share Indemnity Escrow Release Amount (if any) and (v) the Per Share Expense Fund Release Amount (if any), in each case set forth on an Allocation Schedule delivered in accordance herewith and subject to the terms and conditions of Section 2.11 and Article X (the consideration described in this Section 2.04(a), the “Merger Consideration”), and, as of the Effective Time, all such shares of Company Common Stock and Company Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist and shall thereafter represent only the right to receive the applicable portion Merger Consideration payable in respect thereof in accordance with this Agreement;
(b)each share of Company Common Stock and Company Preferred Stock held by the Company (collectively, the “Disregarded Shares”) immediately prior to the Effective Time shall be canceled without any conversion thereof and shall cease to exist, and no consideration shall be delivered or receivable with respect thereto; and
(c)each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding capital stock of the Surviving Corporation.
Section 2.05Dissenters’ Rights.
(a)Notwithstanding any provision of this Agreement to the contrary, other than as provided in this Section 2.05(a), any shares of Company Common Stock and Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time and are held by a Person who (i) has not voted or consented in writing to adopt this Agreement and who has duly and validly demanded appraisal of such shares in connection with the Merger in accordance with Delaware Law and (ii) as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (through failure to perfect or otherwise) (such shares, “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration, but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under Delaware Law. From and after the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. Parent shall be entitled to retain (or receive from the Equityholders’ Representative or the Exchange Agent) any portion of the Merger Consideration that otherwise would have been paid in respect of the Dissenting Shares, and, subject to Section 2.06(h), no Equityholder shall be entitled to any portion of such Merger Consideration.

(b)Notwithstanding the provisions of Section 2.05(a), if any holder of shares of Company Common Stock and Company Preferred Stock who has duly and validly demanded appraisal of such shares in connection with the Merger in accordance with Delaware Law effectively withdraws or loses such appraisal rights (through failure to perfect or otherwise), then such shares shall no longer be Dissenting Shares and, as of the later of the Effective Time and the occurrence of such withdrawal or loss, such shares shall automatically be converted into and thereafter represent the right to receive the Merger Consideration payable with respect to such shares pursuant to and in accordance with this Agreement, without interest thereon.
(c)The Company shall give Parent prompt written notice of the receipt of any written notice of any demand for appraisal or intent to demand appraisal for any shares of Company Common Stock and Company Preferred Stock, withdrawals of such demands, and any other instruments received by the Company that relate to any such demand for appraisal. Notwithstanding anything in this Agreement to the contrary, Parent shall have the right and opportunity to participate in, control and direct all negotiations and proceedings with respect to any demand or threatened demand for appraisal in connection with the Merger, including those that take place prior to the Effective Time (each an “Appraisal Demand”), and any other Action brought against the Company (or any of its directors, officers or employees (in their capacities as such)) by a current or former Equityholder related to the transactions contemplated hereby, and the Company shall not offer to settle, settle, or make any payment with respect to any Appraisal Demand without the prior written approval of Parent. Any communication to be made by the Company to any Equityholder of the Company with respect to any Appraisal Demand shall be submitted to Parent in advance and shall not be presented to any Equityholder of the Company prior to the Company receiving Parent’s prior written consent.
Section 2.06Surrender and Payment.
(a)As promptly as practicable after the date of this Agreement, (i) the Equityholders’ Representative shall appoint and retain (as an agent of the Equityholders’ Representative) an agent (the “Exchange Agent”), which Exchange Agent shall be reasonably satisfactory to Parent, and enter into an agreement on terms reasonably satisfactory to the Equityholders’ Representative and Parent (the “Exchange Agent Agreement”) for the purpose of exchanging the Merger Consideration for (A) certificates representing the shares of Company Common Stock and Company Preferred Stock (the “Certificates”) or (B) uncertificated shares of Company Common Stock and Company Preferred Stock (the “Uncertificated Shares”) and (ii) the Equityholders’ Representative shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock and Company Preferred Stock a letter of transmittal, the form of which shall be mutually agreed upon by Company and Parent and shall include customary representations and warranties, including with respect to ownership of, and title to, shares of Company Common Stock and Company Preferred Stock free and clear of Liens (other than transfer restrictions under U.S. securities laws), and, with respect to Qualified Investors, customary “private placement” representations and warranties (including acknowledgement of transfer restrictions under U.S. securities laws), waiver of appraisal rights, release of claims, confidentiality and publicity restrictions and agreement to be bound by the indemnification provisions of Article X (the “Letter of Transmittal”), to be completed and delivered by each Equityholder, along with such Equityholder’s Certificate(s) (or other evidence of transfer as the Exchange Agent may reasonably request in the case of a book-entry transfer of Uncertificated Shares), properly completed and duly executed tax forms (collectively, the “Required Shareholder Deliveries”), to effect the exchange of such Equityholder’s shares of Company Common Stock and Company Preferred Stock for the payment of the Merger Consideration payable or deliverable pursuant to Section 2.04 and Section 2.12 in respect of such shares of Company Common Stock and Company Preferred Stock. If the Required Shareholder Deliveries are returned to the Exchange Agent by an Equityholder at least two (2) Business Days prior to the Closing Date, Parent and the Company shall direct the Exchange Agent to cause payment to be made to such Equityholder in accordance with Section 2.04 and Section 2.12 on the Closing Date (or as promptly thereafter as possible).
(b)At the Closing, Parent or Merger Sub shall deliver or cause to be delivered (i) by wire transfer of immediately available funds to the Exchange Agent (as agent of the Equityholders’ Representative), in trust for the benefit of the Equityholders entitled thereto, the Closing Cash Consideration and (ii) to the Exchange Agent (as agent of the Equityholders’ Representative), in trust for the benefit of the Equityholders entitled thereto, the Closing Equity Consideration.
(c)Parent shall take all reasonably necessary action on its part such that the issuance of the Closing Equity Consideration pursuant to this Agreement shall be stamped or otherwise imprinted or legended with a legend in substantially the following form, in addition to any other applicable legends until the expiration of the Lock-Up Period (as defined in the Support Agreement or Lock-Up Agreement, as applicable to such Equityholder):
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A [SUPPORT AGREEMENT / LOCK-UP AGREEMENT], DATED AS OF [●], 2025, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND CERTAIN OF THE ISSUER’S SECURITY HOLDERS NAMED THEREIN, AS AMENDED (THE [“SUPPORT AGREEMENT” / “LOCK-UP AGREEMENT”]), AND CANNOT BE TRANSFERRED BY THE HOLDER HEREOF EXCEPT AS CONTEMPLATED BY THE [SUPPORT AGREEMENT/ LOCK-UP AGREEMENT] OR WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER (WHICH IT MAY, ACTING IN GOOD FAITH, WITHHOLD IN ITS SOLE AND ABSOLUTE DISCRETION).  A COPY OF THE [SUPPORT AGREEMENT / LOCK-UP AGREEMENT] WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
(d)Upon surrender of any Certificate or transfer of any Uncertificated Share by a holder of Company Common Stock or Company Preferred Stock and the delivery of the other Required Shareholder Deliveries to the Exchange Agent, an Equityholder whose shares of Company Common Stock and Company Preferred Stock have been converted into the right to receive the applicable portion of the Merger Consideration shall be entitled (i) to promptly receive from the Exchange Agent the portion of the Closing Cash Consideration to which such Equityholder is entitled pursuant to Section 2.04 and Section 2.12, (ii) to promptly receive from the Exchange Agent the portion of the Closing Equity Consideration to which such Equityholder is entitled pursuant to Section 2.04 and Section 2.12, and (iii) to receive from the Exchange Agent the portion of the remainder of the Merger Consideration payable or deliverable, as applicable, for each such Equityholder’s shares of Company Common Stock and Company Preferred Stock in the manner and at (or promptly following) the times paid or delivered to the Exchange Agent, in trust for the benefit of the Equityholders entitled thereto, as set forth in this Agreement and the Escrow Agreement. Until so surrendered or transferred, as the case may be, each Certificate or Uncertificated Share (other than the Disregarded Shares and Dissenting Shares) shall represent after the Effective Time for all purposes only the right to receive the consideration to be paid pursuant to Section 2.04 and Section 2.12, and any shares of Company Common Stock and Company Preferred Stock represented by each such Certificate or Uncertificated Share shall be canceled and cease to exist. If, after the Effective Time,

Certificates or Uncertificated Shares (other than such Certificates or Uncertificated Shares representing the Disregarded Shares and Dissenting Shares) are presented to Parent, the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the portion of the Merger Consideration to be paid pursuant to Section 2.04 and Section 2.12, including the procedures set forth in this Article II, and shall be deemed only to represent the right to receive such consideration. If any such Equityholder does not deliver to the Exchange Agent the Required Shareholder Deliveries by the first anniversary of the Effective Time, then the Exchange Agent shall return to Parent the portion of the Closing Cash Consideration and Closing Equity Consideration to which such Equityholder would otherwise be entitled pursuant to Section 2.04 and Section 2.12, and thereafter such Equityholder shall look only to Parent for payment of such portion of the Closing Cash Consideration and Closing Equity Consideration. Notwithstanding the foregoing, none of Parent, Merger Sub or the Exchange Agent shall be liable to any Equityholder for any amounts paid without manifest error to a public official pursuant to applicable abandoned property, escheat or similar Applicable Laws.
(e)If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred, with evidence reasonably satisfactory to Parent and (ii) the Person requesting such payment shall pay to Parent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of Parent that such Tax has been paid or is not payable.
(f)After the Effective Time, the transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock or Company Preferred Stock.
(g)After the Effective Time and subject to the last sentence of Section 2.06(d), each Equityholder shall look only to the Exchange Agent and the Equityholders’ Representative for payment or delivery of the portion of the Merger Consideration payable pursuant to Section 2.04, Section 2.11, Section 2.12 and Article X and the other amounts payable pursuant to this Agreement, in each case, in respect of shares of Company Common Stock or Company Preferred Stock. Notwithstanding anything to the contrary contained herein but subject to the penultimate sentence of Section 2.06(d), payment by or on behalf of Parent to the Exchange Agent or the Equityholders’ Representative in accordance with this Agreement shall be in full satisfaction of the obligations of Parent and its Affiliates with respect to such payment.
(h)Except as required by Applicable Law, no dividends or other distributions with respect to shares of capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to any Equityholder.
(i)All consideration paid in respect of the surrender or exchange of shares of Company Common Stock and Company Preferred Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such shares.
(j)For the avoidance of doubt, no interest will be paid or accrued on the Merger Consideration or any payments thereof to the Equityholders.
Section 2.07Company Stock Options and Company SARs. Prior to the Effective Time, the Company shall take, or shall cause to be taken, such actions as may be required to provide the following, effective and conditioned upon the Effective Time.

(a)Each Vested Stock Option that is outstanding immediately prior to the Effective Time shall, immediately prior to the Effective Time, be cancelled and extinguished and, in exchange therefor, the holder thereof shall have the right to receive an amount, in cash and shares of Parent Common Stock (as set forth on an Allocation Schedule delivered in accordance herewith), equal to (i) the aggregate number of shares of Company Common Stock subject to such Vested Stock Option immediately prior to the Effective Time multiplied by (ii) the value of the Per Share Consideration less the per share exercise price of such Vested Stock Option (rounded down to the nearest whole share with respect to the Per Share Equity Consideration). Notwithstanding the foregoing, any Vested Stock Option that has an exercise price equal to or greater than the value of the Per Share Consideration shall be cancelled immediately prior to the Effective Time without any consideration therefor.
(b)Each Vested SAR that is outstanding immediately prior to the Effective Time shall, immediately prior to the Effective Time, be canceled and extinguished and, in exchange therefor, the holder thereof shall have the right to receive an amount, in cash, equal to (i) the aggregate number of shares of Company Common Stock that are subject to such Vested SAR immediately prior to the Effective Time multiplied by (ii) the value of the Per Share Consideration (provided that the Per Share Equity Consideration that is a component thereof shall be paid in cash) less the per share grant value of such Vested SAR. Notwithstanding the foregoing, any Vested SAR that has a per share grant value equal to or greater than the value of the Per Share Consideration shall be cancelled immediately prior to the Effective Time without any consideration therefor.
Section 2.08Deposit of the Escrow Amounts and Expense Fund.
(a)At or immediately following the Closing, Parent shall deposit, or cause to be deposited, with the Escrow Agent, the Adjustment Escrow Amount into a dedicated account (the “Adjustment Escrow Account”) and the Indemnity Escrow Amount into a dedicated account (the “Indemnity Escrow Account”, and together with the Adjustment Escrow Account, the “Escrow Accounts”) established pursuant to the Escrow Agreement. Such deposits shall be made out of funds that otherwise would have been paid as Merger Consideration. The parties hereto agree that (i) the Equityholders shall be the owners of any cash in the Escrow Accounts and all interest or other taxable income earned from the investment of the funds in the Escrow Accounts pursuant to this Agreement or the Escrow Agreement shall be treated for Tax purposes as earned by the Equityholders and (ii) a portion of any payment made to each Equityholder from the Escrow Accounts pursuant hereto and to the Escrow Agreement shall be treated as interest as and to the extent required by Applicable Law, including Sections 483 and/or 1274 of the Code. All interest and earnings received from investment of the funds in the Escrow Accounts shall be credited to, and shall become a part of, the Escrow Accounts, respectively. The parties hereto agree that 50% of the fees, costs and expenses of the Escrow Agent shall be paid by Parent and 50% of such fees, costs and expenses shall be borne by the Equityholders out of the Escrow Accounts, with such amount(s) deducted from any funds released from the Escrow Accounts, respectively, to the extent not previously paid and either paid to the Escrow Agent (to the extent not previously paid, but still owing) or paid to Parent as reimbursement for any portion of such fees, costs and expenses previously borne and paid by Parent on behalf of the Equityholders.
(b)At or immediately following the Closing, Parent shall deposit, or cause to be deposited, with the Equityholders’ Representative, the Expense Fund into an account (the “Expense Account”) designated by the Equityholders’ Representative to be held by the Equityholders’ Representative in accordance with the terms of this Agreement.
Section 2.09Pre-Closing Estimates; Updated Allocation Schedule.

(a)No later than four (4) Business Days prior to the Closing Date, the Company shall prepare and furnish to Parent (i) a written statement (the “Closing Statement”), setting forth in reasonable detail the Company’s good faith calculation of the Tangible Book Value, together with reasonable supporting documentation therefor, and the Company’s calculation of Closing Cash Consideration, and (ii) a duly updated and completed Allocation Schedule (using the same calculations and following the same methodologies set forth on Schedule I). The Company shall provide all supporting documentation reasonably requested by Parent in connection with Parent’s review of the preliminary and final Closing Statement and Allocation Schedule and shall consider in good faith any reasonable comments that are provided by Parent at least one (1) Business Day prior to the Closing Date, provided that in no event shall such comments or consideration delay the Closing.
(b)Notwithstanding anything to the contrary in this Agreement or any investigation or examination conducted, or any knowledge possessed or acquired, by or on behalf of Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates, (i) the parties hereto acknowledge and agree that the preparation of the Allocation Schedule (including any updated version thereof delivered pursuant hereto) and the allocations set forth therein are the sole responsibility of the Equityholders and that Parent, Merger Sub and their respective Affiliates (including, following the Effective Time, the Acquired Companies) shall be entitled to rely on the Allocation Schedule, without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith and (ii) in no event shall Parent, Merger Sub, the Surviving Corporation, or any of their respective Affiliates, have any Liability to any Person (including the Equityholders’ Representative and each of the Equityholders) in connection with any claims relating to any alleged inaccuracy or miscalculations in, or otherwise relating to, the preparation of the Allocation Schedule (including any updated version thereof delivered pursuant hereto) and the allocations set forth therein or payments made by any Person (including the Exchange Agent, Parent, Merger Sub, the Surviving Corporation, the Escrow Agent, and their respective Affiliates) in accordance therewith.
Section 2.10Post-Closing Statement.
(a)As promptly as practicable, but no later than seventy-five (75) days after the Closing, Parent will prepare and deliver, or cause to be prepared and delivered, to the Equityholders’ Representative a statement setting forth Parent’s calculation of (i) the Adjustment Book Value and (ii) Adjustment Amount (the “Post-Closing Statement”).
(b)After the delivery of the Post-Closing Statement and until the determination of Final Adjustment Book Value, Parent shall provide Equityholders’ Representative and its representatives reasonable access at reasonable times and upon reasonable notice to the records and (subject to the execution of customary access letters if requested) external auditor work papers relating to the preparation of the Post-Closing Statement and shall instruct its personnel to reasonably cooperate with the Equityholders’ Representative in connection with its review of the Post-Closing Statement.
(c)If the Equityholders’ Representative disagrees with Parent’s calculation of any of the amounts set forth on the Post-Closing Statement, the Equityholders’ Representative may, within sixty (60) days after receipt of the Post-Closing Statement, deliver a written notice to Parent disagreeing with such calculation(s) and setting forth the Equityholders’ Representative’s calculation of such amount(s). Any such notice of disagreement shall specify those items or amounts as to which the Equityholders’ Representative disagrees and its alternative calculations with respect to each item set forth on the Post-Closing Statement, and the Equityholders’ Representative shall be deemed to have agreed with all other items and amounts contained in the

Post-Closing Statement, which other items and amounts shall be final, binding and conclusive for all purposes hereunder. If the Equityholders’ Representative fails to deliver such a written notice within such sixty (60)-day period, the Equityholders’ Representative shall be deemed to have agreed to the Post-Closing Statement and items and amounts set forth therein, which shall be final, binding and conclusive for all purposes hereunder.
(d)If a notice of disagreement is duly delivered pursuant to Section 2.10(c), the Equityholders’ Representative and Parent shall, during the forty-five (45) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the Final Adjustment Book Value. Any such discussions between the Equityholders’ Representative and Parent shall be deemed confidential settlement communications and may not be disclosed in any court or arbitration hearing, including any resolution of Disputed Items by Accounting Referee. If, after the expiration of such period or any mutually agreed extension thereof, the Equityholders’ Representative and Parent are unable to reach such agreement on all such items and amounts, they shall promptly thereafter submit the remaining disputed items (the “Disputed Items”) to an independent accounting firm of nationally recognized standing with experience acting in that capacity in similar disputes as shall be mutually agreed upon in writing by Parent and the Equityholders’ Representative (the “Accounting Referee”) for resolution. In making such determination, the Accounting Referee (i) shall consider only those items or amounts in the Post-Closing Statement as to which the Equityholders’ Representative has disagreed and which have not been resolved prior to submission to the Accounting Referee, (ii) shall not be entitled to hold any hearings or take or order the taking of depositions or other testimony, (iii) with respect to each Disputed Item submitted to it, shall not resolve such Disputed Item in a manner that is more favorable to Parent than the Post-Closing Statement or more favorable to the Equityholders’ Representative than the notice of disagreement delivered pursuant to Section 2.10(c) and (iv) shall not consider any proposals related to settlement of any Disputed Items made by any of the parties. The Accounting Referee is not authorized to, and shall not, make any other determination including (A) any determination with respect to any matter included in the Post-Closing Statement or the Equityholders’ Representative’s notice of disagreement that was not submitted for resolution to the Accounting Referee or (B) any determination as to compliance by the Company, any Equityholder, Parent, Merger Sub, the Surviving Corporation with any of its covenants in this Agreement. Neither Parent nor the Equityholders’ Representative shall make, and the Equityholders’ Representative shall prevent any Equityholders from making, any communications with the Accounting Referee to which the Equityholders’ Representative is not a party, in the case of communications by Parent, or Parent is not a party, in the case of communications by the Equityholders’ Representative or the Equityholders. Any disputes not within the scope of the disputes to be resolved by the Accounting Referee pursuant to this Section 2.10(d) (as well as any disputes about the scope of disputes to be resolved by the Accounting Referee pursuant to this Section 2.10(d)) shall be resolved pursuant to Section 13.07.
(e)The Accounting Referee shall deliver to the Equityholders’ Representative and Parent, as promptly as practicable and no later than 90 days after its appointment, a written report setting forth such determination which shall be final and binding upon the Equityholders’ Representative, the Equityholders and Parent (absent fraud or manifest error). The dispute resolution by the Accounting Referee under this Section 2.10 shall constitute an expert determination and shall not constitute an arbitration. The fees, costs and expenses of the Accounting Referee shall be allocated to and be paid by Parent, on the one hand, and the Equityholders’ Representative (on behalf of the Equityholders), on the other, based upon the percentage that each party’s calculation of the Adjustment Book Value submitted to the Accounting Referee and not awarded to such party bears to the Final Adjustment Book Value as determined by the Accounting Referee. For example, if the Equityholders’ Representative (on behalf of the Equityholders) claims in the notice of disagreement that the Adjustment Book

Value is $1,000 greater than the Adjustment Book Value determined by Parent in the Post-Closing Statement, and if the Accounting Referee ultimately resolves the dispute by awarding the Equityholders’ Representative (on behalf of the Equityholders), $600 of the $1,000 contested, then the fees, costs and expenses of the Accounting Referee will be allocated 60% (i.e., 600 ÷ 1,000) to Parent and 40% (i.e., 400 ÷ 1,000) to the Equityholders’ Representative (on behalf of the Equityholders).
Section 2.11Adjustment of Consideration.
(a)As soon as practicable (but in any event within three Business Days) after the final determination of the Final Adjustment Book Value, the Equityholders’ Representative shall deliver to Parent an updated Allocation Schedule, which shall be updated to reflect the determination of the Final Adjustment Book Value and shall otherwise include the same calculations and follow the same methodologies set forth on the initial Allocation Schedule delivered to Parent pursuant to Section 2.09(a). Such updated Allocation Schedule shall also include a calculation of the portion of any Underpayment Amount and release of the Adjustment Escrow Amount to which each Equityholder is entitled pursuant to Section 2.11(b) below, as applicable.
(b)Within five (5) Business Days after the final determination of the Final Adjustment Book Value:
(i)If (x) the Tangible Book Value used to calculated the Closing Cash Consideration exceeds (y) the Final Adjustment Book Value (the amount of such excess, the “Overpayment Amount”), then Parent shall be entitled to recover the Overpayment Amount from the Adjustment Escrow Account, it being understood that any recovery by Parent of the Overpayment Amount shall be limited to the funds in the Adjustment Escrow Account and there shall be no recovery by Parent or its Affiliates of any Overpayment Amount in excess of the amount of such funds in the Adjustment Escrow Account.
(ii)If (x) the Final Adjustment Book Value exceeds (y) the Tangible Book Value used to calculated the Closing Cash Consideration (the amount of such excess, the “Underpayment Amount”), then Parent shall pay, or cause to be paid, to the Exchange Agent, in trust for the benefit of the Equityholders entitled thereto, an amount equal to the lesser of (A) the Underpayment Amount or (B) the Adjustment Escrow Amount, and promptly after receipt by the Exchange Agent, the Equityholders’ Representative shall cause the Exchange Agent to pay to each Equityholder such Equityholder’s entitlement to such amount, in accordance with the Allocation Schedule and Section 2.06.
(iii)Parent and the Equityholders’ Representative shall deliver joint written instructions to the Escrow Agent to (A) release from the Adjustment Escrow Account funds in accordance with Section 2.11(b)(i) and (B) after giving effect to the payments to be made pursuant to Section 2.11(b)(i), as applicable, and, release from the Adjustment Escrow Account to the Exchange Agent (as agent for the Equityholders’ Representative), in trust for the benefit of the Equityholders entitled thereto, all remaining funds in the Adjustment Escrow Amount. The Equityholders’ Representative shall cause the Exchange Agent to pay to each Equityholder such Equityholder’s applicable share of such funds in accordance with Section 2.04.
(c)“Final Adjustment Book Value” means the Adjustment Book Value (i) as shown in Parent’s calculation delivered pursuant to Section 2.10(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.10(c); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Parent and the Equityholders’ Representative pursuant to Section 2.10(d) or (B) in the absence of such agreement, as shown in the Accounting Referee’s determination delivered pursuant to Section 2.10(e) (absent fraud or manifest error).
Section 2.12Equityholder Distributions; Form of Consideration.
(a)Without limiting Section 2.09(b) or Section 8.09, in connection with any payments made hereunder by the Equityholders’ Representative, or by the Exchange Agent at the Equityholders’ Representatives’ direction, to the Equityholders in respect of Company Common Stock, Company Preferred Stock, Vested Stock Options or Vested SARs (including payments of the Merger Consideration) (“Equityholder Distributions”), (i) the Equityholders’ Representative shall, on behalf of the Equityholders, ensure that each Equityholder Distribution shall be paid to the Equityholders in accordance with the Company’s Governing Documents (including the Charter) and (ii) the Equityholders’ Representative shall not make, and shall not permit the Exchange Agent to make, any Equityholder Distribution until the Equityholders’ Representative delivers to Parent an updated Allocation Schedule reflecting the Equityholder Distribution and each Equityholder’s entitlement thereto calculated in accordance herewith. For the avoidance of doubt, unless otherwise required by the Company’s Governing Documents, but subject to Section 2.12(b), with respect to any Equityholder Distribution, each Equityholder that is a Qualified Investor shall receive cash and shares of Parent Common Stock in the same proportion as each other Equityholder that is a Qualified Investor.
(b)Notwithstanding anything herein to the contrary, each Stockholder, holder of Vested Stock Options and holder of Vested SARs shall, at least 10 Business Days prior to the Closing Date, (i) provide a written certification to Parent (in the form provided by Parent and reasonably satisfactory to the Company), or, if so directed, to the Exchange Agent (or another Person directed by Parent) that such holder is an Accredited Investor, along with other evidence reasonably satisfactory to Parent that such holder is an Accredited Investor (including, at Parent’s election, a completed “accredited investor” questionnaire in a form provided by Parent) and a duly executed (1) Support Agreement if such Stockholder, holder of Vested Stock Options or holder of Vested SARs’ name appears on Schedule I or (2) Lock-Up Agreement by such holder if not already provided to Parent or (ii) if such holder is unable to provide the written certification referred to in clause (i), such holder shall provide a written certification to Parent that such holder is not an Accredited Investor (any such holder that has provided the written certification referred to in clause (i), a “Qualified Investor,” and any such holder that has provided the written certification referred to in clause (ii) (or has failed to provide any such written certification) or has failed to sign a Support Agreement or Lock-Up Agreement, as applicable, a “Non-Qualified Investor”). With respect to each Non-Qualified Investor, (i) the number of shares of Parent Common Stock to which such Non-Qualified Investor would otherwise be entitled in respect of the Per Share Equity Consideration shall be reduced to zero and (ii) the amount of cash to which such Non-Qualified Investor would otherwise be entitled in respect of the Per Share Cash Consideration shall be increased by an amount equal to the number of shares of Parent Common Stock set forth in the preceding clause (i) multiplied by the Parent Stock Price. The number of shares of Parent Common Stock to which each Equityholder that is a Qualified Investor would otherwise be entitled in respect of the Per Share Equity Consideration at Closing shall be proportionately increased, and the amount of cash to which each such Qualified Investor would otherwise be entitled in respect of the Per Share Cash Consideration at Closing shall be reduced by such Qualified Investor’s proportionate share of such increase (valuing shares of Parent Common Stock at the Parent Stock Price if the amount of cash paid to Non-Qualified Investors is increased pursuant to the immediately preceding sentence).
(c)Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock shall be issued in exchange for any Company Common Stock or

Company Preferred Stock, and no holder of any of the foregoing shall be entitled to receive a fractional share of Parent Common Stock. In the event that any such holder would otherwise be entitled to receive a fractional share of Parent Common Stock (after aggregating all shares and fractional shares of Parent Common Stock issuable to such holder), then such holder shall be paid an amount in U.S. Dollars (without interest) equal to (i) the Parent Stock Price multiplied by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled, in which case Parent shall make available to the Exchange Agent the amount of cash necessary to make such payments and Parent shall retain such fractional shares. The parties hereto acknowledge that payment of cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained for consideration but represents merely a mechanical rounding off for purposes of simplifying the problems that would otherwise be caused by the issuance of fractional shares of Parent Common Stock.
(d)All amounts payable in respect of Company Stock Options and Company SARs shall be paid at the Closing by the Company through payroll.
Section 2.13Withholding Rights. Notwithstanding anything herein to the contrary, each of Parent, the Merger Sub and the Acquired Companies and their representatives shall be entitled to deduct and withhold from any amount otherwise payable or deliverable to any Person pursuant to this Agreement or any other Transaction Document such amounts as it is required to deduct and withhold with respect to the making of such payment or delivery under any provision of federal, state, local or foreign Tax law. If any of Parent, the Merger Sub and the Acquired Companies and their representatives determines that it is required to make any such deduction or withholding from any such amount, then Parent shall use commercially reasonable efforts to notify the Equityholders’ Representative of such obligation as soon as reasonably practicable after such determination is made and use commercially reasonable efforts to cooperate in good faith to reduce or eliminate such withholding or deduction; provided that such cooperation shall not require changing the structure of the transactions contemplated by this Agreement. Any amounts so deducted and withheld and remitted to the appropriate Taxing Authority in a timely manner, shall be treated for all purposes of this Agreement and the other Transaction Documents as having been paid to the Person in respect of which such deduction and withholding was made.
Section 2.14Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the record holder thereof, delivery of an otherwise duly completed and signed Letter of Transmittal in accordance with Section 2.06 by such record holder, and the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made with respect to such Certificate and compliance with such other requirements as may be reasonably requested by the Exchange Agent, such record holder shall be entitled to receive the consideration to be paid pursuant to Section 2.04, Section 2.07 and Section 2.12 in respect of the Company Common Stock represented by such Certificate, subject to the conditions set forth in, and otherwise in accordance with, this Agreement and the Letter of Transmittal.
Section 2.15Expense Fund. At the Effective Time, Parent will wire to the Equityholders’ Representative the Expense Fund, which will be held by the Equityholders’ Representative as agent and for the benefit of the Equityholders in a segregated client account and which will be used for the purposes of paying directly, or reimbursing the Equityholders’ Representative for, any Equityholder Selling Expenses or other third-party expenses pursuant to this Agreement, the Escrow Agreement or the Equityholders’ Representative Engagement Agreement. The Equityholders’ Representative will hold the Expense Fund separate from its corporate funds and will not voluntarily make it available to its creditors in the event of bankruptcy. The Equityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Equityholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Equityholders’ Representative is not providing any investment supervision, recommendations or advice and will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. In connection with the release in full of the Escrow Accounts, the Equityholders’ Representative will deliver the balance of the Expense Fund to the Exchange Agent for further distribution to the Equityholders, in accordance with the Allocation Schedule as instructed by the Equityholders’ Representative in writing. For U.S. federal income tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Equityholders.
Article III
Representations and Warranties of the Company
Subject to Section 13.03, except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date that:
Section 3.01Existence and Power. Each Acquired Company is an entity duly formed, validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation or formation, and has all corporate power and authority and all material Permits required to enable it to use its legal or other business names, to own or lease and operate its properties and to conduct its business as now conducted and as currently contemplated to be conducted. Each Acquired Company is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. No Acquired Company has been dissolved or declared bankrupt, nor has a corporate resolution to dissolve or to be declared bankrupt been adopted and no demands or requests for such dissolution or declaration are pending (before a Governmental Authority or otherwise). The Company has prior to the date hereof made available to Parent and Merger Sub true and complete copies of each Acquired Company’s Governing Documents as currently in effect. No Acquired Company is in breach, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall not cause any breach, of such Acquired Company’s Governing Documents. Each Acquired Company, its entity type, its jurisdiction of formation or incorporation, and each jurisdiction where such Acquired Company is qualified to do business as a foreign entity is set forth on Section 3.01 of the Company Disclosure Schedule.
Section 3.02Authorization. The execution, delivery of, and performance by the Company of its obligations under, this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, are within the Company’s corporate powers and have been duly and validly authorized and approved by all necessary corporate action on the part of the Company. This Agreement has been (and each of the other Transaction Documents to which the Company is or will be a party will be at or prior to the Closing) duly executed and delivered by the Company and constitutes (or will constitute when so executed) a valid and binding agreement of the Company enforceable against it in accordance with their respective terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). The Required Equityholder Vote is the only approval or consent of the Acquired Companies or the holders of the Acquired Companies’ capital stock (including, for the avoidance of doubt, the Company Common Stock and the Company Preferred Stock) or other equity of the Acquired Companies necessary in connection with the execution and delivery of, or the performance by the Company of its obligations under, this Agreement and the other Transaction Documents to which it is or will be a party, or the consummation of the transactions contemplated hereby or thereby, and there are no other votes, approvals, consents or other proceedings of the equityholders of any of the Acquired Companies or otherwise necessary in connection with the execution and delivery of, or the performance by the Company of its obligations under, this Agreement and the other Transaction Documents to which it is or will be a party, or the consummation of the transactions contemplated hereby or thereby (other than the filing and recordation of the Certificate of Merger and such other documents as required by Delaware Law). The board of directors of the Company has unanimously (a) declared that the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents are advisable, fair to and in the best interests of the Company and its equityholders, (b) approved this Agreement and the other Transaction Documents in accordance with the provisions of Delaware Law, (c) directed that this Agreement and the other Transaction Documents and the Merger and the other transactions contemplated hereby and thereby be submitted to the equityholders of the Company for their adoption and approval by written consent and (d) resolved to recommend that the equityholders of the Company vote in favor of the adoption of this Agreement and the other Transaction Documents and the approval of the Merger and the other transactions contemplated hereby and thereby. The Written Consent, when executed and delivered, shall constitute a valid, irrevocable and effective adoption of this Agreement and the other Transaction Documents by the Required Equityholder Vote in compliance with Applicable Law and the Company’s Governing Documents.
Section 3.03Governmental Authorization and Third-Party Authorizations. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby require no consent, waiver, approval, authorization or permit of, or filing with or notification to, or other action by or in respect of, any Governmental Authority other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 2.01(d) and Delaware Law, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable U.S. federal or state securities or “blue sky” laws, (d)(i) (A) the filing with FINRA of an application that FINRA has deemed substantially complete by the Transferred Broker-Dealer under FINRA Rule 1017 (the “FINRA Application”) seeking FINRA’s approval of the indirect change of ownership or control of the Transferred Broker-Dealer to be effected as a result of the Merger and FINRA’s approval thereof or (B) the FINRA Rule 1017 change of control Continuing Member Application was filed with FINRA, and thirty (30) calendar days elapsed without FINRA imposing an interim restriction that would prohibit the indirect acquisition of the Transferred Broker-Dealer and FINRA has not advised the parties that it expects to disapprove the filing, provided that, at such time, the FCA Approval and all other Required Statutory Approvals have been obtained (such approval, the “FINRA Approval”), and (ii) if necessary, the filing with NFA of one or more NFA Form 8-Rs that NFA has deemed substantially complete by the FCM Subsidiary, (e) the filing of an application for approval by R.J. O’Brien & Associates (Singapore) Pte. Limited (the “Singapore Licensee”) for Parent to obtain effective control of the Singapore Licensee as determined under section 97A(6) of the Securities and Futures Act 2001 of Singapore with the MAS and the grant by the MAS of such approval (the “MAS Licence Approval”), (f) compliance with the regulatory requirements listed on Section 3.03 of the Company Disclosure Schedule (together with the FINRA Application and FINRA Approval the “Required Statutory Approvals”), (g) amendments to the Form BD of the Transferred Broker-Dealer and (h) any actions or filings the absence of which, individually or in the aggregate, would not reasonably be expected to be material to the Acquired Companies, taken as a whole, or prevent, enjoin or delay the consummation of the transactions contemplated by, or the performance by the Company of its obligations under, this Agreement and the other Transaction Documents to which it is a party.
Section 3.04Noncontravention. Except as set forth on Section 3.04 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this

Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and by the other Transaction Documents do not and will not (a) violate, contravene, conflict with, or result in any violation or breach of any provision of any Governing Document of any Acquired Company, (b) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (c) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Acquired Company or (d) require any consent from or other action by, or notice to or payment to any Person under, other than the filings required in Section 3.03 above, constitute a violation, breach, default or event that, with or without notice or lapse of time or both, would constitute a violation, breach or default of, or give rise to (x) any right of termination, modification, cancellation or acceleration of any right or obligation of any Acquired Company, (y) any payment obligations binding on any Acquired Company or (z) a loss of any benefit to which any Acquired Company is entitled under any provision of any Contract or Permit of any Acquired Company, with only such exceptions, in the case of clauses (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected be material to the Acquired Companies, taken as a whole, or prevent, enjoin or materially delay the consummation of the transactions contemplated by, or the performance by the Company of its obligations under, this Agreement and the other Transaction Documents to which it is a party.
Section 3.05Capitalization.
(a)The authorized capital stock of the Company consists of (i) 5,000,000 shares of Class 1 Common Stock (as defined in the Charter) of the Company, of which 949,677 shares are issued and outstanding, (ii) 500,000 shares of Class 2 Common Stock (as defined in the Charter) of the Company, of which 43,595 shares are issued and outstanding, and (iii) 500,000 shares of Company Preferred Stock, of which 34,501 shares are issued and outstanding. The Class 1 Common Stock of the Company is voting and the Class 2 Common Stock of the Company is non-voting. There are no shares of Series A-1 Convertible Participating Preferred Stock or Series A-2 Convertible Participating Preferred Stock, in each case, as described in the Charter, issued and outstanding. Section 3.05(a)(i) of the Company Disclosure Schedule sets forth a true and complete list of (w) the record and beneficial owners of all outstanding shares of Company Common Stock specifying the number of shares of each class and series of Company Common Stock owned by such Person, whether such shares are certificated or uncertificated, and if certificated, the certificate number of such shares, (x) the record and beneficial owners of all outstanding shares of Company Preferred Stock, including (A) the number of shares of each class and series of such share of Company Preferred Stock owned by such Person, whether such shares are certificated or uncertificated, and if certificated, the certificate number of such shares, (B) the liquidation preference (as calculated in accordance with the Company’s Governing Documents, including the Charter) for each such share of Company Preferred Stock owned by such Person, (C) any adjustments to the Company Preferred Stock held by such Person pursuant to the Governing Documents of the Company, including the Charter, since the date of issuance of such Company Preferred Stock and (D) the shares of Company Common Stock (including the number of shares of each class and series of Company Common Stock) into which each such share of Company Preferred Stock is convertible, (y) each outstanding Company Stock Option, including, as applicable, the name of the holder, date of grant, exercise price or purchase price (if any), vesting schedule (including whether such award will vest in connection with the Closing), status as an “incentive stock option” or “nonqualified stock option” for purposes of Section 422 of the Code (if applicable) and the shares of Company Common Stock (including the number of shares of each class and series of Company Common Stock) subject thereto and (z) each outstanding Company SAR, including, as applicable, the name of the holder, date of grant, and the grant value. Section 3.05(a)(ii) of the Company Disclosure Schedule sets forth a true and complete list of all other authorized, issued or outstanding Acquired Company Securities and the holders thereof. Except as set forth on Section 3.05(a)(ii) of the Company Disclosure Schedule, no

Acquired Company owns or controls, directly or indirectly, any capital stock, equity interests, voting securities or other ownership interest in any Person, and no Acquired Company is, directly or indirectly, a participant in any joint venture, partnership or similar arrangement. The Allocation Schedule (including any update thereto) is true and complete in all respects in accordance with the terms of this Agreement. Five days prior to the Closing Date, the Company will provide Parent with a revised version of Section 3.05(a) of the Company Disclosure Schedule, updated as of such date.
(b)All of the outstanding capital stock, equity interests, voting securities or other ownership interests in each Acquired Company have been duly authorized and validly issued, are fully paid and nonassessable, have not been issued in violation of Applicable Law or any preemptive rights, rights of first refusal or similar rights, and are owned by the Persons in the amounts set forth on Section 3.05(a) of the Company Disclosure Schedule, free and clear of any Lien or any other limitation or restriction (other than transfer restrictions under the Securities Act). Except as set forth in Section 3.05(a) of the Company Disclosure Schedule, there are no authorized, issued, reserved for issuance or outstanding (i) shares of capital stock, equity interests, voting securities or other ownership interests of any Acquired Company, (ii) securities of any Acquired Company convertible into or exchangeable for shares of capital stock, equity interests, voting securities or other ownership interests of any Acquired Company or (iii) options, warrants, restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or tracking units, incentive units or other similar securities or rights to acquire from any Acquired Company, or other obligation of any Acquired Company to issue, or rights relating to, any of the foregoing (the items in Sections 3.05(b)(i), 3.05(b)(ii) and 3.05(b)(iii) being referred to collectively as the “Acquired Company Securities”). There are no outstanding obligations of any of the Acquired Companies to repurchase, redeem or otherwise acquire any Acquired Company Securities, and there are no voting trusts, shareholder or member agreements, pooling agreements, proxies or other Contracts in effect with respect to the voting or transfer of any Acquired Company Securities. Other than this Agreement, there are no agreements, plans or other instruments relating to the issuance, sale or transfer of any Acquired Company Securities. There are no declared and unpaid dividends with respect to any Acquired Company Securities.
(c)Each Company Stock Option (i) has been granted in compliance with all applicable securities laws or exemptions therefrom and all requirements set forth in the Company Incentive Plan and other applicable Contracts, (ii) has been properly accounted for in the Financial Statements, (iii) has a grant date that is on or after the date on which the board of directors of the Company or its compensation committee took action to grant such Company Stock Option, (iv) has an exercise price that is no less than the fair market value of the shares of Company Common Stock underlying such Company Stock Option on the grant date, and (v) does not constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code.
(d)Section 3.01 of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries held by the Company. Other than with respect to the Subsidiaries set forth on Section 3.01 of the Company Disclosure Schedule, the Company does not, directly or indirectly, own, hold or control any equity security in any Person.
(e)The manner in which this Agreement contemplates Equityholder Distributions to be made to the Equityholders is in accordance with, and satisfies the requirements of, the Company’s Governing Documents.

Section 3.06Financial Statements.
(a)The (i) audited consolidated statements of financial condition as of December 31, 2023 and the related audited consolidated statements of operations, comprehensive income, changes in stockholder’s equity and cash flows for each of the two (2) years ended December 31, 2023 of the Acquired Companies and (ii) unaudited consolidated statements of financial condition as of December 31, 2024 and the related unaudited consolidated statements of operations, comprehensive income, changes in stockholder’s equity and cash flows for each of the two (2) years ended December 31, 2024 of the Acquired Companies (together with the notices thereto and accompanied by unqualified opinions of the independent accountants, the “Financial Statements”) fairly present in all material respects, in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Acquired Companies as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended. The Company has made available to Parent prior to the date hereof true and complete copies of each of the Financial Statements. No auditor has or has stated in writing an intention to withdraw its audit opinion with respect to any Financial Statements and the Company has not determined that it must or that it will restate any Financial Statements.
(b)The Acquired Companies maintains controls and procedures that are sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that material information relating to the Acquired Companies is promptly made known to the chief executive officer and the chief financial officer of the Company. There are no significant material deficiencies or material weaknesses in the design or operation of internal control over financial reporting relating to the Acquired Companies which are reasonably likely to adversely affect the Acquired Companies’ ability to record, process, summarize and report financial information, any such prior deficiencies or weaknesses have been adequately disclosed to the Acquired Companies’ auditors. The Acquired Companies have not identified and have not been advised by their auditors of any fraud or allegation of fraud, whether or not material, that involves management or other employees of the Company or any of its Subsidiaries who have a role in the Acquired Companies’ internal controls over financial reporting.
Section 3.07Absence of Certain Changes.
(a)Since the Balance Sheet Date, (i) the business of the Acquired Companies has been conducted in the ordinary course and (ii) there has not been a Company Material Adverse Effect.
(b)Since the close of business on the Balance Sheet Date, there has not been (i) any material property or casualty loss or damage or other interruption in the business operations of the Acquired Companies or (ii) any action taken or omission made by any of the Acquired Companies that, if taken or made during the period from the date of this Agreement through the Closing Date without Parent’s prior written consent, would constitute a breach of Section 5.01(b).
Section 3.08No Undisclosed Material Liabilities. There are no Liabilities of any of the Acquired Companies other than: (a) Liabilities set forth in Section 3.08 of the Company Disclosure Schedule or reflected in the Financial Statements or the notes thereto; (b) executory obligations under the express terms of Contracts entered into in the ordinary course of business (for the avoidance of doubt, excluding any Liability arising out of the breach thereof); (c) Liabilities incurred in connection with this Agreement and the transactions contemplated herein, (d) Liabilities incurred in the ordinary course of business since the Balance Sheet Date; and (e)

other undisclosed liabilities which, individually or in the aggregate, are not material to the Acquired Companies, taken as a whole.
Section 3.09Material Contracts.
(a)Section 3.09(a) of the Company Disclosure Schedule sets forth the following to the extent in effect as of the date hereof:
(i)all leases, subleases, licenses, sublicenses, easements and occupancy agreements for Leased Real Property set forth or required to be set forth in Section 3.13(b) of the Company Disclosure Schedule;
(ii)any Contract providing for the sale of execution or clearing services for commissions payable to the Acquired Companies of more than one million dollars ($1,000,000) in any twelve-month (12) period since January 1, 2024 (the “Top Customers”);
(iii)(A) any Contract (or group of related Contracts) with any vendor of the Acquired Companies that resulted in annual expenditures in excess of one million dollars ($1,000,000) in the aggregate for the fiscal year ended December 31, 2024) (the “Top Vendors”) and (B) any other Contract providing for the purchase, lease or license of materials, supplies, goods, services, Software, equipment or other assets that provides (or would reasonably be expected to provide) for either (1) payments by the Acquired Companies of more than one million dollars ($1,000,000) in any twelve-month (12) period since January 1, 2024 or (2) aggregate payments over the term thereof by the Acquired Companies of more than one million dollars ($1,000,000) (assuming the same is renewed or extended at the unilateral option of any other Person party thereto);
(iv)any Contracts with a Governmental Authority, any Government Contract or any currently outstanding bids, proposals or other offers related to Contracts with a Governmental Authority;
(v)any Contracts relating to the formation, creation, governance or control of any partnership, joint venture or other similar agreement or arrangement to which any Acquired Company is a party or otherwise holds any interest in;
(vi)any Contract entered into within ten (10) years prior to the date hereof relating to the acquisition or disposition of any business, equity securities or a material amount of assets (whether by merger, sale of stock, sale of assets or otherwise);
(vii)any Contract relating to Indebtedness or that grants Liens over the assets of the Acquired Companies;
(viii)any Contract relating to any loan or other extension of credit, or obligation to advance or contribute capital, made by any Acquired Company;
(ix)any stockholders, investors rights, registration rights or similar Contract, including any Contract granting an option or a right of first refusal or first offer or similar preferential right to purchase or acquire any equity securities or asset of any Acquired Company;
(x)any Contract providing for the indemnification of any Person by any Acquired Company (other than Contracts entered into in the ordinary course of business,

including those providing for the indemnification of in connection with the commercial operations of the Company in the ordinary course of business);
(xi)any Contract that limits (or purports to limit) in any respect the freedom of any Acquired Company or any of its Affiliates (including, following the Closing, Parent and its Affiliates) to compete in any line of business or with any Person or in any area or which imposes on any Acquired Company or any of its Affiliates (including, following the Closing, Parent and its Affiliates) (A) exclusivity requirements (including “requirements” obligations), (B) non-competition obligations, (C) limitations on the use or enforcement of any material Owned Intellectual Property Right, including any settlement, coexistence or standstill agreements;
(xii)any Contract with a Top Customer or Top Vendor that imposes minimum payment or purchase obligations (including “take-or-pay” provisions or “output” contracts), “most favored nations” or “most favored customer” status or rights of first or last offer obligations;
(xiii)any Contract involving interest rate, currency or commodities swaps, options, caps, collars, hedges or forward exchanges, or other similar agreements, regardless of whether entered into for the purposes of hedging, investment or otherwise;
(xiv)any Contract (including “keep-well” Contracts) under which (A) any Person has directly or indirectly guaranteed Indebtedness or other Liabilities of any Acquired Company, or (B) any Acquired Company has directly or indirectly guaranteed Indebtedness or other Liabilities of any Person;
(xv)any Contract which, after the Closing, would bind (or purport to bind) Parent or any of its Affiliates (other than the Acquired Companies);
(xvi)any brokerage, agency, dealer, sales representative, marketing or similar Contract;
(xvii)any Contract pursuant to which any Acquired Company (A) obtains any license, sublicense, right or authorization to use, or covenant not to be sued under, any Intellectual Property Right (other than public domain or “open source” Software, and other than any off-the-shelf shrinkwrap, clickwrap or similar license or sublicense, for non-custom Software that is commercially available on nondiscriminatory pricing terms with aggregate annual payments of less than one million dollars ($1,000,000)); or (B) grants any license, sublicense, right or authorization to use, or covenant not to be sued under, any Intellectual Property Right (other than non-exclusive licenses granted to customers in the ordinary course of business);
(xviii)any Affiliate Contract;
(xix)any settlement, resolution or similar Contract with continuing obligations;
(xx)(A) any Contract (including employment agreements and agreements containing non-competition, non-solicitation or confidentiality covenants) with any Company Key Employee or (B) any Contract with any Company Service Provider that (x) provides for severance or other termination-related payments, stay or retention, change in control, or transaction bonuses or similar payment or benefits or (y) is not terminable by the applicable Acquired Company upon notice of 30 calendar days or less (excluding, in the case of clauses (x) and (y), any such Contract with a Company

Employee outside of the United States that contains such provisions imposed by applicable Law);
(xxi)any Collective Bargaining Agreements;
(xxii)any Contract with a professional employer organization pursuant to which a Company Service Provider provides services to any Acquired Company; and
(xxiii)any other Contract (or group of Contracts) not made in the ordinary course of business that is material to the Acquired Companies, taken as a whole.
(b)Each Contract disclosed (or required to be disclosed) in Section 3.09(a) of the Company Disclosure Schedule and any other Contract that would have been required to be disclosed pursuant to Section 3.09 if in existence on the date hereof (each, a “Material Contract”) is a valid, binding and enforceable agreement of the applicable Acquired Company or Acquired Companies (and, to the knowledge of the Company, the other parties thereto), as the case may be, and is in full force and effect, and none of the Acquired Companies or to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any Material Contract, or, since the Balance Sheet Date, has alleged any such default or breach, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material breach or material event of default thereunder, or would result in any Acquired Company incurring any material Liability. True and complete copies of each Material Contract (including, for the avoidance of doubt, any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extension or renewals, but excluding fulfilled purchase orders) have been made available to Parent prior to the date of this Agreement.
(c)Since the Balance Sheet Date, none of the Acquired Companies has received any written or, to the knowledge of the Company, oral indication of an intention to terminate (including a termination for convenience or for cause) or, in the case of a Material Contract related to an ongoing relationship in the ordinary course of business with the other party thereto, written or to the knowledge of the Company, oral determination not to renew or extend on substantially similar terms, any Material Contract (including, for the avoidance of doubt, any purchase, sale or service order under any Material Contract) by any of the parties to any Material Contract. With respect to any Material Contract that, by its terms, would automatically renew or extend absent notice or other action by a party thereto, no such party has given any such notice or taken any such action. There is no material Action pending or threatened in writing, or to the knowledge of the Company, threatened orally against any of the Acquired Companies, any present or former officer, director or employee of any of the Acquired Companies, or any Person for whom any Acquired Company may be liable with respect to a Material Contract that is by or before (or that would be by or before) any Governmental Authority or arbitrator.
(d)Section 3.09(d) of the Company Disclosure Schedule sets forth a true and complete list of the Top Vendors and the Top Customers. Since the Balance Sheet Date (i) no customer or vendor of any of the Acquired Companies has ceased or materially altered (including by materially decreasing the volumes or dollar amounts of goods, services or technology ordered, purchased supplied or used by or from any Acquired Company, or by altering the payment or other terms on which goods, services or technology are ordered, purchased, supplied or used), or threatened in writing, or to the knowledge of the Company, threatened orally, to or provided notice of its intent to do any of the foregoing and (ii) there has been no material dispute or controversy or threatened in writing or, to the knowledge of the Company, threatened orally, material dispute or controversy between any Acquired Company, on one hand, and any customer or vendor of any of the Acquired Companies, on the other hand.

(e)No Acquired Company is in violation or breach of the terms of any Government Contract; all representations and certifications made by the Acquired Companies with respect to any Government Contract were accurate and complete in all material respects as of their effective date; no reasonable basis exists to give rise to a claim for fraud in connection with any Government Contract including under the United States civil or criminal False Claims Act; the Acquired Companies have complied in all material respects with the terms and conditions of each Government Contract and related Applicable Laws, including all provisions and laws regarding small business subcontracting and utilization, subcontracting plans, affirmative action, protection and security of personal data or data of a Governmental Authority, kickbacks, illegal gratuities and pricing; the Acquired Companies have not received a cure notice, show cause notice, civil investigative demand or had a Government Contract terminated for default or convenience, have not been threatened in writing, or to the knowledge of the Company, threatened orally, with termination for default, or notified of a breach of contract; and none of the Acquired Companies, their respective officers, employees, or, to the knowledge of the Company, agents or Representatives, is or has been suspended or debarred from doing business with any Governmental Authority, and, to the knowledge of the Company, there are no circumstances that would reasonably be expected to become a basis for any of the foregoing.
Section 3.10Tax Matters. Except as set forth on Section 3.10 of the Company Disclosure Schedule:
(a)Filing and Payment. (i) All income and other material Tax Returns required to be filed by or on behalf of each Acquired Company have been timely filed(taking into account any applicable extension); (ii) all such Tax Returns that have been filed were true, correct and complete, in all material respects; (iii) all material Taxes due and owing by any Acquired Company (whether or not shown as due on any Tax Return) have been timely paid to the appropriate Taxing Authority and (iv) each of the Acquired Companies has withheld and paid all material Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any Person.
(b)Financial Records. (i) The charges, accruals and reserves for Taxes with respect to the Acquired Companies reflected on the Balance Sheet (excluding any provision for deferred income Taxes) are adequate to cover Tax Liabilities accruing through the Balance Sheet Date (ii) since the Balance Sheet Date, none of the Acquired Companies has engaged in any transaction, or taken any other action, other than in the ordinary course of business, that would materially impact any Tax Liability of any of the Acquired Companies, (iii) there are no Liens for Taxes upon any of the assets of the Acquired Companies other than Permitted Liens and (iv) the Acquired Companies have delivered or will make available to Parent copies of all Tax Returns for which the statute of limitations have not expired.
(c)Procedure and Compliance. (i) none of the Acquired Companies has been granted any extension or waiver of the statute of limitations period applicable to any Tax Return of such Acquired Company, which period (after giving effect to such extension or waiver) has not yet expired; (ii) there is no claim, audit, action, suit, proceeding, assessment or investigation now pending or threatened in writing against or with respect to any of the Acquired Companies in respect of any material Tax; (iii) there are no requests for rulings or determinations in respect of any material Tax pending between any of the Acquired Companies and any Taxing Authority; (iv) none of the Acquired Companies has received a formal, written tax opinion with respect to any transaction relating to any of the Acquired Companies, other than a transaction in the ordinary course of business; and (v) none of the Acquired Companies has entered into any settlement or “closing agreement” pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) or has received any private letter ruling from the IRS or any similar ruling or opinion from any other Taxing Authority that will be binding with respect to, or otherwise affect, the Acquired Companies after the Closing.
(d)Taxing Jurisdictions. No claim has been made by any Taxing Authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to material taxation by, or required to file any Tax Return in, that jurisdiction. No Acquired Company is engaged in or has ever been engaged in a trade or business through a “permanent establishment” of any Acquired Company within the meaning of an applicable income Tax treaty in any country other than the country in which such Acquired Company, as applicable, is formed or organized.
(e)Tax Sharing, Consolidation and Similar Arrangements. (i) None of the Acquired Companies has been a member of an affiliated, consolidated, combined, unitary or similar Tax group other than one of which any Acquired Company was the common parent; (ii) the Company is the common parent of the U.S. federal income Tax “consolidated group” within the meaning of Section 1502 of the Code, which includes one or more of the Acquired Companies; (iii) none of the Acquired Companies has any Liability for Taxes of any Person other than another Acquired Company under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. law, as a transferee or successor, by Contract or by operation of law; and (iv) none of the Acquired Companies is party to or bound by any formal Tax Sharing Agreement.
(f)Certain Agreements and Arrangements. None of the Acquired Companies has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4. During the two (2)-year period ending on the date hereof, no Acquired Company was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
(g)Tax Liability. None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) any change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) executed on or prior to the Closing Date; (iii) any installment sale or open transaction made on or prior to the Closing Date; (iv) any prepaid amount or advance payments received or deferred revenue received or accrued on or prior to the Closing Date; or (v) any intercompany transaction or excess loss amount, in each case, described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. law)
(h)Tax Deferrals. None of the Acquired Companies, has sought any relief under, any provision of the CARES Act related to Taxes (including, but not limited to, the delaying of any payments in respect of payroll Taxes under Section 2302 thereof) or the American Rescue Plan Act of 2021.
(i)No U.S. Real Property Holding Corporation. The Company is not and or has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(j)Tax Exemptions. None of the Acquired Companies is, party to or the beneficiary of any Tax exemption, Tax holiday or other similar Tax reduction Contract or order with any Taxing Authority that is not generally available to similarly situated taxpayers without the exercise of discretionary authority by a Governmental Authority.

Notwithstanding anything to the contrary contained herein, the representations and warranties in this Section 3.10, Section 3.19 and Section 3.20 (in the case of Sections 3.19 and 3.20, solely with respect to matters relating to Taxes) are the sole and exclusive representations and warranties of the Company concerning Tax matters. None of the representations set forth in this Section 3.10 shall be interpreted as providing any representation, warranty or other assurance regarding (i) the amount or availability in a taxable period (or portion thereof) beginning after the Closing Date of any Tax Asset or (ii) any Tax position that the Parent or any of its Affiliates (including, on or after the Closing Date, the Acquired Companies) may take in respect of any taxable period (or portion thereof) beginning after the Closing Date. Notwithstanding any provision of this Agreement to the contrary, no representations or warranties (other than Section 3.10(g) and Section 3.20(j)) shall apply to any taxable period (or portion thereof) beginning after the Closing Date.
Section 3.11Litigation. Except as disclosed in Section 3.11 of the Company Disclosure Schedule, there is no Action pending, threatened in writing, or to the knowledge of the Company, threatened orally against any of the Acquired Companies, any present or former officer, director or employee of any of the Acquired Companies, or any Person for whom any Acquired Company may be liable or any of their respective properties, by or before (or that would be by or before) any Governmental Authority or arbitrator that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected, individually or in the aggregate, to be material to the Acquired Companies, taken as a whole, or that challenges or seeks to prevent, enjoin or materially delay the consummation of the transactions contemplated by, or the performance by the Company of its obligations under, this Agreement or the other Transaction Documents.
Section 3.12Compliance with Laws and Court Orders. None of the Acquired Companies is in violation of, and since January 1, 2020, has not violated, and is not under investigation with respect to and has not been, threatened in writing or to the knowledge of the Company, threatened orally, to be charged with or given notice of any violation of, any Applicable Law, except for violations that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. There is no Order that is or would reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, or that seeks to prevent, enjoin or materially delay the consummation of the transactions contemplated by, or the performance by the Company of its obligations under, this Agreement or the other Transaction Documents.
Section 3.13Properties.
(a)Section 3.13(a) of the Company Disclosure Schedule sets forth a true and complete list of all material real property owned by any Acquired Company (including the address, parcel number or other description of the location of such real property), together with the name of the record owner and a description of the present use of each such real property (the “Owned Real Property”).
(b)Section 3.13(b) of the Company Disclosure Schedule sets forth a true and complete list of the address of each material parcel of real property subject to a lease, sublease, license, sublicense, easement or occupancy agreement to which any Acquired Company is a party (the “Leased Real Property”) and a list of all such leases, subleases, licenses, easements and other occupancy agreements, including all amendments and supplements thereto and guaranties thereof (collectively, “Leases”). The Owned Real Property and the Leased Real Property constitute all of the material real property used, held for use or occupied by the

Acquired Companies in connection with the conduct of the business of the Acquired Companies. No Owned Real Property or Leased Real Property is subleased by any Acquired Company to any third party, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole. The Company has made available to Parent true and complete copies of all Leases.
(c)The Acquired Companies have good and marketable, indefeasible, fee simple title to, or, in the case of leased or licensed property and assets have valid and subsisting leasehold interests or licenses in, all property and assets (whether real, personal, tangible or intangible), reflected on the Balance Sheet or acquired after the Balance Sheet Date, and such property, assets and rights (together with the Permits held by the Acquired Companies) constitute all the property, assets and rights used in and sufficient for the conduct of the business of the Acquired Companies as presently conducted and as currently contemplated to be conducted, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole. None of such property, assets or rights is subject to any Lien, except Permitted Liens and any other Liens which arise in the ordinary course of business that are not material in amount and that do not materially detract from the value, materially impair or interfere with any present or intended use or otherwise materially and adversely affect the marketability of any such property or assets to which they relate.
Section 3.14Intellectual Property.
(a)Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of all (i) registrations or applications for registration included in the Owned Intellectual Property Rights, specifying as to each such registration or application, as applicable, (A) the owner of such item (and, with respect to any and all domain name registrations, the applicable registrar), (B) each jurisdiction in which such item is issued or registered or in which any application for issuance or registration has been filed, (C) the respective issuance, registration, or application number of such item and (D) the date of application and issuance or registration of such item and (ii) names of material proprietary Software packages included in the Owned Intellectual Property Rights. For clarity, references to Software that is part of the Owned Intellectual Property Rights exclude Intellectual Property Rights owned by a third-party that are part of or used with such Software.
(b)The Acquired Companies own or have a valid and enforceable right and license to use any and all Intellectual Property Rights material to, and used or held for use in, or otherwise necessary for, the conduct of the business of the Acquired Companies as currently conducted. The material Owned Intellectual Property Rights and the material Licensed Intellectual Property Rights constitute all Intellectual Property Rights material to, or used or held for use in, or otherwise necessary for, the conduct of the business of the Acquired Companies as currently conducted. Except for restrictions imposed by Applicable Laws, there exist no material restrictions on the disclosure, use, license or transfer by the Acquired Companies of the material Owned Intellectual Property Rights.
(c)The consummation of the transactions contemplated by this Agreement will not, (i) alter, encumber, impair or extinguish any material Owned Intellectual Property Rights or material Licensed Intellectual Property Rights, or (ii) encumber any of the Intellectual Property Rights owned or licensed by Parent or any of its Affiliates in any material respect.
(d)None of the Acquired Companies nor the conduct of their respective businesses has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property Right of any Person in any material respect. There is no Action pending or, to the Acquired Companies’ knowledge, threatened against the

Acquired Companies or any present or, to the knowledge of the Acquired Companies, former officer, director or employee of the Acquired Companies (i) based upon, or challenging or seeking to deny or restrict, the rights of any of the Acquired Companies in any of the material Owned Intellectual Property Rights or material Licensed Intellectual Property Rights (ii) alleging that the use of the material Owned Intellectual Property Rights material Licensed Intellectual Property Rights by any of the Acquired Companies conflicts with, misappropriates, infringes or otherwise violates any Intellectual Property Rights of any Person or (iii) alleging that the Acquired Companies have infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person. No Person has infringed, misappropriated or otherwise violated any material Owned Intellectual Property Right or, to the Acquired Companies’ knowledge, the Acquired Companies’ rights in any Licensed Intellectual Property Right.
(e)None of the material Owned Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, and all material Owned Intellectual Property Rights are subsisting, valid and enforceable. The Acquired Companies are the sole and exclusive owners of all material Owned Intellectual Property Rights and hold all right, title and interest in and to all material Owned Intellectual Property Rights, without any obligation to pay any royalty or other amount to any Person and have valid and enforceable rights to use all material Licensed Intellectual Property Rights, in each case, free and clear of any and all Liens (other than Permitted Liens).
(f) (i) The Acquired Companies have taken commercially reasonable actions necessary to maintain and protect the material Owned Intellectual Property Rights and their rights in the material Licensed Intellectual Property Rights, including payment of applicable maintenance and renewal fees and filing of applicable statements of use with respect to any registered Owned Intellectual Property Rights, and (ii) the Acquired Companies have taken commercially reasonable steps in accordance with normal industry practice to maintain and protect the confidentiality of all material Owned Intellectual Property Rights that are of a confidential nature and used or held for use in the business or operation of the Acquired Companies as currently conducted, or the value of which to the Acquired Companies is contingent upon maintaining the confidentiality thereof (including all data and Software included in the material Owned Intellectual Property Rights). The Acquired Companies have and are in compliance with, and have a practice of requiring employees to be in compliance with, a policy of not permitting such Intellectual Property Rights to be disclosed other than to employees, representatives, service providers, consultants and agents of the Acquired Companies or of Parent or its Affiliates, without a requirement to be bound by written or otherwise binding confidentiality obligations, and such confidentiality agreements and such policy have not been materially breached or violated.
(g)The Acquired Companies have and are in compliance with, and have a practice of requiring employees to be in compliance with, a policy of requiring binding, written agreements with all current and former employees, independent contractors or other Persons who have participated in the development of any material Intellectual Property Rights for the applicable Acquired Company whereby such employees, independent contractors and other Persons (i) presently assign to the applicable Acquired Company any ownership interest and right they may have in all such Intellectual Property Rights and (ii) acknowledge the Acquired Companies’ ownership of all such Intellectual Property Rights. No such agreements have been materially breached or violated.
(h)The material IT Assets operate and perform in all material respects as required for the Acquired Companies to conduct their business as currently conducted. The Acquired Companies have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the material IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable (i) data backup, (ii) disaster avoidance and recovery procedures, (iii) business continuity procedures and (iv) encryption and other security protocol technology. There has been no material breach or unauthorized use, modification, interruption, downtime or corruption of, or any unauthorized access to, any IT Assets (or any information or transactions stored or contained therein or transmitted thereby).
(i)The Acquired Companies have, and are in compliance with, a policy of using anti-virus scanning tools to confirm that none of the Software that is included in material Owned Intellectual Property Rights or otherwise distributed by any of the Acquired Companies as part of their respective businesses contains any worm, bomb, backdoor, clock, timer, or other disabling device code, design or routine which can cause Software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command. No Software that is included in material Owned Intellectual Property Rights or is otherwise distributed by the Acquired Companies as part of their respective businesses, contains any “open source” Software that is licensed under any terms or conditions that requires the Acquired Companies to do the following with respect to such Software that is included in material Owned Intellectual Property Rights: (A) make available or distribute such Software in source code form; (B) grant to third parties a license to such Software for the purpose of making derivative works; (C) grant to third parties a license to such Software under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (D) require that such Software be redistributable at no or nominal charge. None of the Software that is included in material Owned Intellectual Property Rights is subject to any Contract with any Person under which any of the Acquired Companies has deposited, or is required or could be required to deposit, into escrow the source code of such Software. No source code of any Software that is included in Owned Intellectual Property Rights has been released to any Person by any escrow agent and the consummation of the transactions contemplated by this Agreement will not trigger the release of any source code of any such Software.
Section 3.15Data Privacy and Security.
(a)Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, the Acquired Companies, have at all times complied, and are currently in compliance, in all material respects with all Applicable Laws, public-facing policies, and procedures established by the Acquired Companies, and all restrictions and requirements contained in any Contract to which any of the Acquired Companies is bound, in each case, relating to (i) the privacy of the users of the products and services of the business of the Acquired Companies as currently conducted or (ii) the privacy, collection, maintenance, use, sale, storage, protection, retention, deletion, sharing, transfer or other processing of any Personally Identifiable Information (such requirements, the “Data Privacy Obligations”).
(b)Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, none of the Acquired Companies has been subject to any material security breaches with respect to any Personally Identifiable Information or any confidential information of the Acquired Companies or the business thereof.
(c)The Acquired Companies, have taken all commercially reasonable actions, and implemented policies and procedures, to protect and maintain the security of all Personally Identifiable Information and confidential information of any of the Acquired Companies, including protecting such information from any unauthorized access, disclosure, corruption, modification or other misuse. No Acquired Company is or has been subject to an Order of, or has received a notice from, a Governmental Authority, and there have been no complaints or notices, investigations or other proceedings asserted by any Person or any Governmental Authority with respect to the Acquired Companies’ actual or alleged non-compliance with or violation of any Data Privacy Obligations or in relation to the Acquired Companies’ loss of or unauthorized (or the alleged loss of or unauthorized) use, disclosure or transfer of Personally Identifiable Information.
Section 3.16Insurance Coverage. A true and complete list of all insurance policies and fidelity and surety bonds held by any of the Acquired Companies and their Affiliates or relating to the assets, business, operations, employees, officers or directors of any of the Acquired Companies (other than any policies or bonds relating to any Company Employee Plan), as well as the five-year (5) loss runs under such policies and bonds is set forth on Section 3.16 of the Company Disclosure Schedule (the “Company Insurance Policies”), and true and complete copies thereof have been made available to Parent prior to the date hereof. The Company Insurance Policies are of the type, and provide coverage as is, reasonable and appropriate considering the business of the Acquired Companies (including compliance with the Contracts to which they are bound). Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, (a) there are no claims by any of the Acquired Companies pending under any Company Insurance Policy as to which coverage has been denied or disputed by the underwriters of such Company Insurance Policies or in respect of which such underwriters have reserved their rights, (b) as of the date hereof, all premiums due and payable under all Company Insurance Policies have been timely paid in full and (c) none of the Acquired Companies is in default under any such policy or bond that, with notice or lapse of time or both, would permit termination or modification of such policy or bond and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would permit termination or modification of such policy or bond. None of the Acquired Companies has received, with respect to any Company Insurance Policy, any notice of non-renewal or other indication that such Company Insurance Policy will not be renewable by the Acquired Companies upon the expiration of its current coverage period on substantially similar terms. No Acquired Company has any material self-insurance programs.
Section 3.17Licenses and Permits.
(a)Section 3.17 of the Company Disclosure Schedule sets forth the material Permits held by the Acquired Companies, together with the name of the Governmental Authority issuing such Permit. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, (i) the Acquired Companies hold all Permits that are required to be held in order to conduct the business of the Acquired Companies, (ii) all Permits held by any of the Acquired Companies are valid and in full force and effect and the appropriate Acquired Company has accurately filed all reports and paid all fees, assessments, and contributions required by such Permits and Applicable Laws and (iii) each of the Acquired Companies is, and has been since January 1, 2022, in compliance with, and has fulfilled and performed all of its obligations with respect to, the Permits held by it.
(b)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, none of the Acquired Companies is in default under, and none of the Acquired Companies has been in default under, any Permit held or required to be held by it and none of such Permits have been terminated, impaired or have been terminable, in whole or in part, due to the actions or inactions of the Acquired Companies (except for terminations or impairments occurring as a result of the expiration of such Permits solely due to lapse of time in accordance with the terms thereof).
(c)The appropriate Acquired Company has accurately filed all reports and paid all fees, assessments, and contributions required by the Permits and Applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole. No written notices or to the knowledge of the Company oral notices have been received by any of the Acquired Companies alleging the failure to hold any material Permit required to be held by the Acquired Companies to conduct their respective businesses or own their respective assets. No material Permit is subject to (i) any material conditions or requirements that have not been imposed generally upon permits of the same type and (ii) any pending regulatory proceeding or judicial review before a Governmental Authority seeking to suspend, revoke, cancel or adversely modify such Permit.
Section 3.18Environmental Matters. Except as disclosed in Section 3.18 of the Company Disclosure Schedule and as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole:
(a)(i) no notice, demand, request for information, citation, summons or complaint has been received; (ii) no Order has been issued or is otherwise in effect; (iii) no penalty has been assessed; and (iv) no Action or review is pending threatened in writing, or to the knowledge of the Company, threatened orally, in each case, with respect to any Acquired Company (or any of their respective predecessors) that relates to any Environmental Law or Hazardous Substance reasonably likely to result in Liability of any Acquired Company;
(b)there has been no Environmental Release of any Hazardous Substance at, on, under, to, in or from (i) any location by or arising from the operations of, (ii) any property or facility now or previously owned, leased or operated by, or (iii) any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, in each case, any Acquired Company (or any of their respective predecessors) that is reasonably likely to result in material Liability under Environmental Laws of any Acquired Company; and
(c)each Acquired Company (i) is and has since January 1, 2022, been in compliance with all Environmental Laws in all material respects; (ii) possesses and maintains all required Environmental Permits and is in material compliance with the terms thereof; and (iii) has timely made all appropriate filings necessary for the issuance or renewal thereof.
Section 3.19Employees and Labor Matters.
(a)Section 3.19(a) of the Company Disclosure Schedule sets forth with respect to each Company Service Provider as of the date hereof, such Company Service Provider’s (i) name, (ii) employing or engaging entity, (iii) title, (iv) original date of hire, (v) principal place of employment, (vi) union status, (vii) whether active or on leave (and, if on leave, the nature of the leave and expected return date), (viii) whether exempt from the Fair Labor Standards Act or any comparable foreign, state or local law, (ix) whether full-time or part-time, (x) annual base salary or wage rate (or consulting rate), (xi) most recent equity or cash incentive compensation received (if any) and the form of such incentive compensation, (xii) current target equity or cash incentive compensation opportunity and the form of such target incentive compensation and (xiii) paid time off entitlement formula and amount of accrued but unused paid time off. Company shall make available a list, for each Company Service Provider who is not a United States citizen or lawful permanent resident but who performs services in the United States, his or her current immigration status (including visa type) and, if applicable, the date when such status expires. Five (5) Business Days prior to the Closing Date, the Company shall provide Parent with a revised version of Section 3.19(a) of the Company Disclosure Schedule and the list referenced in the preceding sentence, updated as of such date.

(b)As of the date hereof, no Company Employee has provided notice to any Acquired Company that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one (1) year after the Closing Date.
(c)Except as (i) set forth on Section 3.19(c) of the Company Disclosure Schedule or (ii) would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, the Acquired Companies are, and have been since January 1, 2022, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor relations, employment practices, terms and conditions of employment, health and safety, worker classification, wages and hours, overtime, information, disability rights, non-discrimination, sexual harassment or misconduct, civil rights, equal opportunity, plant closures and layoffs, terminations, workers’ compensation, employee leave issues, unemployment insurance. No current or former Company Service Provider has made, since January 1, 2022, an oral or written complaint of discrimination, retaliation or other similar wrongdoing.
(d)Except as set forth on Section 3.19(d) of the Company Disclosure Schedule, none of the Acquired Companies is or has been, a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement, and there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Company Service Provider or any grievances or job actions involving any current or former Company Service Provider. Furthermore, no labor union, labor organization or works council has made a written pending demand for recognition or certification since January 1, 2022, and there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Acquired Companies, threatened to be brought or filed with the National Labor Relations Board or any other applicable labor relations Governmental Authority. None of the Acquired Companies has failed to comply with the provisions of any Collective Bargaining Agreement, and there are no grievance or job actions involving any current or former Company Service Provider against any Acquired Company. There are no complaints pending or involving or, to the knowledge of the Company, threatened against or threatened to involve any Acquired Company before the National Labor Relations Board, Equal Employment Opportunity Commission or any other Governmental Authority or any current union representation questions involving any Company Service Provider. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated thereby. All Company Employees located in the United States are employed on an at will basis. Since January 1, 2022, there has been no labor strike, slowdown, stoppage, picketing, interruption of work, lockout or similar labor activity or dispute involving any Company Employee that is pending or, to the knowledge of the Company, threatened against or affecting any Acquired Company. There are no “leased employees” (as such term is defined in Section 414(n) of the Code) of any Acquired Company.
(e)The Acquired Companies are, and have been since January 1, 2022, in compliance with WARN and has no Liabilities or other obligations thereunder. None of the Acquired Companies has taken any action that would cause Parent, the Acquired Companies (including the Surviving Corporation) or any of their respective Affiliates to have any Liability or other obligation following the Closing Date under WARN.
(f)Except as set forth on Section 3.19(f) of the Company Disclosure Schedule, since January 1, 2022, there has not been any Action related to, or any act or allegation of or relating to, sex-based discrimination, sexual harassment or sexual misconduct, or breach of any policy of any of the Acquired Companies relating to the foregoing, in each case, involving any of the

Acquired Companies or any current or former Company Service Providers, nor have there been any settlements or similar out-of-court or pre-litigation arrangements relating to any such matters, nor has any such Action been threatened in writing.
(g)To the knowledge of the Company, no current or former Company Service Provider is a party to any Action or is otherwise bound by a non-compete or similar agreement with a third party that may interfere with such person’s role, conflict with the operations or business of any Acquired Company or the transactions contemplated by this Agreement or would reasonably be expected to adversely affect any Acquired Company in any material respect.
(h)All Company Employees who perform services in the United States for any Acquired Company are either United States citizens or are legally authorized to work in the United States under the Immigration Reform and Control Act of 1986 and any applicable legal requirement relating to the employment of non-United States citizens. With respect to all Company Employees performing services in the United States, the Acquired Companies are in compliance with, and since January 1, 2022 have complied with, all legal requirements with respect to work eligibility and have not been subject to any audit or investigation from the United States Department of Homeland Security, including the United States Immigration and Customs Enforcement or any predecessor thereto, or any other immigration-related enforcement proceeding, and since January 1, 2022, no Acquired Company has received notice of any potential or actual violation of applicable immigration or I-9 legal requirements.
Section 3.20Employee Benefits.
(a)Section 3.20(a) of the Company Disclosure Schedule sets forth each Company Employee Plan. Prior to the date hereof, a true and complete copy of each Company Employee Plan (or a description, if such plan is not written) and all amendments thereto have been made available to Parent and, as applicable, (i) all related trust agreements, insurance Contracts or other funding arrangements and amendments thereto, (ii) the current prospectus or summary plan description and all summaries of material modifications, (iii) the most recent annual report (Form 5500) and accompanying schedules and attachments thereto for the most recently completed plan years, (iv) the most recently prepared actuarial reports and financial statements, (v) the most recent determination or opinion letter from the IRS relating thereto, (vi) all documents and correspondence relating thereto received from or provided to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any Governmental Authority during the past three (3) years, (vii) all current employee handbooks, manuals and policies and (viii) if such plan is a Non-U.S. Plan, documents that are substantially comparable (taking into account differences in Applicable Law and practices) to the documents required to be provided in clauses (i) through (vii).
(b)None of the Acquired Companies nor any of their ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), has any Liability under or with respect to, any plan subject to Title IV of ERISA, including any “multiemployer plan” as defined in Section 3(37) of ERISA (other than any Liability that has been satisfied in full). No event has occurred and no condition exists that has subjected, or would reasonably be expected to subject, any Acquired Company or any of their respective ERISA Affiliates to any material tax, fine, lien, penalty or other Liability imposed by ERISA, the Code or any other Applicable Law, either directly or by reason of any Acquired Company’s affiliation with any of its ERISA Affiliates, that has not been satisfied in full.
(c)With respect to any Company Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause any of the Acquired Companies to incur any material Liability under ERISA or the Code.
(d)Except as set forth on Section 3.20(d) of the Company Disclosure Schedule, none of the Acquired Companies has any current or projected Liability for, and no Company Employee Plan provides or promises, any post-employment or post-retirement health, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Company Service Provider (other than coverage mandated by Applicable Law, including COBRA).
(e)Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS and no circumstances exist that could reasonably be expected to result in any such letter being revoked. Each trust created under any such Company Employee Plan is exempt from Tax under Section 501(a) of the Code.
(f)Each Company Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with all applicable requirements of Section 409A of the Code. None of the Acquired Companies has any obligation to gross-up, indemnify or otherwise reimburse any current or former Company Service Provider for any Tax incurred by such Company Service Provider, including under Section 409A or 4999 of the Code.
(g)Each Company Employee Plan has been maintained, funded and administered in material compliance with its terms and all Applicable Law, including ERISA and the Code (to the extent applicable). No events have occurred with respect to any Company Employee Plan that would reasonably be expected to result in the assessment of any excise tax against the Acquired Companies. All contributions, premiums and payments for any period ending on or before the Closing Date that are not due are properly accrued to the extent required to be accrued under applicable accounting principles and have been properly reflected on the Balance Sheet or accurately disclosed in the notes thereto.
(h)No action, suit, investigation, inquiries, audit, proceeding or claim (other than routine claims for benefits) has been, to the Acquired Companies’ knowledge, threatened, or is pending against any Company Employee Plan before any court or arbitrator or any Governmental Authority.
(i)Except as set forth in Section 3.20(i) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former Company Service Provider to any payment or benefit, including any bonus, retention, severance or other termination-related payments, retirement or job security payment, benefit or (ii) enhance any benefits or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Employee Plan or (iii) limit or restrict the right of the Acquired Companies or, after the Closing, Parent, the Surviving Corporation or any of their respective Affiliates, to merge, amend or terminate any Company Employee Plan. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Acquired Companies relating to, or change in employee participation or coverage under, any Company Employee Plan that would increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(j)Except as set forth in Section 3.20(j) of the Company Disclosure Schedule, no amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of Indebtedness) by any current or former employee, officer or director of an Acquired Company who is a “disqualified individual” within the meaning of Section 280G of the Code could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.
(k)Each Non-U.S. Plan (i) has been maintained in compliance with its terms and Applicable Law, (ii) if intended to qualify for special Tax treatment, meets all the requirements for such treatment, (iii) each such Non-U.S. Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and no event has occurred since the date of the most recent approval or application therefor relating to any such Non-U.S. Plan that would adversely affect any such approval or good standing, (iv) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles. From and after the Closing Date, Parent and its Affiliates will receive the full benefit of any funds, accruals and reserves under the Non-U.S. Plans and (v) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to such Non-U.S. Plan.
Section 3.21Affiliate Transactions. Other than this Agreement, the other Transaction Documents and ordinary course agreements incident to the employment of any Equityholder by the Acquired Companies and set forth on Section 3.21 of the Company Disclosure Schedule, none of the Equityholders and none of their respective members, directors, officers, employees, Affiliates or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities Act (other than any of the Acquired Companies)) (a) is a party to any Contract with an Acquired Company, (b) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is used or is currently contemplated to be used by any of the Acquired Companies, (c) licenses, assigns or otherwise transfers any Intellectual Property Rights (either to or from any of the Acquired Companies), (d) is indebted to or, in the past three (3) years, has borrowed money from or lent money to, any Acquired Company (other than any such indebtedness that will be discharged or extinguished at or prior to Closing) or (e) owns, directly or indirectly, any material property, asset or right (whether tangible or intangible) that is currently used by an Acquired Company (any Contract related to the arrangements described in clauses (a) through (d) hereof, including any such agreements listed (or required to be listed) on Section 3.21 of the Company Disclosure Schedule, an “Affiliate Contract”).
Section 3.22Finders’ Fees. Other than Broadhaven Capital Partners, LLC, no investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents by reason of any action taken by any of the Acquired Companies prior to the Effective Time. The Company has made available to Parent and Merger Sub true and complete copies of all Contracts under which any such fees or commissions are payable, with fee information redacted, and all related indemnification and other agreements related thereto.
Section 3.23Foreign Corrupt Payments; Sanctions; Export Control; Anti-Money Laundering
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(a)Each Acquired Company and each of their respective Representatives and, to the knowledge of the Company, any other Person acting on behalf of, acting alone or together, is, and for the previous five years has been, in compliance in all material respects with the Anti-Corruption Laws, and has instituted and maintains policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws.
(b)No Acquired Company and none of their respective Representatives or, to the knowledge of the Company, any other Person acting on behalf of an Acquired Company, (i) is, or in the previous three years has been, charged with or received notice of any violation of any Anti-Corruption Laws, or (ii) to the knowledge of the Company, is, or in the previous five years has been, under investigation with respect to any violation of any Anti-Corruption Laws. To the knowledge of the Company, there is no investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any Governmental Authority with respect to Anti-Corruption Laws outstanding against any Acquired Company or any Person for whose acts or defaults any Acquired Company may be vicariously liable.
(c)During the previous five years, no Acquired Company nor any of their respective Representatives or other Persons acting on behalf thereof, acting alone or together, has (i) received, directly or indirectly, anything of value (including rebates, payments, commissions, promotional allowances or other economic benefits, regardless of their nature or type) from any Person (including any customer, supplier, employee or agent of any customer or supplier) for the purpose of improperly obtaining or retaining business or to otherwise achieve an improper commercial advantage or (ii) given or promised to give, directly or indirectly, anything of value (including any money, gift or similar benefit) to any Person (including any customer, supplier, employee or agent of any customer or supplier, any government official or other Person who was, is or may be in a position to help or hinder any Acquired Company (or assist any Acquired Company in connection with any actual or proposed transaction)) for the purpose of improperly obtaining or retaining business or to achieve an improper commercial advantage.
(d)No Acquired Company nor any of their respective Representatives or other Persons acting on behalf thereof is, or has been for the previous five years, a non-U.S. government official or a close family member of a non-U.S. government official.
(e)During the previous five years, each Acquired Company is, and has been in, compliance in all material respects with all Applicable Laws concerning the exportation, re-exportation, importation and temporary importation of any products, technology, technical data or services or customs matters, including those with respect to the collection and payment of any tariffs (together, “Export Control Laws”), including those promulgated and/or administered by the U.S. Office of Foreign Assets Control.
(f)No Acquired Company, nor any of their respective Representatives or other Persons acting on behalf thereof, is, or has been in the previous five years: (i) a Sanctioned Person, (ii) engaged, directly or indirectly, in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Jurisdiction or (iii) otherwise in violation of applicable Sanctions.
(g)For the previous five years, the Company (i) has implemented appropriate procedures for ensuring compliance with all Applicable Laws governing anti-money laundering (including but not limited to the Financial Action Task Force Recommendations dated 16 February 2012), (ii) has employed appropriate risk-based measures and due diligence, “know your customer” and other procedures where required pursuant to such Applicable Laws and (iii) has kept and maintained all required written procedures, compliance records and audit evidence and suspicious transaction reports as required by such Applicable Laws.

(h)The Company has instituted and maintains policies and procedures reasonably designed to promote and achieve compliance with Anti-Corruption Laws, Export Control Laws and Applicable Laws governing anti-money laundering.
(i)No Acquired Company nor, to the knowledge of the Company, any Company Service Provider has been the subject of an Action within the three (3) years prior to the date of this Agreement alleging that any Acquired Company or Company Service Provider has violated the FCPA or any other anti-corruption or anti-bribery law, Export Control Law or Applicable Law governing anti-money laundering.
(j)No Acquired Company nor any Company Service Provider, or any other Person that acts for or on behalf thereof appears on any list of entities or individuals debarred from tendering or participating in any project funded by national or local governments, the World Bank, European Bank for Reconstruction and Development or any other multi-lateral or bi-lateral aid or development agency.
(k)No Acquired Company has received any subsidy from a Governmental Authority of the People’s Republic of China. No Acquired Company (i) has recruited or hired any Company Service Providers under any pairing assistance, poverty alleviation, labor transfer or similar program sponsored by a Governmental Authority of the People’s Republic of China or (ii) is or has been listed on, or has engaged in business with any Person that is or has been listed on, any list maintained by the U.S. Department of Homeland Security pursuant to Section 2(d)(2)(B) of Public Law 117-78.
(l)No Acquired Company has designed, manufactured, produced, marketed, sold, distributed, delivered, owned or acquired any goods, wares, articles, or merchandise that is or has been (i) prohibited from import into the United States (including pursuant to 19 U.S.C. § 1307) or (ii) listed on any list maintained by the U.S. Department of Labor pursuant to 22 U.S.C. 7112(b)(2)(C).
Section 3.24General Regulatory Compliance.
(a)Except as set forth in Section 3.24(a) of the Company Disclosure Schedule, each of the Acquired Companies is, and has been since January 1, 2022, in compliance in all material respects with and not in default or violation of Applicable Laws. Each of the Acquired Companies has in effect, and at all required times, has had in effect, written policies and procedures reasonably designed to comply with all Applicable Laws.
(b)Subject to Section 3.25(a) and except as set forth in Section 3.24(b) of the Company Disclosure Schedule, no Acquired Company (i) is or is required to be or (ii) directly or indirectly holds any ownership interest in or controls (whether via contract or otherwise) any Person that is or is required to be, in each case, registered, licensed, or qualified as, a bank, insured depository institution, credit union, trust company, money services business, money transmitter, investment adviser, broker-dealer, commodity broker-dealer, commodity pool operator, commodity trading adviser, futures commission merchant, swap execution facility, transfer agent, real estate broker, introducing broker, municipal advisor, insurance company, insurance agency or producer, insurance broker, municipal securities dealer or in any other similar capacity. No Acquired Company has received any notice concerning any failure to obtain any such registration, license or qualification. Except as set forth in Section 3.24(b) of the Company Disclosure Schedule, no Acquired Company provides services to any non-U.S. Person or any Person outside the United States in a manner or to an extent that requires registration in any such jurisdiction.

(c)Except as set forth in Section 3.24(c) of the Company Disclosure Schedule and for routine examinations conducted by the SEC, FINRA, CFTC, NFA or any other Governmental Authority in the ordinary course of business, (i) no Governmental Authority has, in the past three (3) years, filed any Action (or issued a formal order of investigation), with respect to the business or operations of the Acquired Companies, or sent the Acquired Companies a written “wells notice,” other written indication of the commencement of an enforcement action from the SEC, FINRA, CFTC, NFA or any other Governmental Authority, or other notice alleging any material noncompliance with any Applicable Law. Except as set forth in Section 3.24(c) of the Company Disclosure Schedule, in the past three (3) years, none of the Acquired Companies has (A) settled any Action of the SEC, FINRA, the CFTC, NFA or any other Governmental Authority, (B) had an order entered against it in connection with any Applicable Law, (C) been subject to any cease and desist, censure or other disciplinary or similar order issued by any Governmental Authority, (D) been a party to any written agreement, consent agreement, memorandum of understanding or disciplinary agreement with any Governmental Authority or (E) been a recipient of any supervisory letter from any Governmental Authority.
Section 3.25FCM Matters.
(a)Other than the FCM Subsidiary, no Acquired Company engages in activities that would require it to be registered as an FCM with the CFTC. Since January 1, 2022, the FCM Subsidiary has been (i) duly registered as an FCM under the CEA, and (ii) a member in good standing of the NFA and each other Self-Regulatory Organization of which it is required to be a member. Each natural Person whose functions require him or her to be licensed as an “associated person” (as defined in CFTC Rule 1.3) of, and registered with, the FCM Subsidiary is registered with the NFA and all applicable states and other jurisdictions, and such registrations are not, and since January 1, 2022 have not been, suspended, revoked or rescinded and remain in full force and effect, and no such natural Person is registered with more than one FCM in any jurisdiction where such multiple registrations would violate any Applicable Law. Each natural Person who is required to be listed as a principal of the FCM Subsidiary has filed a current Form 8-R with the NFA, which is accurate in all material respects.
(b)The current Form 7-R of the FCM Subsidiary is, and any Form 7-R of the Company or any Affiliate filed before the Closing Date will be at the time of filing, in compliance in all material respects with the applicable requirements of the CEA, the rules thereunder and the rules of any Self-Regulatory Organization, as applicable.
(c)The FCM Subsidiary is current in all material filings required by the CFTC, NFA and any other Governmental Authorities and Self-Regulatory Organizations and has complied in all material respects with Applicable Law and the rules and regulations of the CFTC promulgated thereunder and any Self-Regulatory Organization rules applicable to such filings, as in effect at the time the filings were filed. Since January 1, 2022, no such filings, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in light of the circumstances under which they were made.
(d)(i) None of the FCM Subsidiary, or any of its Affiliates, nor any of the FCM Subsidiary’s “associated persons” (as defined in CFTC Rule 1.3) or “principals” (as defined in CFTC Rule 3.1) is (A) ineligible to serve as an FCM or as an “associated person” or “principal” of an FCM, (B) subject to a “statutory disqualification” under Section 8a(2) of the CEA, (C) subject to any material disciplinary proceedings or Orders that would be required to be disclosed on Form 7-R or Form 8-R (and which disciplinary proceedings or Actions are not actually disclosed on such Person’s current Form 7-R or current Form 8-R) to the extent that such Person or its associated persons or principals is required to file such forms, or (D) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of such Person as an FCM or associated person or principal of an FCM under Section 8a(4) of the CEA, and (ii) there is no Action pending, threatened in writing, or, to the knowledge of the Company, threatened orally, by any Governmental Authority that would reasonably be expected to result in any of the circumstances described in the foregoing clauses (A), (B), (C) and (D).
(e)No fact relating to the FCM Subsidiary or any “principal” of the FCM Subsidiary, as defined in Form 8-R, requires any response in the affirmative to any question relating to “Criminal Disclosures” in the FCM Subsidiary’s Form 7-R or in the principal’s Form 8-R, except to the extent that such facts have been reflected on such forms.
(f)The services performed by the FCM Subsidiary have been conducted in compliance with all material requirements of the CEA, the rules and regulations of the CFTC, the NFA, and any applicable state regulatory authority or Self-Regulatory Organizations, as applicable. The FCM Subsidiary has established, in compliance with requirements of Applicable Law, and maintained in effect at all times required by Applicable Law since January 1, 2022, written policies and procedures reasonably designed to achieve compliance with the CEA, the CFTC rules thereunder, and the rules of each applicable Self-Regulatory Organization (“FCM Compliance Policies”). All such FCM Compliance Policies comply in all material respects with Applicable Laws.
(g)The FCM Subsidiary currently maintains, and since January 1, 2022, has maintained, “adjusted net capital” (as such term is defined in CFTC Rule 1.17) equal to or in excess of the minimum “adjusted net capital” required to be maintained by the FCM Subsidiary, and in an amount sufficient to ensure that it is not required to file a notice under CFTC Rule 1.12 or NFA Financial Requirements Section 2.
(h)Except as set forth in Section 3.25(h) of the Company Disclosure Schedule, no Governmental Authority has, since January 1, 2022, filed any administrative proceeding or filed a formal order of investigation with respect to the FCM Subsidiary, and since January 1, 2022 the FCM Subsidiary has not received any indication or notice of the commencement of an enforcement action from the CFTC the NFA or any other Governmental Authority, or other notice alleging any material noncompliance with any Applicable Law governing the operations of the FCM Subsidiary. The Company has no knowledge of any unresolved material violation or material exception raised by any Governmental Authority with respect to the FCM Subsidiary. Except as set forth in Section 3.25(h) of the Company Disclosure Schedule, since January 1, 2022, the FCM Subsidiary has not settled any claim or proceeding of the CFTC, the NFA or any other Governmental Authority and the FCM Subsidiary has not had an order, decree or judgment entered against it in connection with any Applicable Law governing the operation of the FCM Subsidiary. As of the date hereof, the FCM Subsidiary is not currently subject to, or has not received any notice of, an examination, inspection, investigation or inquiry by a Governmental Authority, and no examination or inspection has been started or completed for which no examination report is available.
(i)All deficiency letters and examination reports that the FCM Subsidiary has received since January 1, 2022 from any Governmental Authority are listed on Section 3.25(i) of the Company Disclosure Schedule, true, correct and complete copies of which have been made available to Parent, along with all written responses thereto. All remedial actions necessary to cure in all material respects the deficiencies or violations set forth in such letters or reports have been taken by FCM Subsidiary. The FCM Subsidiary has made available to Parent all material written correspondence relating to any material inquiry, examination or investigation by any Governmental Authority received since January 1, 2022, regarding the FCM Subsidiary and any of its employees or associated persons in connection with the services performed by such employees or associated persons in connection with the business of the Acquired Companies.
Section 3.26No Other Representations and Warranties . Except for the representations and warranties contained in this Article III, neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Acquired Companies furnished or made available to Parent and its Representatives (including any information, documents or material delivered or made available to Parent in “data rooms,” management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Acquired Companies, or any representation or warranty arising from statute or otherwise in law. Except for the representations and warranties contained in Article IV, neither Parent, Merger Sub nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Parent or Merger Sub.
Article IV
Representations and Warranties of Parent and Merger Sub
Each of Parent and Merger Sub represents and warrants to the Company as of the date hereof and as of the Closing Date that:
Section 4.01Existence and Power. Each of Parent and Merger Sub is an entity duly formed, validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation or formation, and has all corporate power and authority and all material Permits required to enable it to use its legal or other business names, to own or lease and operate its properties and to conduct its business as now conducted and as currently contemplated to be conducted. Each of Parent and Merger Sub is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to be, individually or in the aggregate, material to Parent and Merger Sub, taken as a whole. Neither Parent nor Merger Sub has been dissolved or declared bankrupt, nor has a corporate resolution to dissolve or to be declared bankrupt been adopted and no demands or requests for such dissolution or declaration are pending (before a Governmental Authority or otherwise). Merger Sub was formed on April 10, 2025, for the sole purpose of effecting the transactions contemplated by this Agreement and the other Transaction Documents, and has had no assets or operations and has not conducted any business other than immaterial business conducted in connection with the maintenance of Merger Sub’s existence, performance of this Agreement and matters incidental thereto.
Section 4.02Authorization. The execution, delivery of, and performance by each of Parent and Merger Sub of their respective obligations under, this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, are within the corporate or other organizational powers of each of Parent and Merger Sub and, except for the adoption of this Agreement by Parent in its capacity as the sole member of Merger Sub, have been duly and validly authorized and approved by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement has been (and each of the other Transaction Documents to which each of Parent or Merger Sub is or will be a party will be at or prior to the Closing) duly executed and delivered by each of Parent and Merger Sub to the extent a party thereto and, assuming due authorization, execution and delivery by the other parties thereto, constitutes (or will constitute when so executed) a valid and binding agreement of each of Parent and Merger Sub, as applicable, enforceable against each of Parent and Merger Sub, respectively, in accordance with their respective terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). Except for the adoption of this Agreement by Parent in its capacity as the sole member of Merger Sub (which has occurred), no votes, approvals or consents of the holders of any of Parent’s or Merger Sub’s capital stock (other than any that have been obtained prior to the date hereof or that will be obtained immediately after execution of this Agreement) are necessary in connection with the execution and delivery of, or the performance by each of Parent or Merger Sub of their respective obligations under, this Agreement and the other Transaction Documents or the consummation by each of Parent or Merger Sub of the transactions contemplated hereby or thereby (other than the filing and recordation of the Certificate of Merger and such other documents as required by Delaware Law).
Section 4.03Governmental Authorization and Third-Party Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby require no consent, waiver, approval, authorization or permit of, or filing with or notification to, or other action by or in respect of, any Governmental Authority other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 2.01(d) and Delaware Law, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable U.S. federal or state securities or “blue sky” laws, (d) the filing of the registration statement on Form S-3 as contemplated by Section 8.11, (e) the filing of an application for approval and obtaining such approval of the relevant Section 178 Notice(s) with the FCA, (f) the filing of an application for approval of an application for approval and obtaining such approval by Parent to obtain effective control of the Singapore Licensee under section 97A of the Securities and Futures Act 2001 of Singapore with the MAS and the grant by the MAS of such approval (“the MAS Section 97A Approval”), and (g) any actions or filings the absence of which, individually or in the aggregate, would not reasonably be expected to be material to Parent and Merger Sub, taken as a whole, or prevent, enjoin or materially delay the consummation of the transactions contemplated by, or the performance by each of Parent and Merger Sub of their respective obligations under, this Agreement and the other Transaction Documents to which they are a party.
Section 4.04Noncontravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and by the other Transaction Documents do not and will not (a) violate, contravene, conflict with, or result in any violation or breach of any provision of any Governing Document of Parent or Merger Sub, (b) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, (c) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Parent or Merger Sub, or (d) require any consent from or other action by, or notice to or payment to any Person under, constitute a violation, breach, default or event that, with or without notice or lapse of time or both, would constitute a violation, breach or default of, or give rise to (x) any right of termination, modification, cancellation or acceleration of any right or obligation of Parent or Merger Sub (y) any payment obligations binding on Parent and Merger Sub or (z) a loss of any benefit to which Parent or Merger Sub is entitled under any provision of any Contract or Permit of Parent or Merger Sub with only such exceptions, in the case of clauses (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to be material to Parent and Merger Sub, taken as a whole, or prevent, enjoin or materially delay the consummation of the transactions contemplated by, or the performance by each of Parent and Merger Sub of their respective obligations under, this Agreement and the other Transaction Documents to which they are a party.
Section 4.05Parent Common Stock; Financing.

(a)The shares of Parent Common Stock to be delivered pursuant to this Agreement will, when issued, be (i) duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights of any securityholder of Parent and (ii) free and clear of all Liens (other than Liens imposed by Applicable Law or as expressly contemplated hereby or as a result of actions taken by or on behalf of the Equityholders). Each final registration statement, prospectus, report, schedule, definitive proxy statement or information statement filed or to be filed with or furnished or to be furnished with the SEC by Parent since January 1, 2024 and prior to the Effective Time pursuant to the Securities Act or the Exchange Act (collectively, the “Parent SEC Reports”) complied or will comply, in each case, in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be. No Parent SEC Report, as of its filing date (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained or will contain any untrue statement of a material fact or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. The consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Reports complied in all material respects or will comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared or will be prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented or will fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended.
(b)Parent has delivered to the Company true, complete and fully executed copies of a commitment letter (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including any related fee letter as described below (which may be redacted to omit fee amounts, flex terms and other economic terms that do not impact the amount (other than through the operation of additional original issue discount or upfront fees) or adversely affect the availability of the Debt Financing or expand the conditions to obtaining the Debt Financing on the Closing Date), as each of the foregoing may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time after the date hereof in compliance with Section 8.10 (including any joinders thereto), the “Debt Commitment Letter”) from the Debt Financing Sources named therein confirming their respective commitments to provide Parent with debt financing in connection with the transactions contemplated hereby in the amount set forth therein (the “Debt Financing”). The Debt Commitment Letter has been duly executed and is in full force and effect and is a valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, enforceable against Parent and, to the knowledge of Parent, the other parties thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). As of the date hereof, the Debt Commitment Letter has not been amended, waived or modified in any respect, and the respective commitments contained in the Debt Commitment Letter have not been withdrawn, rescinded or otherwise modified in any respect (and as of the date hereof no such withdrawal, rescission, termination, amendment, waiver or modification is contemplated by Parent, any Affiliate of Parent or, to the knowledge of Parent, any other parties thereto). All fees (if any) required to be paid under the Debt Commitment Letter on or prior to the date hereof have been paid in full.
(c)Assuming the Debt Financing is funded on the Closing Date in accordance with the Debt Commitment Letter and the Closing is consummated in accordance with the terms of this Agreement following satisfaction of the conditions precedent thereto, the aggregate proceeds of the Debt Financing, together with any cash, available lines of credit or other sources of immediately available funds provided by Parent, will be in an amount sufficient to (i) make payment of the aggregate Closing Cash Consideration and any Underpayment Amount, in each case, if and when due and (ii) pay all related fees and expenses of Parent, Merger Sub and their respective Representatives pursuant to this Agreement. Notwithstanding anything to the contrary contained in this Agreement, each of Parent and Merger Sub acknowledges and understands that Parent’s and Merger Sub’s obligations hereunder are not in any way contingent or otherwise subject to the consummation of any financing arrangements or obtaining any financing (including, without limitation, the Debt Financing), or the availability of any financing (including, without limitation, the Debt Financing) to Parent, Merger Sub or any of their Affiliates.
(d)As of the date hereof, there are no other agreements, side letters or arrangements relating to the Debt Financing that could affect the availability or amount of the Debt Financing or the timing of the Closing. As of the date hereof, (i) no event or circumstance has occurred which, with or without notice, lapse of time or both, would or could constitute a default on the part of Parent or Merger Sub or, to the knowledge of Parent, any of the other applicable parties thereto, under the Debt Commitment Letter, (ii) assuming (x) the truth and accuracy of the representations and warranties set forth in Article III in a manner that would satisfy the condition set forth in Section 9.01(b) and (y) the satisfaction of the condition set forth in Section 9.01(c), neither Parent, Merger Sub nor any of their respective Affiliates has any reason to believe the Debt Financing will not be consummated and fully available in accordance with the Debt Commitment Letter, on a timely basis, prior to the Closing.
(e)As of the date hereof, all commitment and other fees required to be paid under the Debt Commitment Letter on or prior to the date hereof has been paid. There are no conditions precedent to the funding of the full amount of the Debt Financing other than as set forth in the Debt Commitment Letter.
(f)Parent is a “Well Known Seasoned Issuer” as such term defined under Rule 405 of the Securities Act; and the Registration Statement, post-effective amendment thereto or prospectus supplement (as each is referred to in Section 8.11(a) hereof) is currently expected to become effective upon the filing thereof with the SEC and, upon such filing and effectiveness, the Registrable Securities registered thereby shall be freely tradable by the holders of such Registrable Securities subject to Section 8.11 hereof and any restriction on transfer set forth in the Lock-Up Agreement.
Section 4.06Litigation. There is no Action pending against, or to Parent’s knowledge, threatened against each of Parent or Merger Sub, any present or former officer, director or employee of Parent or Merger Sub, or any Person for whom either of Parent or Merger Sub may be liable or any of their respective properties, by or before (or that would be by or before) any Governmental Authority or arbitrator that challenges or seeks to prevent, enjoin or materially delay the consummation of the transactions contemplated by, or the performance by each of Parent and Merger Sub of their respective obligations under, this Agreement or the other Transaction Documents to the extent a party thereto.
Section 4.07Finders’ Fees. Other than Bank of America, whose fees and expenses will be paid by Parent, no investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents by reason of any action taken by any of Parent or Merger Sub prior to the Effective Time.

Section 4.08Investment Purpose. Parent will be acquiring the capital stock of the Company for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal, state or provincial securities laws.
Section 4.09Independent Investigation. Parent has conducted its own independent investigation, analysis and evaluation of the Acquired Companies (including Parent’s own estimate and appraisal of the value, financial condition, operations and prospects of the Acquired Companies).  Parent acknowledges and agrees, on behalf of itself and its Affiliates, that:  (a) in making the decision to enter into the Transaction Documents to which Parent or any of its Affiliates is a party and to consummate the transactions contemplated hereby and thereby, Parent has relied solely upon its own investigation, analysis and evaluation and the express representations and warranties of Company set forth in Article III; (b) Parent has not relied on any representations or warranties of any nature made by or on behalf of or imputed to Company, any of its Affiliates or any other Persons, including any projections or any other information provided by or on behalf of the Company, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent or its Representatives or in any other form in connection with the transactions contemplated by this Agreement, except as expressly set forth in Article III; and (c) none of Company, its Affiliates or any other Person has made any representations or warranties as to the Company, the Acquired Companies, this Agreement or the Transaction Documents, except as expressly set forth in Article III.  Parent confirms to Company that Parent is sophisticated and knowledgeable about the industry in which the Acquired Companies operate and is capable of evaluating the matters set forth above.
Article V
Covenants of the Company
Section 5.01Conduct of the Acquired Companies.
(a)From the date hereof until the Closing Date, except as set forth in Section 5.01 of the Company Disclosure Schedule, as required by Applicable Law or consented to by Parent in writing (such consent not to be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course, (ii) use its commercially reasonable efforts to (A) preserve intact its present business organization, (B) maintain in effect all Permits, (C) keep available the services of its directors, officers and Company Key Employees, (D) maintain satisfactory relationships with its customers, lenders, suppliers, lessors and others having material business relationships with it, and (E) maintain all Company Insurance Policies and (iii) continue to make capital expenditures consistent with the CapEx Budget.
(b)Without limiting the generality of the foregoing, except as set forth in Section 5.01(b) of the Company Disclosure Schedule, as required by Applicable Law or consented to by Parent in writing (such consent not to be unreasonably withheld or delayed), the Company shall not and shall cause its Subsidiaries not to:
(i)adopt or propose any change to, or amend or otherwise alter, its Governing Documents (whether by merger, consolidation or otherwise);
(ii)adjust, split, subdivide, combine or reclassify any shares of capital stock, equity interests, voting securities or other ownership interests of any Acquired Company or declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property or any combination thereof) in respect of any Acquired Company

Securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Acquired Company Securities;
(iii)(A) issue, pledge, encumber, grant, deliver or sell, or authorize the issuance, pledge, encumbrance, grant, delivery or sale of, any shares of any Acquired Company Securities other than the issuance of Company Common Stock upon the exercise or settlement of Company Stock Options or other equity or equity-based awards outstanding as of the date hereof, in accordance with their terms as of the date hereof or (B) amend any term of any Acquired Company Security (whether by merger, consolidation or otherwise);
(iv)incur any capital expenditures or any obligations or Liabilities in respect thereof, except for (A) those contemplated by the CapEx Budget and (B) any unbudgeted capital expenditures not to exceed $500,000 individually or $1,000,000 in the aggregate;
(v)(A) acquire (by merger, consolidation, acquisition of stock or otherwise), directly or indirectly, any properties or businesses or (B) acquire any real property;
(vi)sell, assign, lease, sublease, license, sublicense or otherwise transfer or dispose of, or abandon or allow to lapse, or create or incur any Lien (other than Permitted Liens) on, any of the Acquired Company’s assets, securities, properties, interests or businesses, other than sales of inventory or sales or abandonment of obsolete equipment or leases, in each case, in the ordinary course of business consistent with past practice;
(vii)sell, assign, lease, sublease, license, sublicense, modify, terminate or otherwise transfer or dispose of, or abandon or permit to lapse, fail to take any action necessary to maintain, enforce or protect, or create or incur any Lien (other than Permitted Liens) on any material Owned Intellectual Property Right or material Licensed Intellectual Property Right;
(viii)make any loans, advances or capital contributions to, or investments in, any other Person other than contributions to the Company’s wholly owned Subsidiaries and the issuance of promissory notes to new and existing brokers, in each case in the ordinary course of business;
(ix)create, incur, assume, suffer to exist or otherwise become liable with respect to any Indebtedness described in clauses (i), (ii), (iii) and (iv) of the definition of Indebtedness (other than Subordinated Debt);
(x)(A) enter into, amend or modify in any material respect, terminate or renew any Material Contract (or any Contract that would have been a Material Contract if such Contract were in effect, as so amended or modified, as of the date of this Agreement) other than any Contracts related to Company Transaction Expenses, or (B) waive, release or assign any material rights, claims or benefits of the Acquired Companies under any such Contract or, (C) provided further that nothing in this provision shall restrict Acquired Companies continuing to pursue and enter into new customer contracts in the ordinary course of business;
(xi)except as required by Applicable Law or the terms of the Company Employee Plans disclosed on Section 3.20(a) of the Company Disclosure Schedule as in effect on the date hereof, (A) (x) grant or increase the benefit of or (y) enter into or amend any agreement of any severance or other termination-related payments, stay or retention, change in control, transaction bonus, employment, consulting, bonus or deferred compensation, with, any current or former Company Service Provider, (B) establish, adopt, enter into, amend, alter the prior interpretation of or terminate any Company Employee Plan or Collective Bargaining Agreement, other than with respect to any Company Employee Plan that provides health, welfare or life insurance benefits, in the ordinary course of business in connection with renewals of coverages relating to such Company Employee Plan or as required by Applicable Law, (C) recognize any union, works council or other similar employee representative body with respect to any Company Service Provider or negotiate or amend any new or existing Collective Bargaining Agreement, (D) grant any loan to or increase the compensation or bonus payable or provided to any current or former Company Service Provider, (E) (x) hire any employee who would be deemed as a Company Key Employee if such employee is employed by the Company as of the date of this Agreement, or (y) terminate the employment of any Company Key Employee (other than for cause), or (z) take any action that gives any Company Employee the right to voluntarily terminate employment for “good reason” (or terms of similar meaning) and receive severance or other termination-related payments in connection with such voluntary termination, (F) grant any equity or equity-based awards to, or discretionarily accelerate the vesting, funding or timing of payment of any compensation or benefits payable to any current or former Company Service Provider, and (G) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement provision relating to any current or former Company Service Provider;
(xii)Effect any “mass layoff” or “plant closing” (as defined by WARN) or other reduction in force in respect of Company Employees or at any “single site of employment” (as defined by WARN) at which Company Employees provide services;
(xiii)change any of the Acquired Companies’ methods of accounting or fiscal year, except as required by concurrent changes in GAAP, as agreed to by their independent public accountants;
(xiv)settle or compromise, or offer or propose to settle or compromise, (A) any Action involving or against any of the Acquired Companies (other than immaterial Actions solely for monetary relief to be paid in full prior to the Measurement Time in an amount not to exceed $250,000 individually or $500,000 in the aggregate (as a reduction to Closing Cash Consideration)) or (B) any Action that relates to the transactions contemplated hereby;
(xv)offer or grant any discounts, allowances, rebates, credits, preferential terms or similar reductions in price or other trade terms or other accommodations or concessions to any customer, supplier or other counterparty in connection with any dispute or other Action (or threatened or potential dispute or other Action) other than in the ordinary course of business;
(xvi)change in any material respect any policy or practice regarding extensions of credit, prepayments, sales, recognition of deferred revenue, collections, receivables or payment of accounts with respect to the business of the Acquired Companies or accelerate or delay the payment or receipt of any payables or receivables outside the ordinary course of business;
(xvii)except as required by Applicable Law, (A) file any amended Tax Return, (B) make, change or revoke any material Tax election, (C) change any annual Tax accounting period or adopt or change any Tax accounting method, (D) obtain any Tax ruling or enter into any closing or similar agreement with respect to material Taxes, (E)

settle or compromise any Tax audit, investigation, claim, proceeding or assessment with respect to material Taxes, (F) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, or (G) consent to any extension or waiver of the limitations period applicable to any material Tax Claim or assessment, in each case with respect to the Acquired Companies and could have the effect of increasing any material Tax liability, or decreasing any material Tax Asset of Parent, any of Parent’s Affiliates or any of the Acquired Companies for any period ending after the Closing Date;
(xviii)make any material change to the management of its cash, cash equivalents or working capital (including (A) the timing of collection of accounts receivable and of the payment of accounts payable, (B) the management of inventory and (C) the payment of capital expenditures) that is not in the ordinary course of business;
(xix)make any material change to the underwriting guidelines of the Acquired Companies;
(xx)enter into any material new line of business;
(xxi)effect or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(xxii)take any action that would result in the Transferred Broker-Dealer maintaining an amount of capital less than the amount required to be maintained under Rule 15c3-1 of the Exchange Act, as agreed to with FINRA and any other Governmental Authority, or that would cause it to be not required to file notice under Rule 17a-11 under the Exchange Act;
(xxiii)take any action that would result in the Adviser Subsidiary or FCM Subsidiary maintaining an amount of “net capital” or “adjusted net capital” less than the amount required to be maintained under the CEA and NFA rules and by-laws or as agreed to with the CFTC, NFA and any other Governmental Authority; or
(xxiv)authorize, agree, resolve or commit to do any of the foregoing.
Section 5.02Access to Information. From the date hereof until the Closing Date, the Company shall, and the Company shall cause its Subsidiaries to, (a) upon reasonable advance notice, give Parent and its Affiliates and their respective directors, officers, employees, counsel, financial advisors, auditors and other authorized representatives (such Persons, “Representatives”) reasonable access to the offices, properties, books and records of the Acquired Companies, (b) furnish to Parent and its Affiliates and their respective Representatives such financial, operating and human resources data and other information relating to the Acquired Companies as such Persons may reasonably request and (c) instruct the Representatives of the Acquired Companies to cooperate with Parent and its Affiliates and their respective Representatives in their investigation of the Acquired Companies. Any request for data or other information, any request for access or cooperation or any investigation pursuant to this Section 5.02 shall be made or conducted in such manner as not to (i) interfere unreasonably with the conduct of the business of the Acquired Companies, (ii) result in the loss of any attorney-client privilege of the Acquired Companies or (iii) violate any Applicable Law; provided that Parent, Merger Sub and the Acquired Companies shall cooperate in good faith to develop substitute arrangements, to the extent reasonably possible, that do not result in the loss of such privilege or violation of such Applicable Law. No investigation by Parent, any of its Affiliates or any of their respective Representatives or other information received by, or knowledge of, Parent, any of its Affiliates or any of their respective Representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company hereunder.
Section 5.03Written Consent; Information Statement; Drag-Along Rights.
(a) The Company shall use its commercially reasonable efforts to obtain a duly executed counterpart to the Written Consent from each Equityholder that holds shares of voting Company Common Stock or Company Preferred Stock as expeditiously as possible after the execution and delivery hereof, and the Company shall promptly deliver such executed documents to Parent. The materials submitted to such holders in connection with soliciting the Written Consent shall include the unanimous recommendation of the Company’s board of directors that such holders vote their shares of voting Company Common Stock and Company Preferred Stock in favor of the adoption of this Agreement and the transactions contemplated hereby and an information statement (the “Information Statement”) containing notice of the receipt of the Required Equityholder Vote and such other information as may be required to be included therein by Applicable Law. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Information Statement and any amendment or supplement thereto before they are delivered to the holders of shares of Company Common Stock and Company Preferred Stock, and the Company shall consider in good faith all comments of Parent and its counsel in connection therewith; provided, however, that Parent shall in no way be responsible for any of the content of the Information Statement except for information supplied in writing by Parent expressly for inclusion therein.
(b)To the extent requested by Parent, and to the extent applicable, the Company shall use its reasonable best efforts to enforce Section 5.03 of the Stockholders Agreement in connection with the transactions contemplated by this Agreement and the other Transaction Documents.
Section 5.04Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other similar antitakeover law is or may become applicable to this Agreement or the transactions contemplated hereby, the Company and its board shall grant such approvals and take such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.
Section 5.05Termination of Affiliate Contracts and Accounts. Except with respect to the Excluded Arrangements, prior to the Closing, the Company shall, and shall cause the other Acquired Companies to, (a) pay, settle or discharge all account balances owed from any Acquired Company to any Related Party and (b) terminate all Contracts between or among any Acquired Company, on the one hand, and any Related Party, on the other hand (and any Affiliate Contract), in each case without any continuing Liability of any of the Acquired Companies thereunder; provided that the Company shall notify Parent in writing prior to terminating any such Contract not set forth on Section 3.21 of the Company Disclosure Schedule, and shall not terminate any such Contract until directed to do so by Parent.  Prior to the Closing, the Company shall deliver to Parent written evidence reasonably satisfactory to Parent of each such termination. For purposes of this Agreement, “Excluded Arrangements” means (i) subject to Section 5.06, any employment, severance, indemnification agreements disclosed on Section 5.05 of the Company Disclosure Schedule or other similar arrangements with directors, officers or employees of the Acquired Companies (including, for the avoidance of doubt, any invention and non-disclosure, restrictive covenant or similar agreements), (ii) compensation for services performed by a Related Party as director, officer or employee of the Acquired Companies and amounts reimbursable for routine travel and other business expenses in the ordinary course of business and consistent with the travel and expense policies of the Acquired Companies as of the date hereof, (iii) the Transaction Documents, and (iv) the Contracts set forth on Section 5.05 of the Company Disclosure Schedule.
Section 5.06Resignations. At least four (4) Business Days prior to the Closing Date, the Company shall deliver to Parent a true and complete list of the directors, officers, limited liability company managers and other Persons holding similar titles for each of the Acquired Companies. At or prior to Closing, the Company shall deliver to Parent the resignations of each such director, officer, limited liability company manager or other Person from such positions with the Acquired Companies, except for any director, officer, limited liability company manager or other Person that Parent confirms in writing may remain in such position, effective as of the Effective Time (unless Parent requests that any such resignation not be delivered) substantially in the form attached as Exhibit B.
Section 5.07Payoff Letters. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent payoff letters with respect to any Indebtedness for borrowed money of any Acquired Company outstanding as of immediately prior to the Effective Time, other than such Indebtedness set forth on Section 5.07 of the Company Disclosure Schedule, to be provided by the administrative agent, if applicable, or lenders or creditors in respect thereof, dated within a reasonable time prior to the Closing Date, which shall, in each case, (a) set forth the aggregate amount of Indebtedness arising under or owing or payable thereunder and in connection therewith on the Closing Date and (b) acknowledge and agree that, upon payment of such aggregate amounts on the Closing Date, the Acquired Companies shall have paid in full all amounts arising under or owing or payable thereunder and in connection therewith, and all Liens related to such Indebtedness shall be released, each in form and substance reasonably satisfactory to Parent (the “Payoff Letters”). Without limiting the foregoing, the Company shall, and shall cause each other Acquired Company to, cooperate with and take all actions reasonably requested by Parent in order to facilitate the termination and payoff of all of the Indebtedness of the Acquired Companies (and related release of Liens) at the Closing.
Section 5.08280G Matters.
(a)To the extent that (x) any “disqualified individual” (as such term is defined for purposes of Section 280G of the Code) of any Acquired Company (a “Disqualified Individual”) would be entitled to any payment or benefit as a result of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) and (y) such payment or benefit would or could reasonably be expected to constitute a “parachute payment” under Section 280G of the Code or could reasonably be expected to result in the imposition of any excise Tax imposed under Section 4999 of the Code, the Acquired Companies shall, prior to the Closing:
(i)use their best efforts to obtain a binding written waiver by such Disqualified Individual (each, an “Excess Parachute Waiver”) of any portion of such parachute payment as exceeds three times such individual’s “base amount” within the meaning of Section 280G(b)(3) of the Code less one dollar (collectively, the “Excess Parachute Payments”) to the extent such Excess Parachute Payments are not subsequently approved pursuant to a stockholder vote in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the Acquired Companies’ organizational documents (the “280G Stockholder Approval Requirements”); and
(ii)use their best efforts to seek stockholder approval in a manner intended to satisfy the 280G Stockholder Approval Requirements in respect of the Excess Parachute Payments payable to all such Disqualified Individuals.

(b)The Company shall provide Parent with copies of any Excess Parachute Waivers and the disclosure statement required to be provided to the Company’s stockholders pursuant to the 280G Stockholder Approval Requirements (with supporting calculations) no later than two (2) Business Days prior to delivery to the Disqualified Individuals or the stockholders, as applicable, and no later than five (5) Business Days before the Closing Date, and shall implement any reasonable comments made by Parent regarding the content of the Excess Parachute Waivers and disclosure statement. Notwithstanding anything to the contrary, Parent shall in no way be responsible for any of the content of such materials or the information contained therein. Notwithstanding the foregoing, the calculation of the Excess Parachute Payments and related Excess Parachute Waivers (and requested stockholder approval) shall not include any payment or benefit provided pursuant to any contract, agreement or arrangement that is entered into (or agreed to be entered into) by and between Parent or any of its Affiliates and a Disqualified Individual before the Closing Date in connection with the transactions contemplated hereby that together with any other payments or benefits which may be paid or granted to such Disqualified Individual in connection with the transactions contemplated hereby could reasonably be expected to constitute a “parachute payment” under Section 280G of the Code (the “Parent Arrangements”) unless Parent provides a copy of such Parent Arrangement to the Company within a reasonable period of time before the Closing Date (and in reasonably sufficient time to enable to the Company to fulfill its obligations under this Section 5.08).
(c)At least three (3) Business Days prior to the Closing Date, the Company will deliver to Parent certification that either (x) the shareholder vote was solicited in conformity with Section 280G(b)(5)(B) of the Code and the requisite approval of holders of shares of Company Common Stock entitled to vote was obtained with respect to the Section 280G Payments, or (y) the shareholder approval of the Section 280G Payments was not obtained and that, as a consequence, no Excess Parachute Payment will be made.
Section 5.09Exclusivity. From the date hereof until the Effective Time, except for the transactions contemplated by this Agreement, the Company and the Equityholders’ Representative shall not, and each shall cause their respective Affiliates and its and their respective directors, officers and employees and direct their other Representatives not to, directly or indirectly, solicit, encourage, initiate, enter into any Contract, or encourage or entertain the submission of any proposal or offer from any Person relating to the direct or indirect acquisition of any Acquired Company Securities or any material portion of the assets of any Acquired Company, whether in an acquisition structured as a merger, consolidation, exchange, sale of assets, sale of stock or membership interests, or otherwise, or participate in any discussions or negotiations regarding, furnishing any information with respect to, assisting or participating in, or knowingly facilitating in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Company shall, and shall cause its Affiliates and Representatives to, immediately (a) cease and cause to be terminated any existing discussions or negotiations with any Person (other than Parent and Merger Sub) conducted heretofore with respect to any of the matters addressed in Section 5.09 and (b) exercise contractual rights (if any) to cause the return or destruction of any confidential information shared with any such Persons in connection therewith.
Section 5.10Financing Cooperation.
(a)The Company shall use its reasonable best efforts to, and shall cause its Subsidiaries and its and their respective Representatives to use their reasonable best efforts to, provide all cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent, in each case at Parent’s sole cost and expense, including:

(i)participating in a reasonable number of meetings, due diligence sessions (including accounting due diligence sessions), drafting sessions, presentations, “road shows” and sessions with prospective financing sources, investors and ratings agencies, including direct contact between appropriate members of senior management of the Company, on the one hand, and the actual and potential Debt Financing Sources Related Parties, on the other hand;
(ii)cooperating with the marketing efforts of Parent and the Debt Financing Sources Related Parties, in each case in connection with the Debt Financing, including by providing responses to any environmental, social and governance questionnaires or similar requests received from prospective Debt Financing Sources;
(iii)assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda (including a bank information memorandum that does not include material non-public information and the delivery of customary authorization letters with respect to the bank information memoranda executed by a senior officer of the Company authorizing the distribution of information to prospective lenders or investors), prospectuses, marketing materials and similar documents and materials reasonably requested in connection with the Debt Financing;
(iv)causing the applicable independent auditors to provide reasonable and customary assistance and cooperation in connection with the Debt Financing, including, (A) rendering customary “comfort letters” under AU Section 634 (or other applicable standard) for a public offering or a Rule 144A private placement of debt securities with respect to financial information contained in the offering materials relating to the Debt Financing, including providing customary representations to such auditors and furnishing, prior to the commencement of the Marketing Period, drafts of such comfort letters (which shall provide “negative assurance” comfort) which such auditors are prepared to issue upon completion of customary procedures (it being understood that the provision of such comfort letters shall not be a condition to the start of the Marketing Period), and (B) providing consents for use of their reports in any filings required to be made by Parent pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended, where such financial information is included;
(v)assisting Parent in obtaining any corporate or facility ratings from any ratings agencies contemplated by the Debt Financing;
(vi)furnishing, at least three Business Days prior to the Closing, such documentation and information as is requested in writing by Parent at least 10 days prior to the Closing to the extent required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230, in order to satisfy the conditions set forth in the Debt Commitment Letter;
(vii)facilitating the obtaining of guarantees and pledging of collateral and other matters ancillary to the Debt Financing, as may be requested by Parent, including executing and delivering any customary guarantee, pledge and security documents, currency or interest hedging arrangements or other definitive financing documents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, surveys and title insurance or other customary certificates, legal opinions or documents as may be reasonably requested by Parent to facilitate any guarantee, obtaining and perfection of security interests in collateral from and after the Closing (provided that (A) any obligations contained in such documents shall be conditioned upon, or become operative after, the Closing, (B) none of the guarantees, pledges, security documents, arrangements, documents, agreements, certificates or other instruments shall be executed and delivered except at the Closing and the respective Representative(s) executing any such guarantees, pledges, security documents, arrangements, documents, agreements, certificates or other instruments shall remain as officers of the Company after the Closing, and (C) no personal liability shall be imposed on the officers or employees involved) and delivery to the Debt Financing Sources at the Closing of all certificates representing outstanding equity interests of the Company and each of its Subsidiaries;
(viii)as promptly as practicable after the date hereof, furnishing Parent and the Debt Financing Sources with any pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to the extent that such information is required by the terms of the Debt Commitment Letter; and
(ix)at the request of Parent, publicly disclose certain information identified by Parent relating to the Company for purposes of permitting such information to be included in the marketing materials for the Debt Financing to be provided to potential investors who do not wish to receive material non-public information with respect to Parent, the Company or any of their respective securities, unless the Company determines, in its sole discretion, that any such information (A) is confidential or proprietary and disclosing such information would reasonably be expected to cause or result in competitive harm or reputational damage to the Company or any of its Subsidiaries in any material respect or could reasonably be expected to have a Company Material Adverse Effect, (B) is confidential and subject to attorney-client privilege or (C) is information that the Company or any Subsidiary has agreed with any third party to keep confidential.
(b)Notwithstanding the foregoing, nothing in clause (a) above shall require the Company or any of its Subsidiaries to:
(i)take any action to the extent that such action would cause any condition to Closing set forth in Article IX to fail to be satisfied by the End Date or otherwise result in a breach of this Agreement by the Company;
(ii)take any action that would conflict with or violate the Company’s or any if its Subsidiary’s organizational documents or any Applicable Law or any agreement to which the Company or any Subsidiary is a party or any judgement or order to which the Company or any Subsidiary is subject;
(iii)take any action to the extent such action would unreasonably interfere with the business or operations of the Company or any of its Subsidiaries, would reasonably be expected to cause or result in competitive harm or reputational damage to the Company or any of its Subsidiaries in any material respect or could reasonably be expected to have a Company Material Adverse Effect;
(iv)execute and deliver any letter, agreement, document or certificate in connection with the Debt Financing (except the authorization letters contemplated by clause (a) above, notices of prepayment or borrowing notices) or take any corporation action that is not contingent on, or that would be effective prior to, the occurrence of the Closing; or

(v)pay any commitment fee or other fee or payment to obtain consent or incur any liability with respect to or cause or permit any lien to be placed on any of their respective assets in connection with the Debt Financing prior to the Closing Date.
(c)The Company shall furnish to Parent and the Debt Financing Sources each item of Required Information requested by Parent as soon as practicable after the date hereof (and in any event no later than the time at which such item of Required Information becomes a condition precedent to the availability of the Debt Financing at the Closing).
(d)Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.10 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by any of them of any type in connection with the arrangement of any Debt Financing and any information used in connection therewith, except to the extent such losses, damages, claims, costs or expenses arise from (i) the gross negligence or willful misconduct of the Company, any of its Subsidiaries or their respective Representatives or Affiliates or (ii) with respect to any material misstatement or omission of a material fact in information provided hereunder in writing by or on behalf of the Company or any of its Subsidiaries or any of their respective Representatives.
(e)The Company hereby consents, on behalf of itself and its Subsidiaries, to the use of the Company’s and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Company’s or its Subsidiaries’ reputation or goodwill.
(f)All material non-public information provided by the Company or any of its Subsidiaries or any of their Representatives pursuant to this Section 5.10 shall be kept confidential in accordance with Section 8.02, except that Parent and Merger Sub shall be permitted to disclose such information to the financing sources, other potential sources of capital, rating agencies and prospective lenders during syndication of the Debt Financing or any permitted replacement, amended, modified or alternative financing subject to the potential sources of capital, ratings agencies and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities).
(g)Notwithstanding anything to the contrary contained in this Agreement, Parent and Merger Sub acknowledge and agree that (i) none of the Equityholders’ Representative, the Company or their respective Affiliates have any responsibility for any financing (including, without limitation, the Debt Financing) that Parent, Merger Sub or their respective Affiliates may raise or seek to raise in connection with the transactions contemplated under this Agreement and (ii) their obligations under this Agreement are in no way contingent or otherwise subject to the availability of any financing (including, without limitation, the Debt Financing) to Parent, Merger Sub or any of their respective Affiliates. For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 5.10 represent the sole obligation of the Equityholders’ Representative, the Company and their respective Affiliates with respect to cooperation in connection with the arrangement of any Debt Financing, and no other provision of this Agreement shall be deemed to expand or modify such obligations.

(h)The Company’s alleged breach of any of its covenants required to be performed by it under Section 5.10 will not be considered in determining compliance with this Section 5.10 unless (i) Parent provides written notice of the alleged failure to comply, specifying the steps requested to be taken to cure such alleged failure in a commercially reasonable manner consistent with Section 5.10 and (ii) the Company fails to promptly take such steps in a manner consistent with (and to the extent such steps are required under) Section 5.10.
Section 5.11Representation and Warranty Insurance.
(a)The total costs of (i) any premium payable in respect of the R&W Insurance Policy, (ii) all associated underwriting fees, due diligence fees, legal fees of counsel engaged by the underwriter, brokerage commissions any other costs and expenses, including those payable to, or on behalf of the insurance broker with respect to the R&W Insurance Policy and (iii) all applicable surplus lines, premium Taxes and other applicable Taxes, fees or surcharges related to the purchase of the R&W Insurance Policy or the R&W Insurer’s compensation (collectively, the “R&W Insurance Costs”) shall be borne and paid by the Company (as a Company Transaction Expense). Following the date hereof, Parent and the Company shall take the actions set forth on Section 5.11(a) of the Company Disclosure Schedule.
(b)The R&W Insurance Policy shall include a provision whereby the R&W Insurer (i) expressly waives, and agrees not to pursue, any rights of subrogation against the Equityholders or their Affiliates with respect to any claim made by any insured under the R&W Insurance Policy (except in the case of Fraud) and (ii) agrees that Parent shall have no obligation to pursue any claim against the Equityholders or their Affiliates (other than in connection with Fraud) in connection with any covered loss under the R&W Insurance Policy. Parent shall not, without the Equityholders’ Representative’s prior written consent, terminate the R&W Insurance Policy or otherwise amend or modify the terms of the R&W Insurance Policy, in each case, as may be reasonably expected to adversely affect the Equityholders in any material respect.
Section 5.12Subordinated Debt.
(a)Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, obtain a waiver of the Event of Default (as defined in the Bank of Hope Subordinated Debt) under the Bank of Hope Subordinated Debt that would arise in connection with the Merger or the Closing of the transactions contemplated hereby (the “Bank of Hope Waiver”).
(b)Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to obtain a waiver of the event of default or similar breach, termination or acceleration that would arise in connection with the Closing of the transactions contemplated hereby, including the Merger, under each of the Subordinated Debts (other than the Bank of Hope Subordinated Debt), provided that the Company shall not be required to make any payments or agree to any amendments in connection therewith.
Article VI
Tax Matters
Section 6.01Tax Matters.
(a)All Transfer Taxes shall be borne 50% by Parent and 50% by the Equityholders. The party customarily responsible under Applicable Law shall cause all necessary Tax Returns to be filed with respect to all such Transfer Taxes and the other party shall reasonably cooperate with respect to the filing of such Tax Returns.

(b)The Parent shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns that are required to be filed by or with respect to any of the Acquired Companies after the Closing Date, at the Equityholders’ sole cost and expense with respect to any Tax Return relating to a Pre-Closing Tax Period or a Straddle Period and at Parent’s sole cost and expense to all other Tax Returns. At least thirty (30) days prior to the due date of any Tax Return relating to a Pre-Closing Tax Period or a Straddle Period, in each case which reflects a Tax relating to a Pre-Closing Tax Period for which the Equityholders are responsible hereunder (a “Pre-Closing Tax Return”) (or in the case of any such Tax Return that is either due less than sixty (60) days after the Closing, or is for a Tax period that is shorter than one year, at least fifteen (15) days prior to the due date of such Tax Return), Parent shall submit such Tax Return to the Equityholders’ Representative for the Equityholders’ Representative’s review and comment, provided that in the event that Parent determines not to collect from the Equityholders a Tax reflected on such Tax Return relating to a Pre-Closing Period under this section or as an Indemnified Tax, Parent shall not be obligated to deliver such Tax Return to the Equityholder Representative hereunder. Parent and the Equityholders’ Representative shall negotiate in good faith to resolve any comments provided by the Equityholders’ Representative and received by Parent at least ten (10) days prior to the due date, provided that (x) in the event the parties are unable to resolve any comments, the matter shall be submitted to the Accounting Referee for a final and binding determination, which shall otherwise follow the mechanics set forth in Section 2.10(d) and 2.10(e) (without regard to the time periods set forth therein) before the due date of the relevant Tax Return, with such determination to be made at least five (5) days prior to the due date of the Pre-Closing Tax Return. Any Taxes relating to a Pre-Closing Tax Period payable with respect to such Tax Returns shall be borne and promptly paid to Parent by the Equityholders, provided that such payment shall only be required to the extent such Taxes on the relevant Tax Return exceeds the amount in respect of such Tax Return that were included in the computation of the Merger Consideration or Accrued Taxes.
(c)Subject to the express provisions of Section 6.01(b) hereof, Equityholders, Parent and their respective Affiliates shall cooperate fully by providing information and assistance as set forth herein, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any Tax Proceeding of any Acquired Company, in each case for a Pre-Closing Tax Period. Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information which are reasonably relevant to the filing of such Tax Returns or any such Tax Proceeding and within such party’s possession or obtainable without material cost or expense, and making employees or other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that, notwithstanding anything to the contrary in this Agreement, Equityholders shall not be required to disclose to Parent any consolidated, combined, affiliated, unitary or similar Tax Return or any Tax related work paper (or any portion of such Tax Return or Tax related work paper) which includes any Equityholder or any of its Affiliates but not an Acquired Company.
(d)Notwithstanding any other provision in the Agreement to the contrary, all Tax Sharing Agreements between the Acquired Companies, on the one hand, and any Person (other than any Acquired Company), on the other hand, shall be terminated prior to the Closing Date and, after the Closing, none of the Acquired Companies will be bound thereby or have any liability thereunder.
(e)For all purposes of this Agreement, in respect of a Straddle Period, (x) property Taxes and any other periodic Taxes imposed on or with respect to the Acquired Companies (that are not based on income, receipts, services or transactions, including sales, use, withholding, payroll or other employment Taxes) allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period and (y) the amount of all other Taxes (other than Transfer Taxes) of the Acquired Companies for a Straddle Period allocable to the Pre-Closing Tax Period shall be computed as if such Tax period ended as of the close of business on the Closing Date.
(f)Any party that receives written notice of any claim for Taxes or the commencement of any audit, examination, contest, investigation or assessment relating to Taxes for which indemnification by Equityholders is available pursuant to Section 10.02(a)(iv) hereof (a “Tax Proceeding”) of any Acquired Company for any Pre-Closing Tax Period shall notify such other party within 10 Business Days of receipt of such notice, provided that the failure of which shall not limit Parent’s indemnification claims hereunder, except to the extent that the Equityholders are materially prejudiced by such delay. Parent shall control any Tax Proceeding; provided that in the event that any Tax Proceeding is with respect to Indemnified Taxes, (i) Parent shall keep the Equityholders’ Representative reasonably informed with respect to the conduct of such Tax Proceeding (including providing Equityholders’ Representative copies of all correspondence with any Taxing Authority and documents related to such Tax Proceeding), (ii) Equityholders’ Representative shall have the right to participate in the defense of any such Tax Proceeding at the Equityholders’ sole cost and expense, (iii) Parent shall obtain the prior written consent of Equityholders’ Representative (not to be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Tax Proceeding or ceasing to defend such Tax Proceeding.
(g)If Parent shall (i) make, revoke or change any Tax election, (ii) except in accordance with Section 6.01(b), file, amend or otherwise modify any Tax Return, (iii) compromise or settle any Tax Liability, (iv) initiate discussions or examinations with any Governmental Authority regarding Taxes, (v) make any voluntary disclosures with respect to Taxes, (vi) file any Tax Return past its original due date (including extensions) or in any jurisdiction where the Acquired Companies have not historically filed Tax Returns (other than Tax Returns with respect to Specified Matters), (vii) file any ruling request with any Governmental Authority that relates to Taxes or Tax Returns, (viii) extend or waive the applicable statute of limitations with respect to any Taxes, or (ix) take any action outside the ordinary course of business on the Closing Date after the Closing, in each case with respect to any Acquired Company for any Pre-Closing Tax Period or Straddle Period, then, unless such action is either (a) required by Applicable Law or (b) taken with the consent of the Equityholders’ Representative (not to be unreasonably withheld, conditioned or delayed), then the effects of such actions shall not be determinative of the Merger Consideration or the amount of Indemnified Taxes hereunder. For the avoidance of doubt, Parent shall not, and shall cause its Affiliates (including the Acquired Companies) not to, make any election under Sections 338 or 336(e) of the Code (or any similar provision of state, local or non-U.S. law) with respect to the transactions contemplated by this Agreement or other Transaction Document or an entity classification election with respect to any Acquired Company that is retroactive to a period on or prior to the Closing Date.
(h)Any refunds (or credits for overpayment), rebates, or similar payments of Taxes, including any interest received from a Taxing Authority thereon received within three (3) years of the Closing Date, of the Acquired Companies that are attributable to any Pre-Closing Tax Period (including the portion of any Straddle Period ending on the Closing Date as determined in accordance with Section 6.01(e)) shall be for the account of Equityholders, provided that such refunds (i) are attributable to Taxes paid by an Acquired Company prior to the Closing Date, (ii) are attributable to Taxes taken into account in the computation of the Merger Consideration, (iii) are attributable to Taxes paid by the Equityholders after the Closing Date pursuant to Section 6.01(b) or (iv) are Indemnified Taxes that have previously been paid by the Equityholders to

Parent pursuant to this Agreement. Promptly (and in any event within ten (10) Business Days) upon receipt by Parent or any of its Affiliates of any such refund (or, in the case of credit, for overpayment upon filing of the applicable Tax Return), Parent shall pay over, or cause to be paid over, by wire transfer of immediately available funds, any such refund (or the amount of any such credit), including any interest thereon, to the Equityholders’ Representative, for further payment to the appropriate Equityholder. If the amount of any such refund paid by the Parent hereunder is later reduced or rescinded by the relevant Taxing Authority, such reduction or rescinded amount shall be promptly repaid by the Equityholders to Parent, together with any interest, penalties or other amounts imposed by the relevant Taxing Authority with respect to such amount.
(i)The parties agree that, no later than two (2) months following the Closing Date, the Equityholders’ Representative shall furnish the Parent with a study, performed by RSM US LLP or PricewaterhouseCoopers LLP (as determined by the Equityholders’ Representative), opining on (x) the application of Sections 382 and 383 of the Code to the NOLs of the Acquired Companies and (y) the inside tax basis of the assets held by the Company’s foreign Subsidiaries, in each case to at least a “more likely than not” level of comfort (such study, the “NOL Study”). For purposes of this Section 6.01(i), all references to “NOLs” shall be deemed to include all U.S. federal, state and local Tax net operating losses and credit carryforwards. The fees, costs and expenses of RSM US LLP or PricewaterhouseCoopers LLP, as applicable, for preparing the NOL Study (the “NOL Study Fees”) shall be borne 50% by Parent and (through inclusion in Company Transaction Expenses) 50% by the Equityholders.
(j)To the extent that any obligation or responsibility pursuant to Article X may conflict with any obligation or responsibility pursuant to this Section 6.01, the provisions of this Section 6.01 shall control.
(k)Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 6.01 shall survive until sixty (60) days after the expiration of the relevant statutes of limitations under applicable Tax law (giving effect to any waiver, mitigation or extension thereof).
Article VII
Employee Matters
Section 7.01Employee Matters.
(a)For a period of one (1) year following the Closing Date (or such shorter period of employment, as the case may be), Parent shall provide (or cause to be provided) to each Company Employee who is employed by the Acquired Companies on the Closing Date (each, a “Company Continuing Employee”): (i) base salary or wage rate and annual bonus opportunity that is no less favorable than the base salary or wage rate and annual bonus opportunity, as applicable, in effect for such Company Continuing Employee as of immediately prior to the Effective Time and (ii) employee benefits (excluding any change in control, retention or transaction-based bonus opportunities, equity, equity-based or other long-term incentive compensation, defined pension benefits, post-employment or post-retirement medical, health, insurance or welfare benefits or other termination-related payments or benefits or other extraordinary compensation arrangements under the Company Employee Plans, deferred compensation arrangements or defined benefit pension benefits) that are substantially comparable, in the aggregate, to those provided to similarly situated employees of Parent from time to time.

(b)With respect to any employee benefit plan of Parent or any of its Subsidiaries in which any Company Continuing Employee becomes eligible to participate following the Closing (each a “Parent Plan”), such employee (i) shall receive full credit under an applicable Parent Plan for such employee’s service with the Acquired Companies to the same extent that such service was recognized under an analogous Company Employee Plan in which such Company Continuing Employee participated as of immediately prior to the effective date of participation in the Parent Plan (other than a defined benefit pension plan or post-employment medical, health, insurance or welfare plans) for purposes of vesting, eligibility, and determining benefits and levels of benefits under any vacation or paid time off arrangements and any severance plans or arrangements (but not for other purposes of benefit accrual or determining level of benefits or for purposes of any equity or equity-based compensation), including for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations and (ii) with respect to Parent Plans that are employee welfare benefit plans (within the meaning of Section 3(1) of ERISA), for the plan year in which the Company Continuing Employee becomes a participant in the applicable Parent Plan, shall be given credit for amounts paid under a corresponding Company Employee Plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan. Notwithstanding the foregoing provisions of this Section 7.01(b) the foregoing shall not apply to the extent that its application would result in a duplication of benefits.
(c)Prior to the Closing Date, to the extent requested by Parent at least ten (10) Business Days prior to the Closing Date, the Company shall take all actions necessary to terminate, or cause to be terminated, any Company Employee Plan that contains a qualified cash or deferred arrangement under Section 401(k) of the Code (the “Company 401(k) Plan”) effective at least one (1) day prior to the Closing Date (contingent on the occurrence of the Closing). Such resolutions executed in connection with the implementation of this Section 7.01(c) shall be subject to Parent’s reasonable prior review and approval. To the extent the Company 401(k) Plan is terminated prior to the Closing Date pursuant to this Section 7.01(c), Parent shall establish or make available to Company Employees a Parent Plan that is a replacement 401(k) plan effective as of the Closing Date and shall cause such replacement 401(k) plan to accept rollovers of account balances (including outstanding plan loans) of Company Continuing Employees from the Company 401(k) Plan, at the Company Continuing Employee’s election.
(d)Without limiting the generality of Section 13.09, the provisions of this Section 7.01 are solely for the benefit of the parties to this Agreement, and no current or former Company Service Provider, any legal representative, beneficiary or dependent thereof or any other individual associated therewith shall be regarded for any purposes as a third-party beneficiary of this Agreement, and nothing herein shall be construed as (i) an amendment to any Company Employee Plan or Parent Plan or (ii) the creation of any right to continued employment with the Acquired Companies, Parent or their respective Affiliates. Nothing in this Section 7.01 or otherwise shall be construed to limit any rights that the Acquired Companies, any Subsidiary or Parent has under any plan or arrangement to amend, modify, terminate or adjust any particular plan or arrangement or to terminate the employment of any Company Employee for any reason or no reason.
Article VIII
Additional Covenants
Section 8.01Efforts; Further Assurances.

(a)In no event shall Parent, Merger Sub, or any of their Affiliates be obligated to (and, without Parent’s prior written consent, no Acquired Company shall) (i) enter into any settlement, undertaking, consent decree, stipulation, or agreement with any Governmental Authority, (ii) divest, license, dispose of, transfer or otherwise hold separate (including by establishing a trust or otherwise), or take any other action or agree to any undertaking with respect to, any of its, any Acquired Company’s or any of their respective Affiliates’, businesses, assets or properties, or (iii) agree to do any of the foregoing, in connection with this Agreement and the consummation of the transactions contemplated hereby; provided that each of Parent, Merger Sub and the Acquired Companies will use reasonable best efforts to take, or cause to be taken (including, in the case of the Company, by causing the other Acquired Companies to take), all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement, including using reasonable best efforts to (A) determine whether any action by or in respect of, or filing with, any Governmental Authority is required or advisable in connection with the consummation of the transactions contemplated by this Agreement in addition to the consents disclosed pursuant to Section 3.03 and Section 4.03, (B) comply as promptly as practicable with any request for additional information or documentary material pursuant to the HSR Act or to any other Applicable Law in connection with the transactions contemplated by this Agreement, (C) prepare and file as promptly as practicable with any Governmental Authority all documentation to effect all necessary or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents as disclosed pursuant to Section 3.03 and Section 4.03, or take any other required action, (D) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (E) litigate, contest, or defend any Action brought by any Person, including any Governmental Authority to challenge, delay, or prevent the consummation of this Agreement (including taking any steps or actions to defend against, vacate, modify or suspend any injunction or Order that would prevent consummation of the transactions contemplated by this Agreement); provided further that Parent, Merger Sub and their Affiliates shall only take any of the actions described in clauses (i) through (iii) of the foregoing, as required, if (x) such actions are necessary to secure regulatory clearances in jurisdictions listed in Section 3.03 of the Company Disclosure Schedule, and (y) such actions would not be expected to have a material adverse effect on the expected benefits of the transactions contemplated hereby to Parent. At the written request of Parent, the Company shall, and shall cause the other Acquired Companies to, agree to take any of the actions described in the previous sentence to the extent such action is conditioned upon the occurrence of the Closing. With respect to the foregoing, each of Parent, Merger Sub and the Company agrees to execute and deliver, or cause to be executed and delivered (including, in the case of the Company, by causing the other Acquired Companies to execute and deliver), such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the other Transaction Documents. Each of Parent, Merger Sub and the Company shall promptly notify the other parties hereto of any written notice from any Governmental Authority in connection with the transactions contemplated by this Agreement or the other Transaction Documents and reasonably cooperate in responding to such notice.
(b)In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) as promptly as practicable, but no more than twenty (20) Business Days after the date hereof, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and shall request early termination of the waiting period associated therewith, and (ii) initiate the regulatory process before any other Governmental Authority with responsibility for competition matters in connection with a view to submitting filings, or draft filings as appropriate, as promptly as reasonably practicable, to the extent that such filings or draft filings are deemed necessary or advisable by Parent. To the extent permitted under Applicable Law, each of Parent and the Company shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other Applicable Law and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority in connection with such filings or submissions. Parent shall have the right to control and direct all interactions (including all correspondences, meetings, proposals and negotiations) with Governmental Authorities in connection with all notices, filings, approvals or clearances sought in connection with the transactions contemplated by this Agreement, including under the HSR Act and any other applicable antitrust laws. Notwithstanding the foregoing sentence, to the extent permitted by Applicable Law, each party shall promptly inform the other party hereto of any material oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings. No party hereto shall independently participate in any formal meeting with any Governmental Authority in respect of such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting (if permitted by Applicable Law) and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate.
(c)Prior to the Closing, without the prior written consent of the Company, none of Parent, Merger Sub nor any of their Affiliates will acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or securities in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, where the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation or transaction would be likely to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period or (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of any transactions contemplated by this Agreement.
(d)Parent shall provide, as promptly as practicable, the Company, the Transferred Broker-Dealer, their counsel or FINRA, as applicable, with such information and documentation pertaining to Parent and its Affiliates as are reasonably requested in order to prepare the FINRA Application and the Other Broker-Dealer Regulatory Notifications or to obtain FINRA Approval or notice of approval or non-objection in respect of the Other Broker-Dealer Regulatory Notifications. The Company shall cause the Transferred Broker-Dealer to prepare and file (i) the FINRA Application and (ii) the Other Broker-Dealer Regulatory Notifications, within five (5) Business Days and in any event as promptly as practicable after the date upon which Parent shall have provided the Company, the Transferred Broker-Dealer or their counsel, as applicable, with such information and documentation pertaining to Parent and its Affiliates as are reasonably requested in order to prepare such filings. The Company shall use its reasonable best efforts, and Parent shall reasonably cooperate with the Company, to obtain the FINRA Approval, including by requesting that FINRA consider such application for its “fast track” review process.
(e)In connection with any filing made pursuant to Section 8.01(a)-(d), Parent and the Company shall (i) furnish to the other party such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of any such filing or submission, (ii) subject to Applicable Laws, provide the other party with a draft of any filing or submission and a reasonable opportunity to review such draft before making or causing to be made such filing or submission (in each case excluding any portions thereof that contain confidential information), and incorporate the other party’s reasonable comments into such filing or submission (iii) not willingly extend any applicable waiting or review periods or enter into any agreement with a Governmental Authority to delay or not to consummate the transactions contemplated hereby to be consummated on the Closing Date, except with the prior written consent of the other party, (iv) not have any substantive contact with any Governmental Authority in respect of any such filing or proceeding unless they have engaged in prior consultation with the other party and, to the extent permitted by such Governmental Authority, given the other party a reasonable opportunity to participate (other than contact with FINRA during the continuing membership application process), (v) with respect to the FINRA Application, except with the prior written consent of the other party, permit the Transferred Broker-Dealer to agree to any material restriction or condition imposed by FINRA in connection with FINRA Approval, and (vi) keep each other apprised of the status of any substantive communications with, and any inquiries or requests for additional information from, any Governmental Authority. Notwithstanding any other provision of this Agreement, the parties will not make disclosures or take other action pursuant to this Agreement that would involve or require the disclosure of confidential supervisory information to the extent prohibited by Applicable Law.
(f)The Company shall be responsible for all costs and expenses incurred by the Company or any of its Subsidiaries in connection with obtaining the Required Statutory Approvals (the “Regulatory Costs”).
Section 8.02Public Announcements; Confidentiality.
(a)The parties hereto agree to consult with each other before issuing or making (and the Company agrees to cause the other Acquired Companies to consult with Parent and Merger Sub), and shall mutually agree upon the content and timing of, any press release, announcement to employees, customers or suppliers of the Acquired Companies or other public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which is or is reasonably believed to be required by Applicable Law or any rules of, or listing agreement with, any national securities exchange (in which case, the party hereto proposing to issue such press release or make such public announcement shall to the extent reasonably permissible under such Applicable Law, rules or listing agreement and reasonably practicable under the circumstances consult in good faith with the other parties hereto before issuing any such press release or making any such public announcement), will not issue any such press release or make any such public statement prior to such consultation and agreement.
(b)The terms of the Confidentiality Agreement shall continue in full force and effect up to the Effective Time in accordance with its terms (and any information shared under Section 5.02 shall be subject to the Confidentiality Agreement) and are incorporated by reference herein. Except as required by Applicable Law or any listing agreement with any national securities exchange, or for notices to any Self-Regulatory Organization, each party hereto shall maintain the confidentiality of the terms of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.
(c)The Equityholders’ Representative acknowledges that the success of the Acquired Companies after the Effective Time depends upon the continued preservation of the confidentiality of information regarding the business, operations and affairs of the Acquired Companies (including trade secrets, confidential information and proprietary materials, which may include the following categories of information and materials: methods, procedures, computer programs and architecture, databases, customer information, lists and identities, employee lists and identities, pricing information, research, methodologies, contractual forms, and other information, whether tangible or intangible, which is not publicly available generally)

(collectively, the “Confidential Information”) accessed or possessed by the Equityholders’ Representative and its Affiliates and that the preservation of the confidentiality of such information by the Acquired Companies (before the Effective Time), the Equityholders, the Equityholders’ Representative and their respective Affiliates is an essential premise of the transactions contemplated by this Agreement. The Equityholders’ Representative shall hold, and shall cause its Representatives to hold, in confidence and not disclose to any other Person or use (other than for the purposes of enforcing the rights of the Equityholders’ Representative or the Equityholders under this Agreement and the agreements ancillary hereto), any Confidential Information. Notwithstanding the foregoing, any such Person may disclose Confidential Information as and to the extent required by Applicable Law, so long as the disclosing party (x) provides prior written notice thereof to the party whose information will be disclosed and (y) uses commercially reasonable efforts to seek a protective order causing such information so disclosed to be kept confidential or (z) as necessary to enforce the terms of this Agreement.
Section 8.03Third-Party Notices and Consents. Promptly following the date hereof, the parties shall cooperate in determining whether any actions are required to be taken or any consents, approvals or waivers are required to be obtained from third parties (including under any Contracts and from any Governmental Authority) in connection with the consummation of the transactions contemplated by this Agreement, other than the filings required in Section 3.03 and Section 4.03 above. The parties shall, use commercially reasonable efforts in connection with the giving of notices of the transactions contemplated by this Agreement to any third parties, including pursuant to any Contracts to which any of the Acquired Companies is a party. Prior to the Effective Time, the Company shall use its commercially reasonable efforts (and the Company shall cause the other Acquired Companies to use their respective commercially reasonable efforts) to obtain any third-party consents, waivers or novations (including under any Contracts); provided that in connection with obtaining any such third-party consent, waiver or novation, no party or Acquired Company will be required to (and, without the written consent of Parent, no Acquired Company shall) make or agree to make more than a de minimis payment (which shall be payable by the Company), grant any accommodations or accept any amendment, conditions or obligations.
Section 8.04Notices of Certain Events. Each party shall promptly notify the other party of (a) any notice or other communication from any Person asserting that such Person’s consent is or may be required, or that such Person is entitled to compensation or consideration from Parent or any of their respective Affiliates, any Acquired Company or any of their respective Affiliates, in connection with the transactions contemplated by this Agreement or the other Transaction Documents, (b) any notice, letter or other communication received from a Governmental Authority, (c) in the case of the Company any event that would reasonably be expected to constitute a Company Material Adverse Effect and (d) in the case of Parent any event that would reasonably be expected to constitute a Parent Material Adverse Effect. The delivery of any notice pursuant to this Section 8.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
Section 8.05Books and Records. Upon reasonable advance notice, Parent shall, and shall cause its Affiliates to, give the Equityholders’ Representatives reasonable access, during normal business hours and without undue interruption of Parent’s or such Affiliate’s business, to all books and records of the Acquired Companies in the possession of Parent or its Affiliates for periods prior to the Closing at reasonable times, and the Equityholders’ Representative shall have the right, at its own expense (on behalf of the Equityholders), to make copies of any such books and records, but in the case of each of clauses (i) and (ii) solely to the extent (x) reasonably required by an Equityholder in connection with any Tax Proceeding or other action by a Governmental Authority with respect to such Equityholder’s ownership of Company Common Stock, Company Preferred Stock and Company Stock Options prior to the Effective Time, (y)

necessary to comply with Applicable Law or (z) related to the defense of a claim made by a third Person (other than Parent or its Affiliates). Notwithstanding anything herein to the contrary, no such access, disclosure or copying shall be permitted (i) for a purpose related to a dispute or potential dispute with Parent, the Surviving Corporation or any of their respective Affiliates, or (ii) if it would result in a loss of any attorney-client privilege, violate any confidentiality agreement or any Applicable Law; provided that, in the case of this clause (ii), Parent, Merger Sub and the Equityholders shall cooperate in good faith to develop substitute arrangements, to the extent reasonably possible, that do not result in the loss of such privilege, breach of such agreement or violation of such Applicable Law.
Section 8.06Escrow Agreement. Each of the Equityholders’ Representative and Parent (or an Affiliate of Parent) shall execute and deliver to one another, at the Closing, an escrow agreement, in a form reasonably acceptable to the Equityholders’ Representative and Parent and providing for equal sharing as between the Equityholders’ Representative (on behalf of the Equityholders) and Parent with respect to any fees and expenses of the Escrow Agent and indemnification obligations in favor of the Escrow Agent (the “Escrow Agreement”), and shall execute joint instructions with respect to the Escrow Accounts in accordance herewith.
Section 8.07Indemnification; D&O Insurance.
(a)At or prior to the Closing Date, the Company shall purchase a prepaid directors’ and officers’ liability insurance policy or policies (i.e., “tail coverage”) (the “D&O Tail”), which policy or policies shall cover those persons who are currently covered by any Acquired Company’s directors’ and officers’ liability insurance policy or policies on terms with respect to coverage and amount that are no less favorable than those of such policy or policies currently maintained by the Acquired Companies for an aggregate period of not less than six (6) years from the Closing Date with respect to claims arising from facts or events that occurred at or before the Closing, including with respect to the transactions contemplated by this Agreement. Parent acknowledges and agrees that any rights of indemnification, advancement, reimbursement or contribution under Applicable Law, Contract (to the extent disclosed on Section 3.09(a)(x) of the Company Disclosure Schedule) or the Governing Documents of the Acquired Companies of or to any Person who is now, has been at any time prior to the date hereof or becomes prior to or after the Closing an officer or director of the Acquired Companies (each, a “D&O Indemnified Party”), against any and all Damages or Liabilities based in whole or in part on, or arising in whole or in part out of, the fact that such Person is or was an officer or director of an Acquired Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing (including matters, acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six (6) years following the Effective Time, and the Surviving Corporation and the other Acquired Companies shall, and Parent shall cause the Surviving Corporation and the other Acquired Companies to, perform and discharge their obligations to provide such indemnification, advancement, reimbursement or contribution to each such D&O Indemnified Party after the Closing for such period to the maximum extent permitted by Applicable Law.
(b)The terms and provisions of this Section 8.07 are intended to be enforceable by any of the D&O Indemnified Parties and their respective heirs and Representatives, each of whom is an intended third-party beneficiary of this Section 8.07.
Section 8.08Conflict and Privilege. The parties hereto acknowledge and agree that the Equityholders’ Representative or the Equityholders may retain Mayer Brown LLP to act as its counsel in connection with any matter related to this Agreement and the transactions contemplated hereby, including any litigation, claim or dispute arising out of or relating to this Agreement and the transactions contemplated hereby (including from and after the Closing), even though Counsel may have represented the Acquired Companies prior to the Closing or may be handling ongoing matters for Parent, Merger Sub or the Acquired Companies. Parent, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Corporation) irrevocably (a) waives any claim any of them have or may have that Mayer Brown LLP has or will have a conflict of interest or is or will be otherwise prohibited from engaging in such representation and (b) agrees that, in the event of any dispute (including litigation) arises after the Closing between Parent and its Affiliates (including the Acquired Companies), on the one hand, and the Equityholders’ Representative and the Equityholders and/or their respective Affiliates, on the other hand, Mayer Brown LLP may represent any or all of the Equityholders’ Representative and the Equityholders and/or their respective Affiliates in such dispute, even though the interests of such Person(s) may be directly adverse to Parent and its Affiliates (including the Acquired Companies) and even though Mayer Brown LLP may have represented the Acquired Companies in a matter substantially related to such dispute. Parent and Merger Sub agree that, as to all pre-Closing communications among Mayer Brown LLP and/or Michael Best & Friedrich LLP (individually and collectively, “Counsel”), the Acquired Companies, the Equityholders’ Representative and the Equityholders that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Equityholders’ Representative and/or the Equityholders (as applicable) and may be controlled by the Equityholders’ Representative and/or the Equityholders and shall not pass to or be claimed by Parent, Merger Sub or the Acquired Companies. Notwithstanding the foregoing, in the event that a dispute arises between Parent, Merger Sub or the Acquired Companies and a third party (other than a party to this Agreement or an Equityholder or the Equityholders’ Representative) after the Closing, the Acquired Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by Counsel to such third party; provided, however, that the Acquired Companies may not waive such privilege without the prior written consent of the Equityholders’ Representative.
Section 8.09Mutual Release.
(a)Effective as of the Closing, the Equityholders’ Representative and each of the Equityholders, on behalf of itself and its Related Parties (other than the Acquired Companies), and their respective successors and assigns (collectively, the “Equityholder Releasing Parties”), forever waives, releases, remises and discharges Parent (and its direct and indirect equityholders), the Acquired Companies, the Surviving Corporation, their respective predecessors, successors and Affiliates and, in their capacities as such, the equityholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans of the foregoing (collectively, the “Parent Released Parties”) from any Action or Liability that the Equityholder Releasing Parties may currently have, or may have in the future, (i) arising prior to, on or after the Effective Time (so long as the facts, circumstances, actions, omissions and/or events giving rise to such claim or Liability occurred or existed on or prior to the Closing) relating to the Acquired Companies or direct or indirect ownership therein (including any entitlement to expense reimbursement or sponsor, monitoring or similar fees), (ii) relating to any alleged inaccuracy or miscalculations in, or otherwise relating to the preparation of, the Closing Statement, a notice of disagreement or the Allocation Schedule and the calculations set forth therein, or the allocation of any proceeds hereunder (including by the Equityholders’ Representative), or (iii) relating to the approval or consummation by any Acquired Company of the transactions contemplated by this Agreement or any other Transaction Document or any other agreement contemplated herein or therein, including any alleged breach of any duty by any officer, manager, director, equityholder or other owner of ownership interests of any Acquired Company or any of their respective Affiliates, except for the Equityholder Releasing Parties’ (x) express rights pursuant to this Agreement or any other Transaction Document to which it is a party, (y) express rights (other than in connection with any breach) under any Affiliate Contract that is expressly permitted to survive the Closing in accordance with this Agreement and (z) if such Equityholder Releasing Party is a Company Service Provider, rights under Company Employee Plans, rights to earned but unpaid wages or compensation, unpaid vacation and unreimbursed business expenses, rights to indemnification (and similar rights) of directors or officers under the Governing Documents of the Acquired Companies (collectively, subject to such exceptions, the “Equityholder Released Claims”).
(b)Effective as of the Closing, Parent and the Surviving Corporation, for themselves and their Affiliates and their respective successors and assigns (collectively, the “Parent Releasing Parties” and, together with the Equityholder Releasing Parties, the “Releasing Parties”), forever waives, releases, remises and discharges the Equityholders and the Equityholders’ Representative, their respective predecessors, successors and Affiliates and, in their capacities as such, the equityholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans of the foregoing (collectively, the “Equityholder Released Parties” and, together with the Parent Releasing Parties, the “Released Parties”) from any Action or Liability that the Parent Releasing Parties may currently have, or may have in the future, arising prior to, on or after the Effective Time (so long as the facts, circumstances, actions, omissions and/or events giving rise to such claim or Liability occurred or existed on or prior to the Closing) relating to the Acquired Companies or direct or indirect ownership therein, except for the Parent Releasing Parties’ express rights pursuant to this Agreement, any other Transaction Document or the Confidentiality Agreement to which it is a party (collectively, subject to such exceptions, the “Parent Released Claims” and, together with the Equityholder Released Claims, the “Released Claims”).
(c)The Equityholders’ Representative and each of the Equityholders, on behalf of itself and the other Equityholder Releasing Parties and Parent, on behalf of the other Parent Releasing Parties, (i) represents that it has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any Action or Liability of any nature, character or description whatsoever, which is or which purports to be released or discharged by this Section 8.09 and (ii) acknowledges that the applicable Releasing Parties may hereafter discover facts other than or different from those that they know or believe to be true with respect to the subject matter of the Released Claims, but it hereby expressly agrees that, as of the Closing, it (on behalf of itself and the other Equityholder Releasing Parties or Parent Releasing Parties, as the case may be) shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent claim with respect to the Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts. The Equityholders’ Representative and each of the Equityholders, on behalf of itself and the other Releasing Parties, and Parent, on behalf of the other Parent Releasing Parties, hereby acknowledges and agrees that if, after the Closing, such Person or any of its other Releasing Parties should make any claim or demand or commence or threaten to commence any Action against any Equityholder Released Party or Parent Released Party (as the case may be) with respect to any Released Claim, this Section 8.09 may be raised as a complete bar to any such Action, and the applicable Released Party may recover from such Person or the other Releasing Parties all costs incurred in connection with such Action, including attorneys’ fees.
Section 8.10Financing.
(a)Parent and Merger Sub shall use their reasonable best efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain the Debt Financing on terms and conditions not less favorable than those described in the Debt Commitment Letter, including their reasonable best efforts to (i) maintain in effect the Debt Commitment Letter (subject to any amendment, supplement, replacement, substitution, termination or other modification or waiver that is not prohibited by clause (c) below) in accordance with and subject to the terms and conditions set forth therein, (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letter (including the flex provisions) or on other terms no less favorable to Parent and Merger Sub (provided, that such terms would not reasonably be expected to adversely impact the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement on or before the End Date), (iii) satisfy, or obtain a waiver thereof, on a timely basis all conditions applicable to Parent and Merger Sub in the Debt Commitment Letter that are within their control, and (iv) assuming that all conditions contained in Debt Commitment Letter have been satisfied, consummate the Debt Financing at or prior to the Closing. Without limiting the generality of the foregoing, Parent shall give the Company prompt notice of (x) any material breach or material default by any party to the Debt Commitment Letter, or any definitive agreements relating to the Debt Financing, in each case, of which Parent or Merger Sub becomes aware, (y) the receipt of any written notice or written communication received from any Debt Financing Source with respect to any (1) material breach of Parent’s or Merger Sub’s obligations under the Debt Commitment Letter, or any definitive agreements relating to the Debt Financing, or default, termination or repudiation by any party to the Debt Commitment Letter or any definitive agreements relating to the Debt Financing, or (2) material dispute between or among any parties to any of the Debt Commitment Letter or any definitive agreements relating to the Debt Financing, in each case, with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing, or (z) of the receipt of any notice or other communication (written or verbal) on the basis of which Parent reasonably expects that a party to the Debt Financing will fail to fund the Debt Financing or is reducing the amount of the Debt Financing to less than the amount required to consummate the transactions contemplated by this Agreement.
(b)For the avoidance of doubt, Parent shall have the right from time to time to amend, supplement, replace, substitute, terminate or otherwise modify or waive its rights under the Debt Commitment Letter, including without limitation to (i) terminate the Debt Commitment Letter in order to obtain alternative sources of financing in lieu of all or a portion of the Debt Financing, including in a private placement of securities pursuant to Rule 144A under the Securities Act or (ii) add and appoint additional arrangers, bookrunners, underwriters, agents, lenders and similar entities, to provide for the assignment and reallocation of a portion of the financing commitments contained therein and to grant customary approval rights to such additional arrangers and other entities in connection with such appointments; provided that no such amendment, supplement, replacement, substitution, termination, modification or waiver shall (A) reduce the aggregate amount of available Debt Financing to less than the amount required to consummate the transactions contemplated by this Agreement or (B) impose new or additional conditions precedent or expand upon the conditions precedent to the Debt Financing as set forth in the existing Debt Commitment Letter in a manner that would reasonably be expected to materially delay or prevent the Closing. Parent shall furnish to the Company a copy of any executed written amendment, supplement, replacement, substitution, termination, modification or waiver of the Debt Commitment Letter.
(c)In the event that any portion of the Debt Financing necessary for Parent to consummate the Closing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter (including the flex provisions) (other than as a result of the Company’s material breach of any provision of this Agreement or failure to satisfy the conditions set forth in Article IX), Parent and Merger Sub shall use their reasonable best efforts to (i) arrange and obtain, as promptly as practicable following the occurrence of such event, any such portion from alternative sources (an “Alternative Financing”) on terms that (A) taken as whole, are no more adverse to Parent and Merger Sub than the existing Debt Commitment Letter (including after giving effect to the market flex provisions) or that are otherwise acceptable to Parent, (B) do not impose new or additional conditions precedent or expand upon the conditions precedent to the Debt Financing set forth in the existing Debt Commitment Letter and (C) do not reduce the aggregate amount of available Debt Financing to less than the amount required to consummate the transactions contemplated by this Agreement and (ii) provide the Company with a copy of the new financing commitment that provides for such Alternative Financing (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including any related fee letter, which may be redacted in a manner consistent with Section 4.05, as each of the foregoing may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time thereafter in compliance with Section 4.05, the “Alternative Financing Commitment Letter”). Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or its Affiliates be required to pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Commitment Letter as in effect on the date hereof (including the market flex provision) or agree to any term (including any market flex term) less favorable to Parent than such term contained in the Debt Commitment Letter as in effect on the date hereof (including the market flex provisions).
(d)For purposes of this Agreement (other than with respect to representations in this Agreement made by or with respect to Parent or Merger Sub that speak as of the date hereof or another specified date), references to the “Debt Commitment Letter” shall include any such document as permitted or required by this Section 8.10 to be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived, in each case from and after such amendment, supplement, replacement, substitution, termination or other modification or waiver and, for the avoidance of doubt, references to “Debt Financing” shall include, in whole or in part (as applicable), any supplemental, replacement or substitute financing provided for thereunder.
For the avoidance of doubt, however, Debt Financing is not a condition to the obligation of Parent and Merger Sub to consummate the Closing.
Section 8.11Resale Registration and Related Procedures.
(a)Registration.
(i)Parent shall prepare and file with the SEC (a) a Registration Statement on Form S-3 if it is eligible to use such form (or otherwise on Form S-1) or a post-effective amendment thereto or (b) a prospectus supplement pursuant to Rule 424(b)(7) under the Act (the “Prospectus Supplement”) relating to an effective Registration Statement on Form S-3, in each such case covering the resale of all Registrable Securities, as a secondary offering to be made on a continuous basis pursuant to Rule 415. The applicable Registration Statement (including any preliminary or final prospectus or prospectus supplement contained therein) referenced in this clause (a) is referred to herein as the “Registration Statement.”
(ii)Parent shall prepare, file with the SEC and cause to become effective either the Registration Statement or such post-effective amendment under clause (a)(i) above or the Prospectus Supplement under clause (a)(i) above no later than thirty (30) days after the Closing Date. Subject to the terms herein, Parent shall keep the Registration Statement continuously effective and usable for resale of Registrable Securities covered thereby from the date of its initial effectiveness until such time as no Registrable Securities remain outstanding (such period, the “Effectiveness Period”).
(iii)The obligation of Parent to name a Equityholder as a selling stockholder in a Registration Statement or Prospectus Supplement are subject to such Equityholder furnishing in writing to Parent a completed questionnaire in form and substance reasonably acceptable to Parent. At least five (5) Business Days prior to the anticipated filing date of the Registration Statement or Prospectus Supplement, Parent shall notify each Equityholder of any additional information Parent requires from such Equityholder, and such Equityholder shall provide such information to Parent at least two (2) Business Days prior to the anticipated filing date of the Registration Statement or Prospectus Supplement.
(b)Registration Procedures; Company Obligations. In connection with the registration of the Registrable Securities, Parent shall have the following obligations:
(i)The Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, shall comply as to form and content with the applicable requirements of the Securities Act and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.
(ii)Subject to Section 8.11(b)(v), Parent shall prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to keep the Registration Statement effective and usable for resale of the Registrable Securities covered thereby at all times during the Effectiveness Period. Parent shall cause any post-effective amendment to the Registration Statement to become effective as soon as practicable after such filing. No later than the first Business Day after the Registration Statement or a post-effective amendment to the Registration Statement becomes effective, Parent shall file with the SEC the final prospectus or prospectus supplement included therein pursuant to Rule 424.
(iii)Parent shall use commercially reasonable efforts to register or qualify, and cooperate with the Equityholders of Registrable Securities covered by the Registration Statement in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or “blue sky” laws of each state and other jurisdiction of the United States as any such Equityholder reasonably requests in writing, and do any and all other things reasonably necessary or advisable to keep such registration or qualification in effect; provided, however, that Parent shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject.
(iv)Parent shall as promptly as practicable notify the Equityholders of the time the Registration Statement or a post-effective amendment to the Registration Statement becomes effective and/or when an amendment or supplement to any prospectus forming a part of such Registration Statement has been filed. Parent shall furnish to the Equityholders, without charge, such documents, including copies of any preliminary prospectus or final prospectus contained in the Registration Statement or any amendments or supplements thereto, as such Equityholder may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities covered by the Registration Statement.
(v)Parent shall promptly notify the Equityholders when a prospectus is required to be delivered under the Securities Act of the happening of any event as a result of which any prospectus included in, or relating to, the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading (provided, that in no event shall such notice contain any material, non-public information), and, subject to Section 8.11(b)(vi), promptly prepare and file with the SEC a supplement to the related prospectus or amendment to such Registration Statement or any other required document so that, as thereafter delivered to the Equityholders, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(vi)Parent shall use commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of the Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension as soon as reasonably practicable and to notify the Equityholders of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.
(vii)Notwithstanding anything in this Agreement to the contrary, if the filing, initial effectiveness or continued use of the Registration Statement or any post-effective amendment thereto at any time would (x) require Parent to make an Adverse Disclosure, (y) require the inclusion in such Registration Statement of financial statements that are unavailable to Parent for reasons beyond Parent’s control, in its good faith judgment, or (z) in the good faith judgment of Parent, be seriously detrimental to Parent, and the board of directors of Parent concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, Parent may (A) delay effectiveness of the Registration Statement or any post-effective amendment thereto or (B) at any time after the Registration Statement is effective, suspend use of the Registration Statement, in each case for the shortest period of time, but in no event more than forty (40) days, determined in good faith by Parent to be necessary for such purpose (any such period, a “Grace Period”); provided, however, that Parent shall promptly (1) provide written notice to the Equityholders of the Grace Period (provided that in no event shall such notice contain any material, non-public information) and the date on which the Grace Period will begin, (2) use commercially reasonable efforts to terminate a Grace Period as promptly as possible, and (3) provide written notice to the Equityholders of the date on which the Grace Period ends; provided, further, that no Grace Period shall exceed forty (40) consecutive days and such Grace Periods shall not exceed an aggregate of eighty (80) days in any twelve (12) month period in which Registrable Securities are outstanding. The provisions of Section 8.11(b)(v) shall not be applicable during the pendency of any Grace Period. Upon expiration of a Grace Period, Parent shall again be bound by the provisions of Section 8.11(b)(v) with respect to the information giving rise thereto unless such material, non-public information is no longer applicable. In the event Parent exercises its rights under this Section 8.11(b)(vii), each Equityholder of Registrable Securities agrees to suspend, immediately upon their receipt of the suspension notice referred to above, their use of the prospectus in connection with any sale or offer to sell Registrable Securities until the date Parent provides written notice to such Equityholder that it may resume use of such Registration Statement, provided however that such agreement shall not prohibit any sale or other transfer of Registrable Securities in a transaction with does not involve the use of such prospectus and is not made pursuant to the Registration Statement.

(viii)Parent shall cause the Registrable Securities covered by the Registration Statement to be (A) listed on the Nasdaq and (B) reflected in the stock ledger maintained by Exchange Agent.
(c)Current Public Information. During the Effectiveness Period, Parent shall (i) use commercially reasonable efforts to make and keep public information available, as those terms are defined in Rule 144, until all the Registrable Securities cease to be Registrable Securities, and so long as a Equityholder owns any Registrable Securities, furnish to such Equityholder upon request a written statement by the Company as to its satisfaction of the current public information requirements of Rule 144, and (ii) file with the SEC in a timely manner all reports and other documents required to be filed by the Company under the Securities Act and the Exchange Act.
(d)Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by Parent.
(e)Indemnification and Contribution.
(i)Parent shall indemnify and hold harmless each Equityholder of Registrable Securities and such Equityholder’s officers, directors, employees, partners, members, agents (including brokers), representatives and Affiliates and each person, if any, who controls such Equityholder within the meaning of the Securities Act or the Exchange Act (each, a “Equityholder Indemnitee”), against any losses, claims, damages, liabilities or expenses to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”): (i) an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; (iii) any liability of a Equityholder arising from any sales or transactions made pursuant to the Registration Statement and/or Prospectus Supplement during the pendency of a Grace Period; and (iv) a violation or alleged violation by Parent or its Affiliates or Representatives of any rule or regulation promulgated under the Securities Act or the Exchange Act applicable to Parent or its Affiliates or Representatives and relating to action or inaction required of Parent or its Affiliates or Representatives in connection with the Registration Statement, and Parent will pay to each such Equityholder Indemnitee, as accrued, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, action or expense; provided, however, that the indemnification contained in this Section 8.11(e) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or expense if such settlement is effected without the consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), nor shall Parent be liable for any such loss, claim, damage, liability, action or expense to the extent that it arises out of or is based upon a Violation which occurs (A) in reliance upon and in conformity with written information furnished by a Equityholder, (B) in connection with any failure of a Equityholder to deliver or cause to be delivered a prospectus made available by Parent in a timely manner, or (C) as a result of offers or sales effected by or on behalf of any Equityholder by means of a free writing prospectus (as defined in Rule 405) that was not authorized in writing by Parent. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Equityholder Indemnitee, and shall survive the transfer of such securities by such Equityholder, and any termination of this Agreement.
(ii)If the indemnification provided for in this Section 8.11(e) is held by a court of competent jurisdiction to be unavailable to any Equityholder Indemnitee with respect to any loss, liability, claim, damage, or expense referred to therein, then Parent, in lieu of indemnifying such Equityholder Indemnitee hereunder, shall contribute to the amount paid or payable by such Equityholder Indemnitee as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of Parent on the one hand and of the Equityholder Indemnitee on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of Parent and of the Equityholder Indemnitee shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by Parent or by the Equityholder Indemnitee and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the amount any Equityholder will be obligated to severally and not jointly contribute pursuant to this Section 8.11(e) will be limited to an amount equal to the gross proceeds received by a Equityholder for the sale of the Registrable Securities pursuant to the Registration Statement which gives rise to such obligation to contribute and/or indemnify (less the aggregate amount of any damages which such Equityholder has otherwise been required to pay in respect of such loss, liability, claim, damage, or expense or any substantially similar loss, liability, claim, damage, or expense arising from the sale of such Registrable Securities). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution hereunder from any person who was not guilty of such fraudulent misrepresentation.
(f)The Equityholders of Registrable Securities shall be express third party beneficiaries of the terms of this Section 8.11.
Section 8.12Obligations of Parent, Merger Sub. Parent shall take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement or incident to its existence under Laws of the State of Delaware and (c) from and after the Effective Time, cause the Surviving Corporation to perform its obligations under this Agreement. Parent hereby (i) guarantees the due, prompt and faithful payment performance and discharge by Merger Sub of, and compliance by Merger Sub with, all of the covenants and agreements of Merger Sub under this Agreement and (ii) agrees to take all actions necessary, proper or advisable to ensure such payment, performance and discharge by Merger Sub under this Agreement. Parent agrees that any breach by Merger Sub of a representation, warranty, covenant or agreement in this Agreement shall also be a breach of such representation, warranty, covenant or agreement by Parent. Promptly following the execution and delivery of this Agreement, Parent, as the sole stockholder of Merger Sub, shall act by written consent to adopt this Agreement and approve the consummation of the transactions contemplated hereby, including the Merger, and shall deliver to the Company by no later than the date and time specified in Section 12.01(f) a true and complete copy of such written consent.

Article IX
Conditions to Closing
Section 9.01Conditions to Obligations of Parent, Merger Sub and the Company . The obligations of Parent, Merger Sub and the Company to consummate the Closing are subject to the satisfaction of the following conditions (or, to the extent permitted by Applicable Law, waiver by each of (x) Parent, on behalf of Parent and Merger Sub, and (y) the Company):
(a)Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.
(b)All notices, reports, registrations and other ﬁlings with, and all consents, approvals and authorizations from, any Governmental Authority set forth on Section 3.03 of the Company Disclosure Schedule shall have been made or obtained, as the case may be.
(c)If any Governmental Authority (including the U.K. Competition and Markets Authority (the “CMA”), the European Commission (the “EC”), or a Governmental Authority of an EEA Member State, China, Hong Kong or Singapore) has indicated to Parent that it has questions regarding the transaction, commenced an investigation, call-in process or referral process under applicable antitrust laws (including for the avoidance of doubt pursuant to Article 22 of the EU Merger Regulation), then either (i) confirmation of no further questions shall have been received, (ii) clearance shall have been obtained under such applicable antitrust laws, or (iii) the relevant Governmental Authority shall have indicated to the reasonable satisfaction of Parent that it has decided not to pursue the relevant investigation, call-in process, or referral.
(d)The FCA Approval(s), the MAS Approvals and the Required Statutory Approvals have been obtained.
(e)No provision of any Applicable Law and no Order shall prohibit, restrain or make illegal the consummation of the transactions contemplated hereby or by the other Transaction Documents.
(f)The Required Equityholder Vote shall have been validly obtained under Delaware Law and the Company’s Governing Documents.
Section 9.02Conditions to Obligation of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Parent, on behalf of itself and Merger Sub) of the following further conditions:
(a)The Company shall have performed in all material respects all of its covenants and obligations hereunder required to be performed by it prior to the Closing.
(b)(i) The representations and warranties of the Company contained in Section 3.05(a), (b) and (c) (other than de minimis exceptions) and Section 3.07(a)(ii) shall be true and correct in all respects at and as of the Closing Date, as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time); (ii) 3.01, 3.02, 3.04(a) and 3.22 (in each case, disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time); (iii) the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Closing Date as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time), in the case of this clause (iii), with only such exceptions as would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect; and the representations and warranties of the Equityholders’ Representative contained in Section 11.01(f) shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time).
(c)As of the Closing Date, the Tangible Book Value is not less than $400,000,000 and as of the Closing Date, the Subordinated Debt is not more than the Subordinated Debt Limit.
(d)Parent and Merger Sub shall have received a certificate duly executed by an executive officer of the Company certifying as to the satisfaction of the conditions set forth in Section 9.02(a), Section 9.02(b) and Section 9.02(c).
(e)Any approval under the HSR Act and from any Governmental Authority set forth on Section 3.03 of the Company Disclosure Schedule shall not be conditioned on Parent or any of its Affiliates (including, from and after the Closing, the Acquired Companies) taking any action not required to be taken under Section 8.01.
(f)Parent shall have received from the Company (i) a certification, signed by the Company under penalties of perjury and dated not more than thirty (30) days prior to the Closing Date, that satisfies the requirements of Sections 1.897-2(h) and 1.1445-2(c)(3) of the Treasury Regulations and confirms that the Company is not, nor has it been within five (5) years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code and (ii) a notice to the IRS, signed by the Company, that satisfies the requirements of Section 1.897-2(h)(2) of the Treasury Regulations with written authorization for Parent to deliver such notice to the IRS on behalf of the Equityholders after the Closing Date.
(g)The Equityholders’ Representative and the Escrow Agent shall have delivered to Parent duly executed counterparts to the Escrow Agreement.
(h)The Support Agreements, the Lock-Up Agreements and the counterparts to the Written Consent, in each case duly executed by the Company and each of the Equityholders party thereto, shall be in full force and effect.
(i)The Bank of Hope Waiver shall have been obtained and be in full force and effect.
Section 9.03Conditions to Obligation of the Company. The obligation of the Company to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Company) of the following further conditions:
(a)Each of Parent and Merger Sub shall have performed in all material respects all of its respective covenants and obligations hereunder required to be performed by it at or prior to the Closing Date;
(b)(i)  the representations and warranties of Parent and Merger Sub contained in the first sentence of Section 4.05(a) (other than de minimis exceptions) shall be true and correct in all respects at and as of the Closing Date, as if made at and as of such date, (ii) the representations and warranties of Parent and Merger Sub contained in Sections 4.01, 4.02 and 4.07 (in each case, disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time); and (iii) the other representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Closing Date as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time), in the case of this clause (iii), with only such exceptions as would not, individually or in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect;
(c)The Company shall have received a certificate signed by an executive officer of Parent certifying as to Parent’s and Merger Sub’s satisfaction of the conditions set forth in Sections Section 9.03(a) and 9.03(b); and
(d)Parent (or an Affiliate of Parent) and the Escrow Agent shall have delivered to the Company duly executed counterparts to the Escrow Agreement.
Article X
Survival; Indemnification
Section 10.01Survival. The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing until the date that is twelve (12) months after the Closing Date (the “Expiration Date”); provided that the representations and warranties of the Company contained in Section 3.10 shall survive the Closing and remain in full force and effect until sixty days following the expiration of the applicable statute of limitations. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith that require performance prior to the Closing shall survive until the Expiration Date, at which time they shall expire. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto that require performance after to the Closing shall survive until sixty (60) days following the expiration of the applicable statute of limitations (or such longer or shorter period as specified in the applicable covenant). Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences if requisite written notice pursuant to Article X of the matter giving rise to such right of indemnity shall have been given to Parent (if the indemnity is sought against Parent and Merger Sub) or the Equityholders’ Representative (if the indemnity is sought against the Equityholders), as applicable, prior to such time.
Section 10.02Indemnification.
(a)Subject to the limitations set forth in this Article X, effective at and after the Effective Time, each Equityholder (severally and not jointly, in accordance with such Equityholder’s Indemnification Share of each of the Damages covered by this Section 10.02) hereby indemnifies Parent, Merger Sub, each Acquired Company (including, for the avoidance of doubt, the Surviving Corporation) and each of their respective officers, directors, employees, Affiliates and each of their respective successors and permitted assigns (collectively, the “Parent Indemnified Parties”) against and agrees to hold each of them harmless from any and all damage, loss, Liability, fines, penalties, claims, forfeitures, Actions, fees, costs and expense

(including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Action, whether involving a Third-Party Claim or a claim solely between the parties hereto, but excluding exemplary or punitive damages of any kind, other than exemplary or punitive damages payable to a third party) (“Damages”), incurred or suffered by the Surviving Corporation or any other Parent Indemnified Party (regardless of whether such Damages arise as a result of the negligence, strict liability, or other liability under any theory of law or equity of any Person) to the extent arising out of or resulting from:
(i)any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement (determined, except with respect to Section 3.07(a), without regard to any qualification or exception contained therein relating to materiality, Company Material Adverse Effect or similar qualification or standard as to materiality);
(ii)the Specified Matters;
(iii)any breach of any covenant or agreement made or to be performed by any Acquired Company (at or prior to the Effective Time) pursuant to this Agreement;
(iv)any Indemnified Taxes;
(v)any inaccuracy in, or claims from any Equityholder related to or arising out of, the Allocation Schedule (including any update thereto), including to the extent any Equityholder is entitled to receive any amounts (in its capacity as an Equityholder) in excess of the amounts (as applicable) indicated on the Allocation Schedule and the determination of each Equityholder’s entitlement to any payments under the Transaction Documents;
(vi)any demand for appraisal or assertion of dissenter’s rights by any Equityholder or other owner of ownership interests of any Acquired Company in connection with the Merger;
(vii) any Action by or on behalf of any current or former Equityholder or other owner of any ownership interest in any Acquired Company (or any of their respective Affiliates, successors or assigns) in connection with the Transaction Documents, the Merger or the other transactions contemplated hereby or thereby, including any alleged breach of any fiduciary or other duty by any officer, manager, director, Equityholder or other owner of ownership interests of any Acquired Company or any actions or omissions by the Equityholders’ Representative; or
(viii)any Action by or on behalf of any holder of a Company Stock Option or Company SAR in connection with the Merger, including any actions taken or not taken with respect to the Company Stock Options and Company SARs under Section 2.07.
(b)Subject to the limitations set forth in this Article X, effective at and after the Effective Time, Parent hereby indemnifies the Equityholders and each of their respective officers, directors, employees, Affiliates (other than the Acquired Companies) and each of their respective successors and permitted assigns (collectively, the “Equityholder Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages, incurred or suffered by such Equityholder Indemnified Party (regardless of whether such Damages arise as a result of the negligence, strict liability, or other liability under any theory of law or equity of any Person) to the extent arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Parent or Merger Sub in this Agreement (determined without regard to any qualification or exception contained therein relating to materiality, Parent Material

Adverse Effect or similar qualification or standard); or (ii) any breach of any covenant or agreement made or to be performed by any Acquired Company (after the Effective Time), Parent or Merger Sub pursuant to this Agreement.
Section 10.03Limitations.
(a)With respect to indemnification recovery under Section 10.02(a)(i), recovery shall not be permitted unless and until the aggregate amount of all Damages indemnifiable under Section 10.02(a)(i) exceeds an amount equal to fifty percent (50%) of the applicable retention under the R&W Insurance Policy at such time (such amount, the “Basket”). For the avoidance of doubt, except in respect of Fraud, the Equityholders’ maximum aggregate Liability with respect to indemnification to Parent under Section 10.02(a)(i) shall be limited to an amount equal to the applicable retention under the R&W Insurance Policy at such time less the Basket (the “R&W Cap”). Except in respect of Fraud by the Company, Parent and Equityholders agree that any amount owing to the Parent Indemnified Parties pursuant to (i) Section 10.02(a)(i) shall be recovered first from the Indemnity Escrow Account, and then, by submission of claims by the Parent Indemnified Party pursuant to the R&W Insurance Policy (if available) and (ii) Section 10.02(a)(ii)-(viii) shall be recovered solely from the Indemnity Escrow Account. The provisions of this Article X will apply even if (x) the R&W Insurance Policy is revoked, cancelled, or modified in any manner after issuance, or (y) Parent makes a claim under the R&W Insurance Policy and such claim is denied by the R&W Insurer.
(b)With respect to indemnification by Parent under Section 10.02(b)(i), Parent shall not be liable unless and until the aggregate amount of all Damages indemnifiable under Section 10.02(b)(i) exceeds an amount equal to the Basket. Except in respect of Fraud, Parent’s maximum aggregate Liability with respect to indemnification by Parent under Section 10.02(b)(i) shall be limited to $15,000,000.
(c)In the case of any claim under Section 10.02(a)(i) through Section 10.02(a)(viii), the maximum amount that the Parent Indemnified Parties may recover from the Equityholders on an aggregate basis shall be limited to $15,000,000 (the “Cap”). Notwithstanding anything contained herein to the contrary, (i) no Equityholder shall be liable for any fraud committed by any Acquired Company or any of their directors, officers, employees, advisors, agents or representatives in excess of its Equityholder Proceeds, (ii) no Equityholder shall be liable for any fraud committed by any other Equityholder or any other Person, except for any Person that is a Person referenced in the foregoing clause (i), and (iii) nothing herein shall limit (A) the recovery amount against an Equityholder or any other Person, or remedies available to a Parent Indemnified Party, for such Equityholder’s or other Person’s Fraud or (B) any claims under any other Transaction Document.
Section 10.04Third-Party Claim Procedures.
(a)Any party hereto seeking indemnification under Section 10.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Action (including any Tax Proceeding) (“Claim”) in respect of which indemnity may be sought under Section 10.02. Such notice shall set forth in reasonable detail such Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.

(b)The Indemnifying Party (or the Equityholders’ Representative in the case of an indemnification claim pursuant to Section 10.02(a)) shall be entitled to participate in the defense of any Claim asserted by any third party (“Third-Party Claim”) and, subject to the limitations set forth in this Section 10.04, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense.
(c)If the Indemnifying Party desires to assume the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 10.04, the Indemnifying Party shall, to the extent permitted under the terms and conditions of the R&W Insurance Policy, be entitled to participate in the defense thereof, and if it so chooses and delivers written notice to the Indemnified Party within twenty (20) days after the Indemnified Party has given written notice to the Indemnifying Party of the Third-Party Claim. If such notice is timely given, the Indemnifying Party shall be entitled to control and appoint lead counsel for such defense so long as (i) the Third-Party Claim involves only a claim for monetary damages and not any claim for an order, injunction or other equitable relief or relief for other than monetary damages against any Indemnified Party, (ii) the Indemnifying Party timely provides the Indemnified Party with (x) evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder and (y) a statement that, based on the facts set forth in the notice required by Section 10.04, the Indemnifying Party would have (subject to the limitations contained herein) an indemnity obligation for the Damages resulting from such Third-Party Claim, (iii) the Third-Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory Action and (iv) the Indemnifying Party is vigorously defending or prosecuting the Third-Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third-Party Claim if, in the case of a Parent Indemnified Party, the amount of the Third-Party Claim, if determined in accordance with the claimant’s demands, would reasonably be expected to result in Damages, together with all other unresolved claims for indemnification by the Parent Indemnified Parties, which would exceed the amount then available for recovery from the Indemnity Escrow Account.
(d)If the Indemnifying Party is controlling the defense of a Third-Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement, compromise or discharge of such Third-Party Claim; provided that the Indemnified Party shall agree to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may recommend and that by its terms (i) obligates the Indemnifying Party to pay the full amount of the Damages in connection with such Third-Party Claim (subject to the Basket and other limitations contained herein) and the Indemnifying Party has the financial ability to pay the full amount of such Damages and there is sufficient amount in the Indemnity Escrow Account to pay the full amount of such Damages, (ii) does not impose injunctive or equitable relief or require an admission of liability or wrongdoing on behalf of the Indemnified Party or any of its Affiliates and (iii) contains a full and unconditional release of the Indemnified Party and its Affiliates from all Damages and obligations with respect to such Third-Party Claim.
(e)If the Indemnifying Party does not timely deliver the notice contemplated by Section 10.04(a), or if such notice is given on a timely basis but any of the other conditions in this Section 10.04 are unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third-Party Claim. Notwithstanding anything in this Section 10.04 to the contrary, whether or not the Indemnifying Party controls the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Indemnified Party may admit liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent so long as the Indemnified Party releases, to the reasonable satisfaction of the Indemnifying Party, any claims to indemnification with respect to such Third-Party Claim pursuant to this Article X.
(f)In circumstances where the Indemnifying Party is controlling the defense of a Third-Party Claim, the Indemnified Party shall be entitled to participate in the defense of any Third-Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel incurred by the Indemnified Party after such time as the Indemnifying Party assumed control pursuant to Section 10.04(b) shall be borne by the Indemnified Party; provided that, notwithstanding the foregoing, the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third-Party Claim or during any period in which the Indemnifying Party ceases to be eligible to maintain control of the defense of the Third-Party Claim, in either case as provided in this Section 10.04, (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest (including if any counsel chosen by the Indemnifying Party requests a conflict wavier or other waiver from the Indemnified Party with respect to such matter) or (iii) there may be one or more defenses or claims available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party and that could be adverse to the Indemnifying Party.
(g)Each of the Indemnifying Party and the Indemnified Party shall cooperate, and cause its respective Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and shall promptly furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
(h)Notwithstanding the foregoing, (i) with respect to any Tax contest, in the event of any conflict between the procedures set forth in Section 6.01 and this Section 10.04, the procedures set forth in Section 6.01 shall apply and (ii) in the event of any conflict between the procedures set forth in the R&W Insurance Policy and this Section 10.04, the procedures set forth in the R&W Insurance Policy shall apply.
Section 10.05Direct Claims for Indemnification; Resolution of Conflicts. (a) In the event an Indemnified Party has a claim for indemnity pursuant to this Article X against an Indemnifying Party that does not involve a Third-Party Claim, such Indemnified Party may seek recovery of Damages pursuant to this Article X by delivering to the Indemnifying Party (or, in the case of any claim against the Equityholders, the Equityholders’ Representative) a Claim Certificate in respect of such claim. The date of such delivery of a Claim Certificate is referred to herein as the “Claim Date” of such Claim Certificate (and the claims for indemnification contained therein). For purposes hereof, “Claim Certificate” means a certificate signed by any officer of an Indemnified Party (or, in the case of an Indemnified Party who is an individual, signed by such individual, or, in the case of an Indemnified Party who is an Equityholder, the Equityholders’ Representative) specifying in reasonable detail the nature of the indemnifiable matter to which such item is related and anticipated Damages associated therewith; provided that the Claim Certificate need only specify such information to the knowledge of such Person as of the Claim Date, shall not limit any of the rights or remedies of any Indemnified Party and may be updated and amended from time to time by the Indemnified Party by delivering an updated or amended Claim Certificate to the Indemnifying Party.

Section 10.06Resolution of Conflicts. The Indemnifying Party and the Indemnified Parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnifying Party and the Indemnified Parties reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by all applicable parties. If the Indemnifying Party and the Indemnified Parties are unable to reach an agreement, any undisputed claims shall be resolved in any court having jurisdiction over the matter where venue is proper pursuant to Section 13.07.
Section 10.07Calculation of Damages. The amount of any Damages payable under Section 10.02 by the Indemnifying Party shall be net of any amounts recovered by the Indemnified Party under applicable insurance policies (net of any costs or expenses incurred in the collection thereof, including deductibles, and applicable premium adjustments) or other amounts recovered from third parties respect of such Damages (“Insurance or Other Proceeds”). Each Indemnified Party shall use commercially reasonable efforts to obtain any and all Insurance or Other Proceeds, including seeking full recovery under all insurance policies issued by any third parties covering any Damages, to the same extent as it would if such Damages were not subject to indemnification hereunder. In no event shall any Indemnified Party be entitled under this Agreement to the recovery of the same Damages more than once, regardless of whether the claim for the Damages may be brought under multiple provisions of this Agreement; and in the event that any Insurance or Other Proceeds are received by an Indemnified Party after payment for the related indemnification claim has been made pursuant to this Section 10.07, then the Indemnified Party shall pay to Parent or the Equityholders’ Representative, as the case may be, an amount equal to the amount of the reduction in Damages that would have been applied pursuant to the first sentence of this Section 10.07 had such Insurance or Other Proceeds been received at the time such indemnification claim was made. No amount may be recovered as Damages with respect to any particular matter to the extent such amount with respect to such matter was reflected in the Post- Closing Statement.
Section 10.08Characterization of Indemnification Payments. To the extent permitted by Applicable Law, any amount paid pursuant to this Article X shall be treated for Tax purposes as adjustments to the Merger Consideration.
Section 10.09Mitigation. Parent, the Surviving Corporation, the Equityholders, and the Equityholders’ Representative shall cooperate with each other with respect to resolving any claim for Damages with respect to which one party hereto is obligated to indemnify the other party hereunder, including by making commercially reasonable efforts to mitigate any such Damages incurred by such party; provided, however, that no party hereto shall be required to make such efforts if they would be detrimental in any material respect to such party.
Section 10.10Exclusive Remedy. From and after the Closing, the rights of an Indemnified Party under this Article X shall be the sole and exclusive remedy of such Indemnified Party with respect to all claims under this Agreement for breach of any of the representations, warranties, covenants and agreements contained herein or any right, claim or action arising from the transactions contemplated by this Agreement, except in the case of Fraud. Each of the Equityholders and Parent expressly waives, releases and agrees not to make any claim against the other, or any of their respective Affiliates, except for indemnification claims made pursuant to this Article X, or for any equitable relief pursuant to Section 13.12; provided, however, that the foregoing shall in no way limit Parent’s rights with respect to or under the R&W Insurance Policy. Notwithstanding the foregoing, nothing in this Article X, including this Section 10.10 shall limit the operation of Sections 2.10, 2.11, 5.10(d) and 8.11(e).
Section 10.11Distribution of Escrow Release Amounts.

(a)In the event any amounts are agreed or adjudicated payable to any Parent Indemnified Party pursuant to this Article X, Parent and the Equityholders’ Representative shall, upon Parent’s request, deliver a joint written instruction to the Escrow Agent, instructing the Escrow Agent to release to Parent an amount in cash equal to the amount of Damages payable to the Parent Indemnified Parties from the Indemnity Escrow Account.
(b)Promptly after the third anniversary of the date hereof, the Equityholders’ Representative and Parent shall deliver joint written instructions to the Escrow Agent to disburse out of the Indemnity Escrow Account to the Exchange Agent (as agent for the Equityholders’ Representative), in trust for the benefit of the Equityholders entitled thereto, and each Equityholder shall be entitled a portion thereof in accordance with Section 2.04, of the amount, if any, equal to the amount remaining in the Indemnity Escrow Account (less the aggregate amount of all Damages specified in any then-unresolved indemnification claims made by any Parent Indemnified Party pursuant to Section 10.02(a) (the “Pending Claims”)); provided that Parent and the Equityholders’ Representative shall cause any amounts not distributed pursuant to the foregoing clause due to any Pending Claims to be released as promptly as practicable following each such time as each such Pending Claim has been fully and finally resolved and satisfied, without further right of appeal, in accordance herewith. Promptly after receipt of such amount by the Exchange Agent, the Equityholders’ Representative will instruct the Exchange Agent to pay such amount to the Equityholders entitled thereto in accordance herewith (provided that any amounts payable in respect of Company Stock Options and Company SARs shall be further delivered by the Exchange Agent to the Surviving Corporation, in trust for the benefit of the holders of Company Stock Options and Company SARs entitled thereto, for further distribution to such holders of Company Stock Options in accordance with this Agreement (including any requirements to withhold)).
(c)Notwithstanding anything to the contrary herein, the Equityholders’ Representative shall not be permitted to instruct the Exchange Agent to make any payment to the Equityholders pursuant to this Section 10.11 until the Equityholders’ Representative delivers to Parent an updated Allocation Schedule reflecting the payments to which each Equityholder is entitled pursuant to Section 2.04 and this Section 10.11 (each such payment, an “Escrow Release Amount”).
Article XI
Equityholders’ Representative
Section 11.01Equityholders’ Representative.
(a)By virtue of the approval and adoption of this Agreement by the Required Equityholder Vote and the delivery of the Written Consent, and without further action of any Equityholder, each Equityholder shall be deemed to have irrevocably constituted and appointed Westmoor Trail Partners LLC (which, by execution of this Agreement, hereby accepts such appointment) to act as the Equityholders’ Representative and as the sole and exclusive agent and attorney-in-fact for and on behalf of the Equityholders (in their capacity as such), with full power of substitution, to take all actions on behalf of the Equityholders in connection with this Agreement, the Escrow Agreement and any agreement executed with the Exchange Agent, including (i) to execute and deliver on behalf of the Equityholders any amendment, consent or waiver under this Agreement and the other Transaction Documents, (ii) to assert, and to agree to resolution of, all claims and disputes hereunder or thereunder, including under Section 2.10 and Article X hereof, (iii) to retain legal counsel and other professional services in connection with the performance by the Equityholders’ Representative of this Agreement and the other Transaction Documents, (iv) to execute and deliver on the Equityholders’ behalf all documents and instruments which may be executed and delivered pursuant to this Agreement and the other

Transaction Documents, (v) to make and receive notices and other communications pursuant to this Agreement and the other Transaction Documents and service of process in any Action arising out of or related to this Agreement and the other Transaction Documents, (vi) to negotiate, settle or compromise any Action arising out of or related to this Agreement or the other Transaction Documents or any of the transactions hereunder or thereunder, including to take any action (or determine not to take action) in connection with the defense, prosecution, settlement, compromise or other resolution of any claim for indemnification pursuant to Article X, and (vii) to do each and every act and exercise all rights that are either (x) necessary or appropriate in the judgment of the Equityholders’ Representative for the accomplishment of the foregoing or (y) mandated or permitted by the terms of this Agreement or the other Transaction Documents. Notwithstanding the foregoing, the Equityholders’ Representative shall have no obligation to act on behalf of the Equityholders, except as expressly provided herein, in the Escrow Agreement and in any agreement with the Exchange Agent, and, for purposes of clarity, there are no obligations of the Equityholders’ Representative in any other agreement, any Schedule or Exhibit hereto, or the Company Disclosure Schedule.
(b)The power of attorney granted in this Article X and the powers, immunities and rights to indemnification granted to the Equityholders’ Representative hereunder (i) are coupled with an interest and shall be irrevocable, may be delegated by the Equityholders’ Representative and shall survive the death or incapacity of each Equityholder and (ii) shall survive the delivery of an assignment by any Equityholder of the whole or any fraction of his, her or its interest in the Escrow Accounts, the Expense Account or any other consideration to be received by such Equityholder hereunder. The Equityholders’ Representative may resign at any time. Such agency may be changed, and, if the Equityholders’ Representative resigns or is otherwise incapable of fulfilling its duties hereunder or under the Escrow Agreement or any agreement with the Exchange Agent, such agency shall be changed, by a majority of the Equityholders (as determined by their respective share Indemnification Share) as of such time (including in the event of the resignation, death, disability or other incapacity of an Equityholders’ Representative that is an individual), and, following the provision of notice to Parent, the newly appointed representative shall be the Equityholders’ Representative for all purposes hereunder, and any such successor shall succeed the Equityholders’ Representative as the Equityholders’ Representative hereunder. The immunities and rights to indemnification shall survive the resignation or removal of the Equityholders’ Representative and the Closing and/or any termination of this Agreement, the Equityholders’ Representative Engagement Agreement, the Escrow Agreement and any agreement with the Exchange Agent. Neither the removal of, nor the appointment of a successor to, the Equityholders’ Representative shall affect in any manner the validity or enforceability of any actions taken or agreements, understandings or commitments entered into by the prior Equityholders’ Representative, which shall continue to be effective and binding on the Equityholders. For the avoidance of doubt, any compromise or settlement of any matter by the Equityholders’ Representative hereunder shall be binding on, and fully enforceable against, all Equityholders. No bond shall be required of the Equityholders’ Representative, and the Equityholders’ Representative shall not receive any compensation for its services other than pursuant to that certain Equityholders’ Representative Engagement Agreement, a true and complete copy of shall be provided to Parent promptly following execution thereof.
(c)The Equityholders acknowledge that the Equityholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Equityholders’ Representative Engagement Agreement, any agreement with the Exchange Agent or the transactions contemplated hereby or thereby. Furthermore, the Equityholders’ Representative shall not be required to take any action unless the Equityholders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Equityholders’ Representative against the costs, expenses and liabilities which may be incurred by the Equityholders’ Representative in performing such actions; provided that each Equityholder shall provide the Equityholders’ Representative with his, her or its Indemnification Share, security or indemnities in respect of any actions required to be taken and payments to be made on behalf of the Equityholders’ Representative or the Equityholders by the Equityholders’ Representative pursuant to the terms of this Agreement.
(d)A decision, act, consent or instruction of the Equityholders’ Representative hereunder shall constitute a decision, act, consent or instruction of all of the Equityholders and shall be final, binding and conclusive upon each of the Equityholders and their successors, and all defenses which may be available to any Equityholder to contest, negate or disaffirm the action of the Equityholders’ Representative taken under this Agreement, the Escrow Agreement, the Equityholders’ Representative’s engagement agreement or any agreement with the Exchange Agent are waived. The Escrow Agent, Exchange Agent, Parent or Merger Sub, the Surviving Corporation, may rely upon any such decision, act, consent or instruction of the Equityholders’ Representative as being the decision, act, consent or instruction of each and every such Equityholder. The Parent Indemnified Parties are hereby relieved from any Liability to any Person for any acts done by them in accordance with any such decision, act, consent or instruction of the Equityholders’ Representative. Each Equityholder hereby agrees that for any Action arising under this Agreement or any other Transaction Document such Equityholder may be served legal process by registered mail to the address set forth in Section 13.01 for the Equityholders’ Representative (or any alternative address designated to the parties in writing by the Equityholders’ Representative), and that service in such manner shall be adequate and such Equityholder shall not assert any defense of claim that service in such manner was not adequate or sufficient in any court in any jurisdiction. Each Equityholder shall promptly provide written notice to the Equityholders’ Representative of any change of address of such Equityholder.
(e)Without limiting the generality of the foregoing and for the avoidance of doubt, for purposes of Article X, if indemnification is sought against any Equityholder as an Indemnifying Party hereunder, then, in either such case, the Equityholders’ Representative shall act on behalf of, and receive notice on behalf of, such Equityholder.
(f)The Equityholders’ Representative, solely in its capacity as the representative of the Equityholders, represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date, as follows:
(i)the Equityholders’ Representative is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority and all permits required to carry on its business in all material respects as currently conducted;
(ii)the execution and delivery of this Agreement by the Equityholders’ Representative, and the performance by the Equityholders’ Representative of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of the Equityholders’ Representative;
(iii)this Agreement has been duly executed and delivered by the Equityholders’ Representative and this Agreement constitutes a legally valid and binding obligation of the Equityholders’ Representative, enforceable against the Equityholders’ Representative in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity); and

(iv)the execution and delivery of the Transaction Documents to which it is (or will be) a party by the Equityholders’ Representative, and the performance by the Equityholders’ Representative of its obligations thereunder do not and will not (A) conflict with or result in a violation of the Governing Documents of the Equityholders’ Representative, (B) violate any Applicable Law or (C) require any consent or approval that has not been given or other action that has not been taken by any Person under any Contract binding upon the Equityholders’ Representative.
(g)Each Equityholder, by its acceptance of its share of the Closing Cash Consideration and Closing Equity Consideration payable at Closing hereunder, accepts and agrees to be bound by the provisions set forth in this Article XI.
Article XII
Termination
Section 12.01Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by mutual written agreement of the Company, Equityholders’ Representative and Parent;
(b)by the Company or Parent if the Closing shall not have been consummated on or before six month anniversary of the date hereof (such date, the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 12.01(b) shall not be available to Parent if Parent’s or Merger Sub, or to the Company if the Company’s, breach of any provision of this Agreement results in the failure of the Closing to occur by such date;
(c)by either the Company or Parent if there shall be any nonappealable final Order of any Governmental Authority having competent jurisdiction that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited;
(d)by the Company if there has been a misrepresentation or breach of warranty or breach of covenant or other agreement set forth in this Agreement by Parent, Merger Sub that would cause the conditions set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied, and either (i) if curable, not cured within 30 days after receipt of written notice or (ii) such condition is incapable of being satisfied by the End Date;
(e)by Parent if there has been a misrepresentation or breach of warranty or breach of covenant or other agreement set forth in this Agreement by the Company that would cause any of the conditions set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied, and either (i) if curable, not cured within 30 days after receipt of written notice or (ii) such condition is incapable of being satisfied by the End Date;
(f)by Parent if the Company fails to deliver to Parent, on the date hereof, a copy of the duly executed and delivered Written Consent;
(g)by Parent if there is a Company Material Adverse Effect after the date hereof; and
(h)by the Company if there is a Parent Material Adverse Effect after the date hereof.
The party hereto desiring to terminate this Agreement pursuant to Section 12.01(b), Section 12.01(c), Section 12.01(d), Section 12.01(e), Section 12.01(f) or Section 12.01(g) shall give notice of such termination to the other party hereto.

Section 12.02Effect of Termination. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without Liability of any party (or any stockholder, equityholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from the willful and material breach by any party hereto, such party shall be fully liable for any and all damages incurred or suffered by any other party, which in the case of the Company includes any loss of premium by the Equityholders (and, in the event the Company is entitled to receive such payment from Parent or Merger Sub, the Company shall be entitled to enforce such party’s payment obligation and retain the amount of any such payment), as a result of such failure or breach. The provisions of Section 5.10(d), this Section 12.02 and (other than Section 13.12) shall survive any termination hereof pursuant to Section 12.01.
Article XIII
Miscellaneous
Section 13.01Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission) and shall be given, if to Parent, Merger Sub or the Surviving Corporation, to:
StoneX Group Inc.
230 Park Ave, 10th Floor
New York, NY 10169
Attention: [—]
E-mail: [—]

with a copy to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: [—]
E-mail: [—]

if, prior to the Closing, to the Company, the Equityholders’ Representative or any Equityholder, to:
RTS Investor Corp.
222 South Riverside Plaza
Suite 1200
Chicago, IL 60606
Attention: [—]
E-mail: [—]

with a copies to:
Mayer Brown LLP
71 South Wacker Drive
Chicago, IL 60606
Attention: [—]
E-mail: [—]

and

Michael Best & Friedrich LLP
One South Pinckney Street, Suite 700
Madison, WI 53703
Attention: [—]
E-mail: [—]

if, after to the Closing, to the Equityholders’ Representative or any Equityholder, to:
Westmoor Trail Partners LLC
5215 Old Orchard Road, Suite 630
Skokie, IL 60077
Attention: [—]
E-mail: [—]

with a copy to:
Michael Best & Friedrich LLP
One South Pinckney Street, Suite 700
Madison, WI 53703
Attention: [—]
E-mail: [—]
or, in each case, to such other address as such party may hereafter specify for the purpose by notice to the other parties hereto; provided that, with respect to notices delivered to the Equityholders’ Representative, such notices must be delivered solely via e-mail. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 4:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 13.02Amendments and Waivers.
(a)No amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by Parent, the Company (or the Surviving Corporation following the Closing) and the Equityholders’ Representative; provided, however, that after the receipt of the Required Equityholder Vote, no amendment to this Agreement shall be made which by Applicable Law requires further approval by the equityholders of the Company without such further approval by such equityholders. No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by the waiving parties.
(b)No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 13.03Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of): (a) the representations and warranties of the relevant party that are contained in the corresponding Section of this Agreement and (b) except as specifically set forth in the Company Disclosure Schedule, any other representations and warranties of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties is reasonably apparent on the face of such disclosure to a reasonable person with no independent knowledge.
Section 13.04Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
Section 13.05Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided further that Parent, Merger Sub and the Surviving Corporation, as the case may be, may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (a) one or more of Parent’s Affiliates at any time and (b) after the Effective Time, to any Person; provided that, in the event of any such assignment contemplated in clause (a) or (b), Parent nonetheless shall remain responsible for the performance of its obligations hereunder.
Section 13.06Governing Law. This Agreement and all Actions arising out of or relating to this Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.
Section 13.07Jurisdiction. The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereto hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action so long as one of such courts shall have subject matter jurisdiction over such Action, and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party hereto anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party hereto agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.
Section 13.08WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING, WITHOUT LIMITATION, THE DEBT FINANCING).
Section 13.09Counterparts; Effectiveness; No Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts (including by electronic means), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party hereto has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party hereto shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns except for (i) the D&O Indemnified Parties and their respective heirs and Representatives, which shall be express third-party beneficiaries of, and shall be entitled to enforce Section 8.07 (Indemnification; D&O Insurance), (ii) Mayer Brown LLP and Michael Best Friedrich LLP, which shall be express third-party beneficiaries of, and shall be entitled to enforce Section 8.09 (Conflict and Privilege), (iii) the Equityholder Released Parties, which shall be express third-party beneficiaries of, and shall be entitled to enforce Section 8.09 (Mutual Release), (iv) the Equityholders of Registrable Securities, which shall be express third-party beneficiaries of, and shall be entitled to enforce Section 8.11 (Resale Registration and Related Procedures) and (v) as set forth in Section 13.13 with respect to the Debt Financing Sources Related Parties.
Section 13.10Entire Agreement. This Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
Section 13.11Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 13.12Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts set forth in Section 13.07, in addition to any other remedy to which they are entitled at law or in equity, and each party hereto hereby agrees to waive the defense (and not to interpose as a defense or in opposition) in any such suit that the other parties have an adequate remedy at law, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief.
Section 13.13Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself, its Subsidiaries and any Related Party, and the Equityholders’ Representative, on behalf of the Equityholders, hereby: (a) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Sources Related Party, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, and such Action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of New York)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (b) agrees not to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (c) agrees that service of process upon the Equityholders’ Representative (on the Equityholders’ behalf), the Company or its Subsidiaries, or any Related Party in any such Action or proceeding shall be effective if notice is given in accordance with Section 13.01, (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by Applicable Law all rights of trial by jury in any Action brought against the Debt Financing Sources Related Parties in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) agrees that no Debt Financing Sources Related Party shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature, (g) agrees that no Debt Financing Sources Related Party will have any liability to any Equityholder, the Equityholders’ Representative, the Company or any Related Party (other than Parent and its Affiliates) in connection with this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of Parent against the Debt Financing Sources Related Parties with respect to the Debt Financing or any of the transactions contemplated hereby or any services thereunder) and (h) agrees that the Debt Financing Sources Related Parties are express third party beneficiaries of, and may enforce, the foregoing agreements in this Section 13.13 and such provisions (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of this Section 13.13, the definition of “Debt Financing”, “Debt Financing Sources”, “Debt Financing Sources Related Parties” and “Debt Commitment Letter”) shall not be amended in any way adverse to any Debt Financing Source Related Parties without the prior written consent of each related Debt Financing Source.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

STONEX GROUP INC.
By:	/s/ William J. Dunaway
Name: William J. Dunaway
Title: Chief Financial Officer

RTS MERGER SUB INC.
By:	/s/ Sean O’Connor
Name: Sean O’Connor
Title: Executive Vice Chairman

RTS INVESTOR CORP.
By:	/s/ Gerald F. Corcoran
Name: Gerald F. Corcoran
Title: Chairman and CEO

WESTMOOR TRAIL PARTNERS LLC, in its capacity as the Equityholders’ Representative
By:	/s/ David J. Moore
Name: David J. Moore
Title: Manager

(Signature Page to Merger Agreement)